    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 2000


                                                      REGISTRATION NO. 333-44030
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             TRANSMETA CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             3674                            77-0402448
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                            ------------------------

                              3940 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054
                                 (408) 919-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                    DAVID R. DITZEL, CHIEF EXECUTIVE OFFICER
                             TRANSMETA CORPORATION
                              3940 FREEDOM CIRCLE
                         SANTA CLARA, CALIFORNIA 95054
                                 (408) 919-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

    LAIRD H. SIMONS III, ESQ.            JEFFREY D. SAPER, ESQ.               MERLE A. MCCLENDON
       MARK A. LEAHY, ESQ.               KAREN A. DEMPSEY, ESQ.            CHIEF FINANCIAL OFFICER
        FENWICK & WEST LLP          WILSON SONSINI GOODRICH & ROSATI        TRANSMETA CORPORATION
       TWO PALO ALTO SQUARE             PROFESSIONAL CORPORATION             3940 FREEDOM CIRCLE
   PALO ALTO, CALIFORNIA 94306             650 PAGE MILL ROAD           SANTA CLARA, CALIFORNIA 95054
          (650) 494-0600              PALO ALTO, CALIFORNIA 94304               (408) 919-3000
                                             (650) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
     TITLE OF EACH CLASS             AMOUNT TO BE         OFFERING PRICE PER      AGGREGATE OFFERING    AMOUNT OF REGISTRATION
OF SECURITIES TO BE REGISTERED      REGISTERED(1)              SHARE(2)                PRICE(2)                 FEE(3)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.00001 par
  value per share.............        14,950,000                $13.00               $194,350,000              $51,309
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Includes 1,950,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(3) Previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                                                   Filed Pursuant to Rule 424(a)
                                                      Registration No. 333-44030
PROSPECTUS (Subject to Completion)


Issued November 2, 2000


                               13,000,000 Shares

                                 TRANSMETA LOGO
                                  COMMON STOCK

                            ------------------------

TRANSMETA CORPORATION IS OFFERING 13,000,000 SHARES OF ITS COMMON STOCK. THIS IS OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN $11 AND $13 PER SHARE.

                            ------------------------

OUR COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "TMTA."

                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                            ------------------------

                              PRICE $     A SHARE

                            ------------------------

                                                                 UNDERWRITING
                                                   PRICE TO      DISCOUNTS AND      PROCEEDS TO
                                                    PUBLIC        COMMISSIONS        TRANSMETA
                                                   --------      -------------      -----------
Per Share.................................         $                $                $
Total.....................................         $                $                $

Transmeta has granted the underwriters the right to purchase up to an additional 1,950,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on , 2000.

                            ------------------------

MORGAN STANLEY DEAN WITTER                             DEUTSCHE BANC ALEX. BROWN
                       SALOMON SMITH BARNEY
                                                  BANC OF AMERICA SECURITIES LLC
                                                                        SG COWEN

            , 2000

                                   [ARTWORK]

                                              DESCRIPTION OF FRONT COVER ARTWORK

Inside Front Cover Page:

- The Crusoe Logo is superimposed over a sky blue background covering the top two-thirds of the page.

- The words "We rethought the microprocessor... for a new world of mobility" are superimposed over a sandy beach background covering the bottom one third of the page.

Description of Gatefold Graphics:

-       A sandy beach background.

- Centered across the top of the gatefold is the phrase "Transmeta Enables Mobile Internet Computing"

- On the left-hand side of the gatefold below the caption superimposed over the sky are a set of words and graphics arranged like an addition equation.

        -       The first part of the equation is the phrase
                "Code Morphing Software" followed by an addition sign.

        -       Centered below this phrase are the words:

                -       "Provides PC Software Compatibility"

                -       "Optimizes for Longer Battery Life"

                -       "Optimizes for Higher Performance"

        - The second part of the equation is the phrase "Silicon Hardware" above a graphic of the Crusoe Microprocessor.

        -       Centered below the Crusoe Microprocessor are the words:

                -       "Very Long Instruction Word Microprocessor"

                -       "Simple and Fast"

                -       "Fewer Transistors"

        - The text "Crusoe is the sum of" is centered above the two parts of the equation.

        - The equation is followed by an equal sign and a set of overlapping vertical balls.

        - The words "Low Power," "x86 PC Software Compatibility" and "PC Performance" are centered in each of the three balls.

- On the right-hand side of the gatefold below the caption superimposed over the sky are two columns of text.

-       Under the first column are the words:

        -       "Technologies for Mobile Computing" in bold header text

        -       "Crusoe Microprocessors"

        -       "LongRun Power Management"

        -       "Two Chips Integrated Into One"

        -       "Mobile Linux Operating System"

        -       "PC System Design Expertise"

-       Under the second column are the words:

        -       "Benefits for Mobile Computers" in bold header text

        -       "Longer Battery Life"

        -       "Lighter Weight"

        -       "Cool and Quiet"

        -       "High Performance"

        -       "x86 PC Software Compatible (Windows, Linux, Internet
                Applications)"

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    4
Risk Factors..........................    7
Special Note Regarding Forward-Looking
  Statements..........................   19
Use of Proceeds.......................   20
Dividend Policy.......................   20
Capitalization........................   21
Dilution..............................   22
Selected Consolidated Financial
  Data................................   23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   24

                                        PAGE
                                        ----
Business..............................   33
Management............................   47
Related Party Transactions............   58
Principal Stockholders................   60
Description of Capital Stock..........   62
Shares Eligible for Future Sale.......   65
Underwriters..........................   67
Legal Matters.........................   69
Experts...............................   69
Where You Can Find More Information...   69
Index to Consolidated Financial
  Statements..........................  F-1

                            ------------------------

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock. Unless otherwise indicated, all information in this prospectus:

     - assumes that the underwriters do not exercise their over-allotment option;

     - gives effect to our reincorporation in Delaware on October 26, 2000; and

     - reflects a two-for-one split of our common stock effective October 26, 2000.

     UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING),
ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the entire prospectus, including the more detailed information in our consolidated financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in "Risk Factors."

     Transmeta develops and sells software-based microprocessors and develops additional hardware and software technologies for Mobile Internet Computers, which are portable computing and communication devices designed to provide an Internet experience comparable to that traditionally provided by a desktop personal computer, or PC. Our Crusoe family of microprocessors is targeted at the notebook and Internet appliance segments of the Mobile Internet Computer market, and we provide Crusoe microprocessors to suit both existing and emerging products within these market segments. We believe that our microprocessors are also well suited for other developing markets requiring low power consumption, including a variety of home electronic devices connected to the Internet.

     As people are becoming increasingly mobile, they are dependent on use of the Internet from remote locations to conduct their business and personal lives. In addition, the emergence of high-speed wired and wireless Internet access is enabling a new generation of notebook and Internet appliance products that offer significant improvements in portability and provide users with a full-featured Internet experience. International Data Corporation, or IDC, forecasts that the market for notebook computers will grow to 35 million units in 2003, while the market for Internet appliances and similar devices that access the Internet will grow to more than 75 million units in the same time frame.

     Rather than using the traditional method of designing microprocessors primarily with hardware, we have developed a novel approach that incorporates a substantial portion of microprocessor functionality into our software. We believe that our approach to designing microprocessors allows us to provide the first microprocessor solution that simultaneously satisfies a wide range of user requirements for Mobile Internet Computers, including compatibility with PC software, long battery life and performance comparable to a desktop PC.

     The primary components of our Crusoe microprocessors are as follows:

     CODE MORPHING SOFTWARE. Our Code Morphing software provides a compatibility bridge between PC software and our own proprietary instruction set, using a translation process that is indiscernible to the end user. In addition, Code Morphing software continuously learns about and re-optimizes software applications a user is running to improve power usage and performance.

     VERY LONG INSTRUCTION WORD (VLIW) PROCESSOR HARDWARE. Our VLIW processor hardware provides for parallel processing of instructions to achieve high performance. Because we use Code Morphing software to perform much of the functionality typically found in hardware, our microprocessors use a relatively simple hardware design that is optimized for low power consumption in addition to speed.

     We are focused on extending our leadership in software-based microprocessor technologies and expanding the number of products and end markets that use Crusoe microprocessors. We have assembled a team of engineers with comprehensive systems expertise to help manufacturers quickly resolve any system design issues and achieve rapid time-to-market for next generation products built with our Crusoe microprocessors. In addition, we have established, and intend to continue to establish, relationships with computer manufacturers to design and develop next generation Mobile Internet Computers.

     We introduced our first Crusoe microprocessors in January 2000 and recognized our first product revenue from these products in the first half of 2000. Through June 30, 2000, we had manufactured only limited quantities of our products. In September 2000, we began volume shipments. As of September 30, 2000, we had shipped products in volume only to Sony Electronics and Fujitsu Ltd. Sony Electronics has announced that it will use our Crusoe microprocessor in its new VAIO PictureBook C1VN notebook computer. Fujitsu has announced that it will use our Crusoe microprocessor in its new FM Biblo Loox T and FM Biblo Loox S notebook computers. Hitachi has announced three notebook computers and an Internet appliance incorporating Crusoe. Gateway has announced that it will use Crusoe in Internet appliances still under development with America Online.

     We have a history of substantial losses, and at September 30, 2000, we had an accumulated deficit of approximately $147.5 million.

                                  THE OFFERING

Common stock offered by Transmeta.....     13,000,000 shares

Common stock to be outstanding after
this offering.........................     127,752,858 shares

Use of proceeds.......................     We intend to use the net proceeds
                                           from this offering to increase
                                           working capital and for other general
                                           corporate purposes. See "Use of
                                           Proceeds."

Nasdaq National Market symbol.........     TMTA

     The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding on September 30, 2000 and assumes the conversion of our outstanding shares of preferred stock into 73,174,342 shares of common stock and the conversion of a convertible promissory note into 1,200,000 shares of common stock upon the closing of this offering.

     The number of shares of our common stock that will be outstanding immediately after this offering excludes:

     - 14,775,142 shares of common stock issuable upon exercise of options outstanding at September 30, 2000 with a weighted average exercise price of $3.68 per share;

     - 2,066,432 shares of common stock issuable upon exercise of warrants outstanding at September 30, 2000 with a weighted average exercise price of $1.15 per share; and

     - 10,007,414 additional shares available for issuance under our stock purchase and option plans.

     We were incorporated in California in March 1995 and reincorporated in Delaware in October 2000. Our principal executive offices are located at 3940 Freedom Circle, Santa Clara, California 95054, and our telephone number at that address is (408) 919-3000. Transmeta()(TM), the Transmeta logo, Crusoe()(TM), the Crusoe logo, Code Morphing()(TM) and LongRun()(TM) are trademarks of Transmeta Corporation in the United States and other countries. All other trademarks or trade names appearing in this prospectus are the property of their respective owners.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following tables provide summary consolidated financial data and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus. The pro forma information in the tables below reflects the conversion of our outstanding shares of preferred stock into 73,174,342 shares of common stock and the conversion of a convertible promissory note into 1,200,000 shares of common stock upon the closing of this offering. The pro forma as adjusted column of consolidated balance sheet data also reflects the sale of 13,000,000 shares of common stock offered by us at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The financial data as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000, and the pro forma data, are derived from financial statements that are unaudited.

                                               PERIOD FROM
                                              MARCH 3, 1995
                                                 (DATE OF                                                      NINE MONTHS
                                              INCORPORATION)                                                      ENDED
                                                 THROUGH                YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                               DECEMBER 31,    -----------------------------------------   -------------------
                                                   1995          1996       1997       1998       1999       1999       2000
                                              --------------   --------   --------   --------   --------   --------   --------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Product revenue.............................     $    250      $     --   $     --   $    326   $     76   $     76   $  3,817
License revenue.............................           --            --      1,400     28,000      5,000      5,000         --
  Total revenue.............................          250            --      1,400     28,326      5,076      5,076      3,817
Gross profit................................          250            --      1,400     28,255      5,058      5,058      1,512
Total operating expenses....................        1,295         7,640     17,412     36,083     46,151     32,517     76,670
Operating loss..............................       (1,045)       (7,640)   (16,012)    (7,828)   (41,093)   (27,459)   (75,158)
Net loss....................................       (1,009)       (7,471)   (16,187)   (10,090)   (41,089)   (27,990)   (71,464)
Net loss per share -- basic and diluted.....     $   (.05)     $   (.37)  $   (.79)  $   (.44)  $  (1.51)  $  (1.05)  $  (2.26)
Weighted average shares outstanding -- basic
  and diluted...............................       20,000        20,000     20,576     23,074     27,236     26,707     31,652
Pro forma net loss per share -- basic and
  diluted (unaudited).......................                                                    $   (.52)             $   (.71)
Pro forma weighted average shares
  outstanding -- basic and diluted
  (unaudited)...............................                                                      79,564               100,030

                                                                       SEPTEMBER 30, 2000
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 64,076    $ 64,076        $207,656
Working capital.............................................    75,171      75,171         218,751
Total assets................................................   149,426     149,426         293,006
Long-term obligations, net of current portion...............    26,192      25,770          25,770
Total stockholders' equity..................................    94,652      95,074         238,654

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as other information contained in this prospectus, before deciding to invest in shares of our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In this case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

     WE HAVE A HISTORY OF LOSSES, EXPECT TO INCUR FURTHER SIGNIFICANT LOSSES AND MAY NEVER ACHIEVE OR MAINTAIN PROFITABILITY.

     We have a history of substantial losses, expect to incur further significant losses, and do not expect to achieve profitability in the near future. We incurred net losses of $10.1 million in 1998, $41.1 million in 1999 and $71.5 million in the first nine months of 2000. As of September 30, 2000, we had an accumulated deficit of approximately $147.5 million. We intend to significantly increase our product development, sales and marketing, and administrative expenses. We also expect to incur substantial non-cash charges relating to the amortization of deferred stock compensation, which will serve to increase our net losses further. We cannot assure you that our revenue will increase, and we may never achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or an annual basis.

     OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE RECOGNIZED OUR FIRST PRODUCT REVENUE IN THE FIRST HALF OF 2000.

     We introduced our first Crusoe microprocessors in January 2000 and recognized our first product revenue from these products in the first half of 2000. Through June 30, 2000, we had manufactured only limited quantities of our products. In September 2000, we began volume shipments. Thus, we have only a very limited operating history with all of our products. This limited history makes it difficult to evaluate our business. We derived substantially all of our revenue for 1997, 1998 and 1999 from license fees, but do not expect any license fee revenue in the foreseeable future. As a result, we need to generate substantial future revenue from product sales, but our ability to manufacture our products in production quantities and the revenue and income potential of our products and business are unproven. You should consider our chances of financial and operational success in light of the risks, uncertainties, expenses, delays and difficulties associated with new businesses in highly competitive technology fields, many of which may be beyond our control. If we fail to address these risks, uncertainties, expenses, delays and difficulties, the value of your investment would decline.

     WE DEPEND ON INCREASING DEMAND FOR OUR CRUSOE MICROPROCESSORS.

     We expect to derive virtually all of our revenue for the foreseeable future from the sale of our Crusoe microprocessors, which we only began to ship in volume in September 2000. Therefore, our future operating results will depend on the demand for Crusoe by future customers. If Crusoe is not widely accepted by the market due to performance, price, compatibility or any other reason, or if, following acceptance, we fail to enhance Crusoe in a timely manner, demand for our products may fail to increase. If demand for our Crusoe products does not increase, our revenue will not increase.

     OUR FUTURE REVENUE DEPENDS UPON OUR ABILITY TO PENETRATE THE NOTEBOOK COMPUTER MARKET.

     Our success depends upon our ability to sell our Crusoe microprocessors in volume to makers of notebook computers. Due to our software-based approach to microprocessor design, we have been required, and expect to continue to be required, to devote substantial resources to educate prospective customers in the notebook computer market about the benefits of our Crusoe products and to assist potential customers with their designs. In addition, since computer products generally are designed to incorporate a specific microprocessor, OEMs must design new products to utilize different microprocessors such as our Crusoe products. Given the complexity of these computer products and their many components, designing new products requires significant investments. For instance, OEMs may need to design new computer casings, basic input/output system software and motherboards. Our target customers may not choose our products for technical, design cost or other reasons. If our Crusoe products fail to achieve widespread acceptance in the notebook computer market, our substantial marketing and development expenditures may not be offset by increased revenue.

     THE GROWTH OF OUR BUSINESS DEPENDS IN PART ON THE GROWTH OF THE INTERNET APPLIANCE MARKET AND OUR ABILITY TO MEET THE NEEDS OF THIS MARKET.

     The growth of our business depends in part on increased acceptance and use of Internet appliances. We depend on the ability of our target customers to develop new products and enhance existing products for the Internet appliance market that incorporate our products and to introduce and promote their products successfully. The market for Internet appliances depends in part upon the deployment of wireless technologies that enable the delivery of Internet content at a speed comparable to that of a desktop computer. The wireless technologies currently under development might not fully address the needs of mobile Internet users. If the use of Internet appliances does not grow as we anticipate, or our target customers do not incorporate our products into theirs, our growth would be impeded. In addition, the market for Internet appliances is new and evolving. Internet appliance manufacturers are likely to have varying requirements. To meet the requirements of different Internet appliance manufacturers, we may be required to change our product design or features, sales methods or pricing policies. The costs of addressing these requirements could be substantial and could delay or prevent any improvement in our operating results.

     OUR OPERATING RESULTS ARE DIFFICULT TO PREDICT IN ADVANCE AND MAY FLUCTUATE SIGNIFICANTLY, AND A FAILURE TO MEET THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS WOULD LIKELY RESULT IN A SUBSTANTIAL DECLINE IN OUR STOCK PRICE.

     There is little historical financial information that is useful in evaluating our business, prospects and future operating results. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. We expect our future operating results to fluctuate significantly from quarter to quarter. If our operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price would likely decline substantially.

     Because a large portion of our expenses, including rent, salaries and capital leases, is fixed and difficult to reduce, if our revenue does not meet our expectations, the adverse effect of the revenue shortfall will be magnified by the fixed nature of our expenses.

     COMPETITION IN THE SEMICONDUCTOR MARKET IS INTENSE; MANY OF OUR COMPETITORS AND POTENTIAL COMPETITORS ARE MUCH LARGER THAN WE ARE AND HAVE SIGNIFICANTLY GREATER RESOURCES; WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     The market for microprocessors is intensely competitive, rapidly evolving and subject to rapid technological change. We believe that competition will become more intense in the future and may cause price reductions, reduced gross margins and loss of market share, any one of which could significantly reduce our future revenue and increase our losses. Significant competitors that offer microprocessors for the notebook computer market include Advanced Micro Devices and Intel. Significant competitors that offer microprocessors for the Internet appliance market include manufacturers of reduced instruction set computer, or RISC, microprocessors such as licensees of technology from ARM Holdings plc and from MIPS Technologies, Inc. In addition, Intel recently announced that it is developing a RISC microprocessor for release by the end of 2000. We also face competition from providers of x86 compatible microprocessors for the Internet appliance market, including National Semiconductor.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and significantly larger customer bases than we do. Our competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and customer requirements, and devote greater resources to the development, promotion and sale of their products than we

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

can. Many of our competitors also have well-established relationships with our existing and prospective customers and suppliers. As a result of these factors, many of our competitors, either alone or with other companies, have significant influence in our target markets that could outweigh any advantage that we may possess. For example, negotiating and maintaining favorable customer and strategic relationships are and will continue to be critical to our business. If our competitors use their influence to negotiate strategic relationships on more favorable terms than we are able to negotiate, or if they structure relationships that impair our ability to form strategic relationships, our competitive position and our business would be substantially damaged.

     Furthermore, a number of these competitors may merge or form strategic relationships that would enable them to offer, or bring to market earlier, products that are superior to ours in terms of features, quality, pricing or other factors. We expect additional competition from other established and emerging companies and technologies. We may not be able to compete effectively against current and potential competitors, especially those with significantly greater resources and market leverage.

     OUR PRODUCTS MAY HAVE DEFECTS, WHICH COULD DAMAGE OUR REPUTATION, DECREASE MARKET ACCEPTANCE OF OUR PRODUCTS, CAUSE US TO LOSE CUSTOMERS AND REVENUE, AND RESULT IN LIABILITY TO US.

     Highly complex products such as our microprocessors may contain hardware or software defects or bugs. Often, these defects and bugs are not detected until after the products have been shipped. If any of our products contains defects, or has reliability, quality or compatibility problems, our reputation might be damaged significantly and customers might be reluctant to buy our products, which could result in the loss of or failure to attract customers. In addition, these defects could interrupt or delay sales. We may have to invest significant capital and other resources to correct these problems. If any of these problems are not found until after we have commenced commercial production of a new product, we might incur substantial additional development costs. If we fail to provide solutions to the problems, such as software upgrades or patches, we could also incur product recall, repair or replacement costs. These problems might also result in claims against us by our customers or others. In addition, these problems might divert our technical and other resources from other development efforts. Moreover, we would likely lose, or experience a delay in, market acceptance of the affected product or products, and we could lose credibility with our current and prospective customers. This is particularly significant as we are a new entrant to a market dominated by large well-established companies.

     WE EXPECT TO DERIVE A SUBSTANTIAL PORTION OF OUR REVENUE FROM A SMALL NUMBER OF CUSTOMERS, AND OUR REVENUE WOULD DECLINE SIGNIFICANTLY IF ANY MAJOR CUSTOMER CANCELS, REDUCES OR DELAYS A PURCHASE OF OUR PRODUCTS.

     We expect that a small number of OEM customers and distributors will account for a significant portion of our revenue. For the nine months ended September 30, 2000, sales to Sony Electronics accounted for 50.2% of our product revenue and sales to Fujitsu Ltd. accounted for 20.3% of our product revenue. Our future success will depend upon the timing and size of future purchase orders, if any, from these customers and new customers and, in particular:

     - the success of our customers in marketing products that incorporate our products;

     - the product requirements of our customers; and

     - the financial and operational success of our customers.

     We have entered into two distributor agreements, both of which are exclusive in large territories, one in Taiwan, Hong Kong and China and the other in North America. These agreements do not contain minimum purchase commitments. Any distributor that fails to emphasize sales of our products, chooses to emphasize alternative products or promotes products of our competitors might not sell a significant or any amount of our products. We expect that our sales to OEM customers will be made on the basis of purchase orders rather than long-term commitments. In addition, customers can delay, modify or cancel orders without penalty. Many of our customers and potential customers are significantly larger than we are and have sufficient bargaining power to demand reduced prices and favorable nonstandard terms. The loss of any major customer, or the delay of significant orders from these customers, could reduce or delay our recognition of product revenue.

     IF WE FAIL TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH KEY PARTICIPANTS IN OUR TARGET MARKETS, WE MAY HAVE DIFFICULTY SELLING OUR PRODUCTS.

     In addition to our customers, we will need to establish and maintain relationships with companies that develop technologies that work in conjunction with our microprocessors. These technologies include operating systems, basic input/output systems, graphics chips, dynamic random access memory, or DRAM, and other hardware components and software that are used in computers. If we fail to establish and maintain these relationships, it would be more difficult for us to develop and market products with features that address emerging market trends.

     IF OUR PRODUCTS ARE NOT COMPATIBLE WITH THE OTHER COMPONENTS THAT OUR CUSTOMERS DESIGN INTO THEIR SYSTEMS, SALES OF OUR PRODUCTS COULD BE DELAYED OR CANCELLED AND A SUBSTANTIAL PORTION OF OUR PRODUCTS COULD BE RETURNED.

     Our products are designed to function as components of a system. We anticipate that our customers will use our products in systems that have differing specifications and that require various other components, such as dynamic random access memory, or DRAM, and other semiconductor devices. If our customers' systems are to function properly, all of the components must be compatible with each other. If our customers experience system-level incompatibilities between our products and the other components in their systems, we could be required to modify our products to overcome the incompatibilities or delay shipment of our products until the manufacturers of other components modify their products or until our customers select other components. These events would delay purchases of our products, cause orders for our products to be cancelled or result in product returns. System level incompatibilities that are significant, or are perceived to be significant, could also result in negative publicity and could significantly damage our business.

     IF OUR CUSTOMERS ARE NOT ABLE TO OBTAIN THE OTHER COMPONENTS NECESSARY TO BUILD THEIR SYSTEMS, SALES OF OUR PRODUCTS COULD BE DELAYED OR CANCELLED.

     Suppliers of other components incorporated into our customers' systems may experience shortages, which could reduce the demand for our products. For example, from time to time, the semiconductor industry has experienced shortages of some materials and devices, including dynamic random access memory, or DRAM. Our customers could defer or cancel purchases of our products if they are not able to obtain the other components necessary to build their systems.

     THERE MAY BE SOFTWARE APPLICATIONS OR OPERATING SYSTEMS THAT ARE NOT COMPATIBLE WITH OUR PRODUCTS, WHICH MAY PREVENT OUR PRODUCTS FROM ACHIEVING MARKET ACCEPTANCE AND PREVENT US FROM RECEIVING SIGNIFICANT PRODUCT REVENUE.

     Software applications, games or operating systems with machine-specific routines programmed into them can result in specific incompatibilities. If a particular software application, game or operating system is programmed in a manner that makes it unable to respond correctly to our microprocessor, it will appear to users of that software that our microprocessor is not compatible with PC software. We might encounter incompatibilities in the future. If any incompatibilities are significant or perceived to be significant, our products may never achieve market acceptance and we may not receive significant revenue from product sales.

     OUR RECENT GROWTH COULD PLACE A SIGNIFICANT STRAIN ON OUR MANAGEMENT SYSTEMS, INFRASTRUCTURE AND OTHER RESOURCES, AND OUR BUSINESS MAY NOT SUCCEED IF WE FAIL TO MANAGE OUR GROWTH EFFECTIVELY.

     Our ability to implement our business plan in a rapidly evolving market requires an effective planning and management process. Until this year, we focused primarily on the development of our products. We have recently increased our number of employees substantially and plan to increase the scope of our operations and the size of our direct sales force domestically and internationally. The number of employees that we and our

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

subsidiaries employ increased from 193 at January 1, 2000 to 364 at September 30, 2000. We expect to expand our facilities in proportion to any expansion in the number of our employees. This growth could place a significant strain on our management systems, infrastructure and other resources. In addition, we expect that we will need to continue to improve our financial and managerial controls and procedures. We will also need to expand, train and manage our workforce worldwide. Furthermore, we expect that we will be required to manage an increasing number of relationships with suppliers, manufacturers, customers and other third parties. If we fail to manage our growth effectively, our employee-related costs and employee turnover could increase, which would jeopardize our ability to execute on our business plan.

     OUR LENGTHY AND VARIABLE SALES CYCLES MAKE IT DIFFICULT FOR US TO PREDICT WHEN AND IF A DESIGN WIN WILL RESULT IN VOLUME SHIPMENTS.

     We depend upon companies designing our microprocessors into their products, which we refer to as design wins. Many of our targeted customers consider the choice of a microprocessor to be a strategic decision. Our targeted customers may take a long time to evaluate our products, and many individuals may be involved in the evaluation process. We anticipate that the length of time between our initial contact with a customer and the time when we recognize revenue from that customer will vary. We expect our sales cycles to range from six to twelve months from the time we achieve a design win to the time the customer begins volume production of products that incorporate our microprocessors. We do not have historical experience selling our products that is sufficient for us to determine how our sales cycles will affect the timing of our revenue. Variations in the length of our sales cycles could cause our revenue to fluctuate widely from period to period. While potential customers are evaluating our products and before they place an order with us, we may incur sales and marketing expenses and expend significant management and engineering resources without any assurance of success. The value of any design win depends upon the commercial success of our customers' products. Therefore, we take risks related to project cancellations or changed product plans, which could result in the loss of anticipated sales. We can offer no assurance that we will achieve further design wins or that the products for which we achieve design wins will be commercially successful.

     IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGE, OUR PRODUCTS MAY NOT BE COMPETITIVE AND OUR REVENUE AND OPERATING RESULTS MAY SUFFER.

     The semiconductor industry is characterized by rapid technological change, frequent new product introductions and enhancements, and ongoing customer demands for greater performance. In addition, the average selling price of any particular microprocessor product has historically decreased over its life, and we expect that trend to continue. As a result, our products may not be competitive if we fail to introduce new products or product enhancements that meet evolving customer demands. The development of new products is complex, and we may not be able to complete development in a timely manner, or at all. To introduce products on a timely basis, we must:

     - accurately define and design new products to meet market needs;

     - design features that continue to differentiate our products from those of our competitors;

     - transition our products to new manufacturing process technologies;

     - identify emerging technological trends in our target markets;

     - anticipate changes in end-user preferences with respect to our customers' products;

     - bring products to market on a timely basis at competitive prices; and

     - respond effectively to technological changes or product announcements by others.

     We believe that we will need to continue to enhance our products and develop new products to keep pace with competitive and technological developments and to achieve market acceptance for our products.

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

     OUR DEPENDENCE ON THIRD PARTIES TO FABRICATE WAFERS LIMITS OUR CONTROL OVER THE PRODUCTION, SUPPLY AND DELIVERY OF OUR PRODUCTS.

     The cost, quality and availability of third-party manufacturing operations are essential to the successful production of our products. We currently rely exclusively on IBM to fabricate our wafers. Our contract with IBM does not obligate IBM to provide us with any specified number of wafers at any specified price until IBM has accepted a purchase order. The absence of dedicated capacity under our agreement means that, with little or no notice, IBM could refuse to continue to fabricate all or some of the wafers that we require or change the terms under which it fabricates wafers. If IBM were to stop manufacturing for us, we would likely be unable to replace the lost capacity on a timely basis. Transferring to another manufacturer would require a significant amount of time, and a smooth and timely transition would be unlikely. As a result, we could lose potential sales and fail to meet existing obligations to our customers. In addition, if IBM were to change the terms under which it manufactures for us, our manufacturing costs could increase.

     We recently qualified Taiwan Semiconductor Manufacturing Co., or TSMC, to fabricate wafers for Crusoe microprocessors. We do not have a manufacturing agreement with TSMC or a guaranteed level of production capacity or any particular price from TSMC. We place orders on a purchase order basis and TSMC may allocate capacity to other companies' products while reducing deliveries to us on short notice. Any inability of TSMC to fabricate our wafers could result in significant delays and increase production costs of our microprocessors.

     Our reliance on third-party manufacturers exposes us to the following risks outside our control:

     - unpredictability of manufacturing yields and production costs;

     - interruptions in shipments;

     - potential lack of adequate capacity to fill all or part of the services we require;

     - inability to control quality of finished products;

     - inability to control product delivery schedules; and

     - potential lack of access to key fabrication process technologies.

     OUR DEPENDENCE ON THIRD PARTIES TO PROVIDE ASSEMBLY AND TEST SERVICES LIMITS OUR CONTROL OVER PRODUCTION COSTS AND PRODUCT SUPPLY.

     We rely on IBM for substantially all of our assembly and test services. As a result, we do not directly control our product delivery schedules. This lack of control could result in product shortages as IBM manufactures our current products in volume and, in the future, as we introduce new products. Product shortages could increase our costs or delay delivery of our products. We do not have a contract with IBM for test and assembly services, and we typically procure these services from IBM on a per order basis. Therefore, we may not be able to obtain assembly and testing services for our products on acceptable terms, or at all. If we are required to find and qualify alternative assembly or testing services, we could experience delays in product shipments or a decline in product quality.

     WE MAY NOT ACHIEVE ACCEPTABLE MANUFACTURING YIELDS, WHICH COULD INCREASE THE COST AND REDUCE THE SUPPLY OF OUR PRODUCTS.

     The fabrication of wafers for our microprocessors is a highly complex and precise process that requires production in a tightly controlled, clean room environment. Minute impurities, difficulties in the fabrication process, defects in the masks used to print circuits on a wafer or other factors can cause numerous die on each wafer to be nonfunctional. The proportion of functional die expressed as a percentage of total die on a wafer is referred to as product "yield." Semiconductor companies frequently encounter difficulties in achieving expected product yields. If we do not achieve expected yields, our product costs would increase. Even with functional die, normal variations in wafer fabrication can cause some die to run faster than others. Variations in speed yield could lead to excess inventory of slower products and insufficient inventory of faster products, depending upon customer demand. Further, we may experience yield problems as we migrate our manufacturing processes to smaller geometries. Yield problems may not be identified and resolved until a product has been manufactured and can be analyzed and tested, if ever. As a result, yield problems are often difficult, time consuming and expensive to correct. Yield problems could hamper our ability to deliver our products to our customers in a timely manner.

     IF WE FAIL TO FORECAST DEMAND FOR OUR PRODUCTS ACCURATELY, WE COULD LOSE SALES AND INCUR INVENTORY LOSSES.

     Because we only introduced our products in January 2000, we have little historical information about demand for our products. We expect that the demand for our products will depend upon many factors and be difficult to forecast. We expect that it will become more difficult to forecast demand as we introduce a larger number of products and as competition in the markets for our products intensifies. Significant unanticipated fluctuations in demand could cause problems in our operations.

     The lead time required to fabricate large volumes of wafers is often longer than the lead time our customers provide to us for delivery of their product requirements. Therefore, we often must place our orders in advance of expected purchase orders from our customers. As a result, we have only a limited ability to react to fluctuations in demand for our products, which could cause us to have either too much or too little inventory of a particular product. If demand does not develop as we expect, we could have excess production. Excess production would result in excess inventories of finished products, which would use cash and could result in inventory write-offs. We have limited capability to reduce ongoing production once wafer fabrication has commenced. Excess materials would likely result in excess or obsolete inventory. If demand exceeds our expectations, IBM may not be able to fabricate wafers as quickly as we need them. In that event, we would need to increase production rapidly at IBM or find, qualify and begin production at additional manufacturers, which may not be possible within a time frame acceptable to our customers. The inability of IBM to increase production rapidly enough could cause us to fail to meet customer demand. In addition, rapid increases in production levels to meet unanticipated demand could result in higher costs for manufacturing and other expenses. These higher costs could lower our gross margins.

     OUR PRODUCTS MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY CAUSE US TO BECOME SUBJECT TO EXPENSIVE LITIGATION, CAUSE US TO INCUR SUBSTANTIAL DAMAGES, REQUIRE US TO PAY SIGNIFICANT LICENSE FEES OR PREVENT US FROM SELLING OUR PRODUCTS.

     Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. We cannot be certain that our products do not and will not infringe issued patents, patents to be issued in the future, or other intellectual property rights of others. In addition, leading companies in the semiconductor industry have extensive portfolios with respect to semiconductor technology. From time to time, third parties, including these leading companies, may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related methods that are important to us. We expect that we may become subject to infringement claims as the number of products and competitors in our target markets grows and the functionality of products overlaps. We have received, and may in the future receive, communications from third parties asserting patent or other intellectual property rights covering our products. Litigation may be necessary in the future to defend against claims of infringement or invalidity, to determine the validity and scope of the proprietary rights of others, to enforce our intellectual property rights, or to protect our trade secrets. We may also be subject to claims from customers for indemnification. Any resulting litigation, regardless of its resolution, could result in substantial costs and diversion of resources.

     If it were determined that our products infringe the intellectual property rights of others, we would need to obtain licenses from these parties or substantially reengineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms or at all, or to reengineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages or be enjoined from licensing or using the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products.

     IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, OUR COMPETITORS MAY GAIN ACCESS TO OUR TECHNOLOGY AND WE MIGHT NOT COMPETE SUCCESSFULLY IN OUR MARKET.

     We believe that our success will depend in part upon our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secret laws and contractual obligations with employees and third parties to protect our proprietary rights. These legal protections provide only limited protection and may be time consuming and expensive to obtain and enforce. If we fail to adequately protect our proprietary rights, our competitors may gain access to our technology. As a result, our competitors might offer similar products and we might not be able to compete successfully in our market. Moreover, despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information that we regard as proprietary. Also, our competitors may independently develop similar, but not infringing, technology, duplicate our products, or design around our patents or our other intellectual property. In addition, other parties may breach confidentiality agreements or other protective contracts with us, and we may not be able to enforce our rights in the event of these breaches. Furthermore, we expect that we will increase our international operations in the future, and the laws of many foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States. We may be required to spend significant resources to monitor and protect our intellectual property rights.

     Our pending patent and trademark applications may not be approved. Even if our pending patent applications are approved, the resulting patents may not provide us with any competitive advantage or may be challenged by third parties. If challenged, our patents might not be upheld or their claims could be narrowed. Any litigation surrounding our rights could force us to divert important financial and other resources away from our business operations.

     WE MIGHT NOT BE ABLE TO EXECUTE ON OUR BUSINESS PLAN IF WE LOSE KEY MANAGEMENT AND TECHNICAL PERSONNEL, ON WHOSE KNOWLEDGE, LEADERSHIP AND TECHNICAL EXPERTISE WE RELY.

     Our success depends heavily upon the continued contributions of our key management and technical personnel, whose knowledge, leadership and technical expertise would be difficult to replace. Several of these personnel have been with us for a number of years. All of our executive officers and key personnel are employees at-will. We have no employment contracts and maintain no key person insurance on any of our personnel. We might not be able to execute on our business plan if we were to lose the services of any of our key personnel.

     WE WILL NOT BE ABLE TO GROW OUR BUSINESS IF WE ARE UNABLE TO HIRE, TRAIN AND RETAIN ADDITIONAL SALES, MARKETING, OPERATIONS, ENGINEERING AND FINANCE PERSONNEL.

     To grow our business successfully and maintain a high level of quality, we will need to recruit, train, retain and motivate additional highly-skilled sales, marketing, engineering and finance personnel. In particular, we will need to expand our sales and marketing organizations in order to increase market awareness of our products and to increase revenue. In addition, as a company focused on the development of complex products, we will need to hire additional engineering staff of various experience levels in order to meet our product roadmap. Competition for skilled employees, particularly in the San Francisco Bay Area, is intense. We may have even greater difficulty recruiting potential employees after this offering if prospective employees perceive the equity component of our compensation package to be less valuable after this offering than before this offering.

     SEVERAL OF OUR EXECUTIVES AND OTHER EMPLOYEES HAVE JOINED US ONLY RECENTLY, AND IF THEY ARE UNABLE TO WORK TOGETHER EFFECTIVELY, WE MAY NOT BE ABLE TO MANAGE OUR GROWTH AND OPERATIONS.

     Several of our executives and other employees joined us only recently and have had only a limited time to work together. Mark K. Allen, our President and Chief Operating Officer, joined us in January 2000; David P. Jensen, our Vice President of Operations, joined us in February 2000; Merle A. McClendon, our Chief Financial Officer, joined us in March 2000; John O. Horsley, our General Counsel, joined us in July 2000; and Barry L. Rubinson, our Vice President of Software, joined us in August 2000. Our management team might not be able to work effectively together or with the rest of our employees to develop our technology and manage our growth and continuing operations.

     WE MAY MAKE ACQUISITIONS, WHICH COULD PUT A STRAIN ON OUR RESOURCES, CAUSE DILUTION TO OUR STOCKHOLDERS AND ADVERSELY AFFECT OUR FINANCIAL RESULTS.

     We may acquire companies to expand our business. Integrating newly acquired organizations and technologies into our company could put a strain on our resources and be expensive and time consuming. We may not be successful in integrating acquired businesses or technologies and may not achieve anticipated revenue and cost benefits. In addition, future acquisitions could result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could adversely affect our balance sheet and operating results. Moreover, we may not be able to identify future suitable acquisition candidates or, if we are able to identify suitable candidates, we may not be able to make these acquisitions on commercially reasonable terms or at all.

     THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY COULD CREATE FLUCTUATIONS IN OUR OPERATING RESULTS.

     The semiconductor industry has historically been cyclical, and characterized by wide fluctuations in product supply and demand. From time to time, the industry has also experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles and declines in general economic conditions. Industry downturns have been characterized by diminished product demand, production overcapacity and accelerated decline of average selling prices, and in some cases have lasted for more than a year. A downturn of this type occurred in 1997 and 1998. Our operating results could fluctuate if industry-wide fluctuations occur in the future.

     WE PLAN TO EXPAND OUR INTERNATIONAL OPERATIONS, AND THE SUCCESS OF OUR INTERNATIONAL EXPANSION IS SUBJECT TO SIGNIFICANT UNCERTAINTIES.

     We believe that we must expand our international sales and distribution operations to be successful. We expect to sell a significant portion of our products to customers overseas. As part of our international expansion, we have opened an office in Taiwan to provide sales and customer support, and expect to do the same in Japan during 2001. In addition, we have appointed a distributor to sell products in Taiwan, Hong Kong and China. In attempting to conduct and expand business internationally, we are exposed to various risks that could adversely affect our international operations and, consequently, our operating results, including:

     - difficulties and costs of staffing and managing international operations;

     - fluctuations in currency exchange rates;

     - unexpected changes in regulatory requirements, including imposition of currency exchange controls;

     - longer accounts receivable collection cycles;

     - import or export licensing requirements;

     - potentially adverse tax consequences;

     - political and economic instability; and

     - potentially reduced protection for intellectual property rights.

     In addition, because we have suppliers that are located outside of the United States, we are subject to risks generally associated with contracting with foreign suppliers and may experience problems in the timeliness and the adequacy or quality of product deliveries.

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

RISKS RELATED TO THIS OFFERING

     THERE HAS BEEN NO PRIOR PUBLIC MARKET FOR OUR STOCK; THE STOCKS OF TECHNOLOGY COMPANIES HAVE EXPERIENCED EXTREME PRICE AND VOLUME FLUCTUATIONS; AND OUR STOCK PRICE MAY BE VOLATILE.

     Before this offering, there has been no public market for our common stock. An active public market for our common stock may not develop or be sustained after this offering. The price of our common stock in any such market may be higher or lower than the price you pay. If you purchase shares of common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay the price that we negotiated with the representatives of the underwriters. Many factors could cause the market price of our common stock to rise and fall, including:

     - variations in our quarterly results;

     - announcements of technological innovations by us or by our competitors;

     - introductions of new products or new pricing policies by us or by our competitors;

     - acquisitions or strategic alliances by us or by our competitors;

     - recruitment or departure of key personnel;

     - the gain or loss of significant orders;

     - the gain or loss of significant customers;

     - changes in the estimates of our operating performance or changes in recommendations by any securities analysts that elect to follow our stock; and

     - market conditions in our industry, the industries of our customers and the economy as a whole.

     In addition, stocks of technology companies have experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to these companies' operating performance. Public announcements by companies in our industry concerning, among other things, their performance, accounting practices or legal problems could cause the market price of our common stock to decline regardless of our actual operating performance.

     In the past, securities class action litigation has often been brought against a company following a period of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

     OUR OFFICERS, DIRECTORS AND AFFILIATED ENTITIES OWN A LARGE PERCENTAGE OF OUR COMPANY AND COULD SIGNIFICANTLY INFLUENCE THE OUTCOME OF ACTIONS IN WAYS THAT COULD CAUSE OUR STOCK PRICE TO DECLINE.

     We anticipate that our executive officers, directors, entities affiliated with them and other 5% or greater stockholders will, in total, beneficially own approximately 36.4% of our outstanding common stock after this offering. These stockholders, acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors. Thus, actions might be taken even if other stockholders, including those who purchase shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control of our company, which could cause our stock price to decline.

     MANAGEMENT WILL HAVE DISCRETION OVER THE USE OF PROCEEDS FROM THIS OFFERING AND COULD SPEND OR INVEST THOSE PROCEEDS IN WAYS WITH WHICH YOU MIGHT NOT AGREE.

     We do not have a definitive quantified plan for the use of the net proceeds of this offering. Our management will have broad discretion with respect to the use of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. We currently expect to use these proceeds to increase working capital and for other general corporate purposes. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses, products or technologies. These investments may not yield a favorable return.

     SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR STOCK PRICE TO DECLINE.

     The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering or the perception that these sales could occur. Based on shares outstanding as of September 30, 2000, and assuming the conversion of a convertible promissory note into 1,200,000 shares of common stock upon completion of this offering, we will have outstanding 127,752,858 shares of common stock, or 129,702,858 shares if the underwriters' over-allotment option is exercised in full. Of these shares, the common stock sold in this offering will be freely tradeable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act of 1933 and shares purchased through the directed share program in this offering. All of the 114,752,858 remaining shares of common stock held by our existing stockholders will be subject to 180-day lock-up agreements with the underwriters or with us. In addition, the shares sold through our directed share program will be subject to 180-day lock-up agreements with the underwriters. Morgan Stanley & Co. Incorporated, in its sole discretion, may release any portion of the securities subject to these lock-up agreements. After the 180-day lock-up period, these shares may be sold in the public market, subject to prior registration or qualification for an exemption from registration, including, in the case of shares held by affiliates, compliance with volume restrictions. After the lock-up period, 109,219,896 of these shares, plus up to approximately 910,000 shares sold through our directed share program, will be immediately available for sale in the public market without registration under Rule 144. The remaining shares held by our existing stockholders will become available for sale under Rule 144 at varying times following the end of the 180-day lock-up period. Stockholders owning 75,595,126 shares are entitled, pursuant to contracts providing for registration rights, to require us to register our securities owned by them for public sale. In addition, based on options and warrants outstanding as of September 30, 2000, after this offering, 16,841,574 shares will be subject to outstanding options and warrants, approximately 6,654,412 of which will be vested and exercisable 180 days after this offering. We intend to file a registration statement to register for resale shares issuable upon the exercise of outstanding stock options and shares reserved for future issuance under our stock option and stock purchase plans, as well as 6,482,080 shares previously issued upon exercise of options.

     YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE NET TANGIBLE BOOK VALUE OF THE SHARES YOU PURCHASE IN THIS OFFERING.

     If you purchase shares of common stock in this offering, you will experience immediate and substantial dilution of $10.35 per share, based on an assumed initial public offering price of $12.00 per share. This dilution arises because our earlier investors paid substantially less than the public offering price when they purchased their shares of common stock. You will also experience dilution upon the exercise of outstanding stock options or warrants to purchase our common stock. As of September 30, 2000, there were options and warrants outstanding to purchase 16,841,574 shares of common stock with a weighted average exercise price of $3.37 per share.

     OUR CERTIFICATE OF INCORPORATION AND BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions include:

     - establishing a classified board of directors so that not all members of our board may be elected at one time;

     - providing that directors may only be removed "for cause" and only with the approval of 66 2/3% of our stockholders;

     - requiring super-majority voting to amend some provisions in our certificate of incorporation and bylaws;

     - authorizing the issuance of "blank check" preferred stock that our board could issue to increase the number of outstanding shares and to discourage a takeover attempt;

     - limiting the ability of our stockholders to call special meetings of stockholders;

     - prohibiting stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

     - eliminating cumulative voting in the election of directors; and

     - establishing advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

     In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control.

     IF WE NEED ADDITIONAL FINANCING, WE MAY NOT BE ABLE TO RAISE FURTHER FINANCING OR IT MAY ONLY BE AVAILABLE ON TERMS UNFAVORABLE TO US OR OUR STOCKHOLDERS.

     We believe that our available cash resources, combined with the net proceeds from this offering, will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least twelve months after the date of this prospectus. We might need to raise additional funds, however, to respond to business contingencies, which could include the need to:

     - fund more rapid expansion;

     - fund additional marketing expenditures;

     - develop new products or enhance existing products;

     - enhance our operating infrastructure;

     - hire additional personnel;

     - respond to competitive pressures; or

     - acquire complementary businesses or technologies.

     If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced, and these newly issued securities might have rights, preferences or privileges senior to those of our then-existing stockholders, including those acquiring shares in this offering. Additional financing might not be available on terms favorable to us, or at all. If adequate funds were not available or were not available on acceptable terms, our ability to fund our operations, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     We have made statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative or plural of these words and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include, among other things, projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and the markets in which we operate. These statements are only predictions, based on our current expectations and projections about future events. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, levels of activity, performance or achievements to differ materially from the results, levels of activity, performance or achievements expressed or implied by the forward-looking statements, including those factors discussed under the caption entitled "Risk Factors." You should specifically consider the numerous risks outlined under "Risk Factors."

                                USE OF PROCEEDS

     We estimate that the net proceeds from this offering will be approximately $143.6 million, at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $165.3 million.

     The principal purposes of this offering are to obtain additional capital, establish a public market for our common stock and facilitate our future access to public capital markets. We currently expect to use the net proceeds from this offering to increase working capital and for other general corporate purposes. In addition, we anticipate using $2.5 million of the net proceeds from this offering to make a payment to IBM that is payable within 30 days of this offering. Further, we anticipate using $1.1 million of the net proceeds to repay indebtedness to Quickturn Design Systems Incorporated we incurred for equipment purchases in 1998.

     The amount and timing of what we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future revenue and cash generated by operations and the other factors described in "Risk Factors." Therefore, we will have broad discretion in the way we use the net proceeds. Additionally, if appropriate opportunities arise, a portion of the net proceeds of this offering may be used for acquiring, or investing in, businesses, products or technologies or establishing joint ventures. We have no current agreements or commitments with respect to any acquisition or investment, and we currently are not engaged in negotiations with respect to any acquisition or investment. Pending these uses, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our capital stock. We currently expect to retain all available funds and any future earnings to finance the growth and development of our business. Therefore, we do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2000. Our capitalization is presented (1) on an actual basis, (2) on a pro forma basis to reflect the conversion of our outstanding shares of preferred stock into 73,174,342 shares of common stock and the conversion of a convertible promissory note into 1,200,000 shares of common stock upon the closing of this offering, and (3) on a pro forma as adjusted basis to reflect the sale of 13,000,000 shares of common stock offered by us at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The 1,200,000 shares issuable upon conversion of the convertible promissory note (which had a net present value of $422,000 at September 30, 2000) are shown as outstanding in the pro forma and pro forma as adjusted columns because we have received notification from the holder of the note that it wishes to convert the note in connection with this offering.

                                                                         SEPTEMBER 30, 2000
                                                          -------------------------------------------------
                                                                                               PRO FORMA
                                                             ACTUAL          PRO FORMA        AS ADJUSTED
                                                          -------------    -------------    ---------------
                                                           (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Long-term debt and capital lease obligations, net of
  current portion.......................................    $   4,522        $   4,522         $   4,522
Deposits received under subleasing agreements...........          138              138               138
Payable to a development partner under license
  agreement.............................................       21,532           21,110            21,110
                                                            ---------        ---------         ---------
  Total long-term obligations, net of current portion...       26,192           25,770            25,770
                                                            ---------        ---------         ---------
Stockholders' equity:
  Convertible preferred stock, $.00001 par value at
     amounts paid in; 28,159,835 shares authorized,
     issued and outstanding, at September 30, 2000;
     5,000,000 shares authorized and no shares issued
     and outstanding, pro forma and pro forma as
     adjusted...........................................      222,922               --                --
  Common stock, $.00001 par value at amounts paid in;
     160,000,000 shares authorized; 40,378,516 shares
     issued and outstanding, at September 30, 2000;
     160,000,000 shares authorized, 114,752,858 shares
     issued and outstanding, pro forma; 1,000,000,000
     shares authorized, 127,752,858 shares issued and
     outstanding, pro forma as adjusted.................       68,085          291,429           435,009
  Notes receivable from stockholders....................      (17,841)         (17,841)          (17,841)
  Deferred stock compensation...........................      (31,028)         (31,028)          (31,028)
  Accumulated other comprehensive loss..................          (16)             (16)              (16)
  Accumulated deficit...................................     (147,470)        (147,470)         (147,470)
                                                            ---------        ---------         ---------
     Total stockholders' equity.........................       94,652           95,074           238,654
                                                            ---------        ---------         ---------
       Total capitalization.............................    $ 120,844        $ 120,844         $ 264,424
                                                            =========        =========         =========

     The number of shares shown as issued and outstanding in the table above excludes the following:

     - 14,775,142 shares of common stock issuable upon exercise of options outstanding at September 30, 2000 with a weighted average exercise price of $3.68 per share;

     - 2,066,432 shares of common stock issuable upon exercise of warrants outstanding at September 30, 2000 with a weighted average exercise price of $1.15 per share; and

     - 10,007,414 additional shares available for issuance under our stock purchase and option plans.

     Please read the capitalization table together with the sections of this prospectus entitled "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                    DILUTION

     Our pro forma net tangible book value as of September 30, 2000 was approximately $66.6 million, or $.58 per share of common stock. Our pro forma net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding on September 30, 2000 and assumes the conversion of our outstanding shares of preferred stock into 73,174,342 shares of common stock and the conversion of a convertible promissory note into 1,200,000 shares of common stock upon the closing of this offering.

     Without taking into account any changes in pro forma net tangible book value after September 30, 2000, other than to give effect to the sale of 13,000,000 shares of common stock offered by us at an assumed initial public offering price of $12.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 2000 would have been approximately $210.2 million, or $1.65 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $1.07 per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $10.35 per share to new investors purchasing shares in this offering. The following table illustrates the dilution in pro forma net tangible book value per share to new investors.

Assumed initial public offering price per share.............           $12.00
  Pro forma net tangible book value per share as of
     September 30, 2000.....................................  $ .58
  Increase per share attributable to new investors..........   1.07
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................             1.65
                                                                       ------
Dilution in pro forma net tangible book value per share to
  new investors.............................................           $10.35
                                                                       ======

     If all of the outstanding options and warrants were exercised, the pro forma net tangible book value as of September 30, 2000 would have been $123.4 million and the pro forma net tangible book value would have been $.94 per share, causing dilution to new investors of $10.15.

     The following table summarizes, as of September 30, 2000 on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share paid to us by existing stockholders and to be paid by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $12.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                     SHARES PURCHASED          TOTAL CONSIDERATION
                                  -----------------------    -----------------------    AVERAGE PRICE
                                     NUMBER       PERCENT       AMOUNT       PERCENT      PER SHARE
                                  ------------    -------    ------------    -------    -------------
Existing stockholders...........   114,752,858      89.8%    $224,481,000      59.0%       $ 1.96
New investors...................    13,000,000      10.2      156,000,000      41.0         12.00
                                  ------------     -----     ------------     -----
  Total.........................   127,752,858     100.0%    $380,481,000     100.0%
                                  ============     =====     ============     =====

     The above information excludes:

     - 14,775,142 shares of common stock issuable upon exercise of options outstanding at September 30, 2000 with a weighted average exercise price of $3.68 per share;

     - 2,066,432 shares of common stock issuable upon exercise of warrants outstanding at September 30, 2000 with a weighted average exercise price of $1.15 per share; and

     - 10,007,414 additional shares available for issuance under our stock purchase and option plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the consolidated balance sheet data as of December 31, 1998 and 1999, are derived from our consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP, independent auditors. The consolidated statement of operations data for the period from March 3, 1995 (date of incorporation) through December 31, 1995 and for the year ended December 31, 1996, and the consolidated balance sheet data as of December 31, 1995, 1996 and 1997, are derived from financial statements not included in this prospectus, which have been audited by Ernst & Young LLP. The consolidated statement of operations data for the nine months ended September 30, 1999 and September 30, 2000, and the consolidated balance sheet data as of September 30, 2000, are derived from unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results as of this date and for these periods. These historical results are not necessarily indicative of results to be expected in any future period, and results for the nine months ended September 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year.

                                               PERIOD FROM
                                              MARCH 3, 1995                                                       NINE MONTHS
                                         (DATE OF INCORPORATION)                                                     ENDED
                                                 THROUGH                   YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                              DECEMBER 31,         ----------------------------------------   -------------------
                                                  1995              1996       1997       1998       1999       1999       2000
                                         -----------------------   -------   --------   --------   --------   --------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Revenue:
  Product...............................         $   250           $    --   $     --   $    326   $     76   $     76   $  3,817
  License...............................              --                --      1,400     28,000      5,000      5,000         --
                                                 -------           -------   --------   --------   --------   --------   --------
    Total revenue.......................             250                --      1,400     28,326      5,076      5,076      3,817
Cost of product revenue.................              --                --         --         71         18         18      2,305
                                                 -------           -------   --------   --------   --------   --------   --------
Gross profit............................             250                --      1,400     28,255      5,058      5,058      1,512
Operating expenses:
  Research and development..............           1,135             5,800     12,828     23,467     33,122     23,579     43,649
  Selling, general and administrative...             160             1,840      4,584     12,616     12,811      8,938     18,484
  Amortization of deferred charges under
    license agreements..................              --                --         --         --        218         --      7,430
  Amortization of deferred stock
    compensation........................              --                --         --         --         --         --      7,107
                                                 -------           -------   --------   --------   --------   --------   --------
    Total operating expenses............           1,295             7,640     17,412     36,083     46,151     32,517     76,670
                                                 -------           -------   --------   --------   --------   --------   --------
Operating loss..........................          (1,045)           (7,640)   (16,012)    (7,828)   (41,093)   (27,459)   (75,158)
  Interest and other income.............              36               200         96        892      2,456      1,464      4,967
  Interest expense......................              --               (31)      (271)    (1,154)    (1,952)    (1,495)    (1,273)
                                                 -------           -------   --------   --------   --------   --------   --------
Loss before income taxes................          (1,009)           (7,471)   (16,187)    (8,090)   (40,589)   (27,490)   (71,464)
Provision for income taxes..............              --                --         --      2,000        500        500         --
                                                 -------           -------   --------   --------   --------   --------   --------
Net loss................................         $(1,009)          $(7,471)  $(16,187)  $(10,090)  $(41,089)  $(27,990)  $(71,464)
                                                 =======           =======   ========   ========   ========   ========   ========
Net loss per share -- basic and
  diluted...............................         $  (.05)          $  (.37)  $   (.79)  $   (.44)  $  (1.51)  $  (1.05)  $  (2.26)
                                                 =======           =======   ========   ========   ========   ========   ========
Weighted average shares
  outstanding -- basic and diluted......          20,000            20,000     20,576     23,074     27,236     26,707     31,652
                                                 =======           =======   ========   ========   ========   ========   ========
Pro forma net loss per share -- basic
  and diluted (unaudited)...............                                                           $   (.52)             $   (.71)
                                                                                                   ========              ========
Pro forma weighted average shares
  outstanding -- basic and diluted
  (unaudited)...........................                                                             79,564               100,030
                                                                                                   ========              ========

                                                                                DECEMBER 31,
                                                              ------------------------------------------------    SEPTEMBER 30,
                                                               1995      1996      1997      1998       1999          2000
                                                              ------    ------    ------    -------    -------    -------------
                                                                                       (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $6,951    $3,639    $5,342    $27,809    $46,645      $ 64,076
Working capital.............................................   6,933     3,063     2,732     21,909     58,912        75,171
Total assets................................................   7,153     4,509     8,740     43,497     99,443       149,426
Long-term obligations, net of current portion...............      --     6,911     1,823     10,798     27,020        26,192
Total stockholders' equity..................................   7,045     3,346     3,764     24,032     63,083        94,652

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     You should read the following discussion of our financial condition and results of operations with the consolidated financial statements and related notes appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We develop and sell software-based microprocessors and develop additional hardware and software technologies that enable computer manufacturers to build computers that simultaneously offer long battery life, high performance and x86 compatibility. We rely on independent, third-party contractors to perform manufacturing, assembly and test functions. Our fabless approach allows us to focus on designing, developing and marketing our products and significantly reduces the amount of capital we need to invest in manufacturing products.

     From our inception in March 1995 through June 30, 2000, we were in the development stage and engaged primarily in research and development. In 1999, we began focusing on achieving design wins with original equipment manufacturers, or OEMs, in addition to our ongoing development activities. In January 2000, we introduced our Crusoe family of microprocessors, and we began recognizing product revenue from sales of these microprocessors in the first half of 2000. Through June 30, 2000, product shipments consisted of development systems and prototypes. We expect to be dependent on sales of Crusoe microprocessors and successive generations of these products for the foreseeable future. Since we introduced our products, we have been engaged in marketing and selling efforts, pre-production activities and continued research and development. We began volume shipments of products in September 2000, and we are no longer in the development stage.

     License fees from IBM and Toshiba constituted substantially all of our revenue in 1997, 1998 and 1999. We negotiated a technology license agreement with IBM in December 1997 and a technology license agreement with Toshiba in February 1998. Under these agreements, we received license fees, access to technology, engineering and test services, photomasks used to print circuits on a wafer, and wafer and other production services. In exchange, we granted IBM and Toshiba nonexclusive rights to manufacture, market and sell both x86 compatible products and other types of products, in each case incorporating the licensed technology. We entered into these agreements to facilitate our research and development efforts and to generate incremental revenue from any sales by IBM and Toshiba of x86 compatible products incorporating the licensed technology. At the time we entered into these agreements, our business model included both seeking royalty revenue from the sale by third parties of x86 compatible products using our technology and generating revenue from our own sales of x86 compatible products. Over time, we decided to focus on the Mobile Internet Computer segment of the x86 compatible market. We sought amendment of these agreements to allow us to expand our business without IBM or Toshiba potentially offering products using our technology in our targeted market. The IBM agreement was amended in November 1999 and September 2000 and the Toshiba agreement was amended in February 2000, in each case such that we reacquired rights we previously granted to IBM and Toshiba to manufacture, market and sell x86 compatible products incorporating our technology. IBM retains a nonexclusive license until December 2003 and Toshiba retains a nonexclusive license until February 2003, in each case, to manufacture, market and sell non-x86 compatible products incorporating the licensed technology. In connection with amending the IBM agreement, we agreed to pay IBM a total of $38.0 million over the next four years and fixed the conversion rate of a convertible promissory note issued to IBM at 1,200,000 shares of our common stock. In connection with amending the Toshiba agreement, we issued 1,200,000 shares of our common stock to Toshiba. We are entitled to future royalties under these amended license agreements for sales by IBM or Toshiba of non-x86 compatible products that incorporate the licensed technology. We have no indication from IBM or Toshiba that either will sell non-x86 compatible products that incorporate the licensed technology. As a result, we do not expect to receive any royalties under these agreements.

     We recognized license revenue when earned, which occurred when agreed-upon deliverables were provided, or milestones were met and confirmed by our licensees. Also, license revenue was recognized only if payments received were non-refundable and not subject to any future performance obligation by us. The timing of license revenue reflects significant deliverables provided and milestones achieved in 1998. The final IBM milestone was achieved and the related final license payment was made to us in 1998. The final Toshiba milestone was achieved and the related final license payment was made to us in 1999.

     We expect to sell our products primarily to OEMs and, to a lesser extent, through distributors. We anticipate that a relatively small number of OEMs and distributors will account for a substantial percentage of our revenue. Although we expect to derive a significant portion of our product revenue from customers in Asia, these customers ultimately will sell their products to major PC manufacturers in the United States and Japan. All of our sales to date have been denominated in U.S. dollars, and we expect that most of our sales in the future will be denominated in U.S. dollars.

     In August 2000, we entered into a distribution agreement with Siltrontech Electronics Corporation in Taiwan to support our sales and marketing activities in the Far East market. We appointed Siltrontech Electronics as the exclusive distributor of our products in Taiwan, Hong Kong and China until December 31, 2002, other than the right to sell products to OEMs and major notebook computer manufacturers. In September 2000, we appointed All American Semiconductor as the exclusive distributor of our products in North America until December 31, 2002, other than the right to sell products to OEMs and major notebook computer manufacturers. These agreements specify inventory levels and price protection and contain provisions regarding rights of return.

     We generally recognize revenue from product sales upon transfer of title, typically upon shipment, and provide for expected returns and warranty costs at that time. With respect to products shipped to distributors, we defer recognition of product revenue until the distributors sell our products to their customers.

     Cost of product revenue consists primarily of the costs of manufacturing, assembly and test of our silicon chips, and compensation and associated costs related to manufacturing support, logistics and quality assurance personnel. Research and development expenses consist primarily of salaries and related overhead costs associated with employees engaged in research, design and development activities, as well as the cost of masks, wafers and other materials and related test services and equipment used in the development process. Selling, general and administrative expenses consist of salaries and related overhead costs for sales, marketing and administrative personnel and legal and accounting services. They will also include commissions paid to internal and external sales representatives, once volume shipments increase. We have incurred no sales commission costs to date.

     In connection with the grant of stock options to our employees in 2000, we recorded deferred stock compensation of approximately $36.8 million through September 30, 2000, representing the difference between the estimated fair value of our common stock for accounting purposes and the exercise price of these options at the date of grant. Deferred stock compensation is presented as a reduction of stockholders' equity and is amortized on the graded vesting method. In addition, we recorded $1.3 million of deferred compensation charges in the first quarter of 2000 related to a severance agreement with a former employee. We will incur substantial expense in future periods as a result of the amortization of the deferred stock compensation.

     Historically, we have incurred significant losses. As of September 30, 2000, we had an accumulated deficit of $147.5 million. We expect to incur substantial losses for the foreseeable future. We also expect to incur significant research and development and selling, general and administrative expenses. As a result, if our revenue does not increase substantially, our operating results will be adversely affected, and we will not achieve profitability.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 2000

     Revenue. Revenue in the nine months ended September 30, 1999 included both license revenue from the Toshiba license agreement and product revenue. No future license revenue will be recognized in connection with this agreement. Revenue in the nine months ended September 30, 2000 was comprised of product revenue derived from sales of our microprocessors, which were introduced in January 2000. We began volume shipments of products in September 2000, and we are no longer in the development stage. Total revenue decreased from $5.1 million for the nine months ended September 30, 1999 to $3.8 million for the nine months ended September 30, 2000 due to completion of the payments under the Toshiba license agreement. Product revenue increased from $76,000 in the first nine months of 1999 to $3.8 million in the first nine months of 2000, reflecting the first volume product shipments as well as increased shipments of prototypes and development systems. For the nine months ended September 30, 2000, sales to Sony Electronics accounted for 50.2% of our product revenue and sales to Fujitsu Ltd. accounted for 20.3% of our product revenue.

     Gross Profit. Product gross profit, which equals product revenue less cost of product revenue, increased from $58,000 in the nine months ended September 30, 1999 to $1.5 million in the nine months ended September 30, 2000. These product gross profit amounts reflect volume sales of microprocessors as well as sales of prototypes and development systems. We expect our gross margin, which is product gross profit as a percentage of product revenue, to change in future quarters as volume shipments increase. In addition, we expect our gross margin to vary from period to period due to the mix of products sold, the stage in the life cycle of each of our products and expenses in connection with the manufacturing process. For example, newly-introduced products generally have higher average selling prices, which typically decline over product life cycles due to competitive pressures and technological advances.

     Research and Development. Research and development expenses increased from $23.6 million in the nine months ended September 30, 1999 to $43.6 million in the nine months ended September 30, 2000. The majority of this increase, or $14.3 million, was due to increased prototype wafer costs, costs of other foundry services, costs of photomasks used to print circuits on a wafer and costs of development systems used internally. In addition, we incurred $4.8 million in increased costs for additional development personnel and related facility and other allocable expenses, primarily benefits and recruiting costs. We expect that research and development expenses will increase in absolute dollars in future quarters as we develop new products, engage in other product development initiatives and increase our number of research and development personnel.

     Selling, General and Administrative. Selling, general and administrative expenses increased from $8.9 million in the nine months ended September 30, 1999 to $18.5 million, excluding amortization of deferred stock compensation expense of $4.8 million, in the nine months ended September 30, 2000. Total selling, general and administrative expenses, including amortization of deferred stock compensation expense, were $23.3 million in the nine months ended September 30, 2000. The hiring of additional personnel and a resulting increase in salaries and related facility and other allocable expenses, primarily benefits, accounted for $4.1 million of the year over year nine month increase. Other increases related primarily to costs of expanding our marketing and branding activities including outside consultant costs. We expect that selling, general and administrative expenses will increase in absolute dollars in future quarters as we hire additional personnel, expand our sales and marketing efforts, begin to pay sales commissions and incur the costs associated with being a public company.

     Amortization of Deferred Charges Under License Agreements. In connection with the renegotiation of our technology license agreement with IBM in November 1999, we agreed to pay a total of $33.0 million over the next four years in order to reacquire license rights previously granted to IBM. We recorded the present value of these payments, $18.9 million, as a liability with a corresponding deferred charge. We also fixed the conversion rate of the IBM convertible promissory note at 1,200,000 shares of common stock. We recorded the fair value of the embedded beneficial conversion feature of the amended convertible promissory note, $3.2 million, as common stock with a corresponding deferred charge. In September 2000, we agreed to a further amendment of our technology license agreement with IBM. IBM relinquished the right to receive future contingent payments in exchange for our fixed commitment to pay $5.0 million. This liability was recorded in the quarter ended September 30, 2000, also with a corresponding deferred charge. These deferred charges are being amortized on a straight-line basis over the remaining license term during which the reacquired rights were originally in effect.

     In connection with the renegotiation of our technology license agreement with Toshiba in February 2000, we issued 1,200,000 shares of common stock to Toshiba. The deemed fair value of the shares issued, $6.8 million, is also being amortized on a straight-line basis over the license buyback period.

     Future amortization in connection with the IBM and Toshiba license agreement amendments will be $3.0 million in the fourth quarter of 2000, $12.6 million in 2001, $12.5 million in 2002, $10.2 million in 2003 and $2.1 million in 2004. We recorded amortization of deferred charges of $7.4 million in connection with these agreements in the nine months ended September 30, 2000.

     Amortization of Deferred Stock Compensation. Amortization of deferred stock compensation was $7.1 million in the nine months ended September 30, 2000. In connection with stock option grants through September 30, 2000, we expect to record $5.4 million as an expense on our statement of operations in the fourth quarter of 2000, $16.0 million in 2001, $6.5 million in 2002 and the balance in future years. We expect to incur additional deferred stock compensation amortization in connection with stock option grants made after September 30, 2000 and prior to the date of this offering.

     Interest Income. Interest income reflects interest earned on cash and cash equivalents and short-term investment balances. Interest income increased from $1,464,000 in the nine months ended September 30, 1999 to $5.0 million in the nine months ended September 30, 2000. The increase was due to larger average invested cash balances resulting from the closing of an equity offering in April 2000.

     Interest Expense. Interest expense consists of interest on our long-term debt and capital lease obligations used to finance capital expenditures. Interest expense decreased from $1.5 million in the nine months ended September 30, 1999 to $1.3 million in the nine months ended September 30, 2000. This decrease was due to lower average debt balances.

     Provision for Income Taxes. We recorded a tax provision of $500,000 for the nine months ended September 30, 1999 relating to foreign taxes. These taxes were withheld from license revenue received from Toshiba under the United States-Japan tax treaty. No tax provision was recorded for the nine months ended September 30, 2000.

     YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

     Revenue. Revenue, substantially all of which was license revenue, increased from $1.4 million in 1997 to $28.3 million in 1998, and declined to $5.1 million in 1999. This revenue was earned in connection with the technology license agreements with IBM and Toshiba executed in 1997 and 1998. The significant increase in 1998 was due to payments from Toshiba.

     We did not have any product revenue during the year ended December 31, 1997. Product revenue was $326,000 in 1998 and $76,000 in 1999 and related to the sale of prototypes and development systems. Product revenue decreased from 1998 to 1999 primarily due to one-time requirements in 1998 for development systems used by licensees.

     Gross Profit. Product gross profit decreased from $255,000 in 1998 to $58,000 in 1999. Product gross profit in 1998 and 1999 reflects sales of small volume prototypes and development systems.

     Research and Development. Research and development expenses increased from $12.8 million in 1997 to $23.5 million in 1998 and $33.1 million in 1999. These increases were primarily a result of hiring additional development personnel, prototype wafer costs and services, costs of photomasks used to print circuits on a wafer and depreciation and amortization expenses arising from significant purchases of computer aided design and other software tools. Specifically, expenses related to recruiting and retaining development personnel increased by $5.1 million in 1998 compared to 1997. We also incurred $2.0 million of additional charges relating to equipment additions in 1998 compared to 1997. Finally, prototype wafer and related costs increased by $1.6 million in 1998. The increase from 1998 to 1999 was principally due to increased expenses related to recruiting and retaining development personnel of $3.2 million and $2.2 million of increased prototype wafer and related costs.

     Selling, General and Administrative. Selling, general and administrative expenses increased from $4.6 million in 1997 to $12.6 million in 1998 and $12.8 million in 1999. The significant increase in 1998 was primarily due to doubling the number of selling and administrative personnel in 1998, resulting in approximately $4.6 million of additional costs for personnel and office equipment, and to implementation of our enterprise resource planning system, resulting in approximately $1.2 million of expenditures. SAP, our enterprise resource planning system, is the information system we use to manage production, sales, distribution and finance activities. The increase in 1999 was largely due to $1.6 million of costs related to additional personnel, partially offset by the planning system expenses not incurred in 1999 compared to 1998.

     Amortization of Deferred Charges Under License Agreements. We recorded amortization of $218,000 in 1999 in connection with the renegotiation of the IBM technology license agreement.

     Interest Income. Interest income increased from $96,000 in 1997 to $892,000 in 1998 and $2.5 million in 1999. Interest income increased primarily due to the timing of equity financings and resulting changes in average cash equivalent and short-term investment balances.

     Interest Expense. Interest expense increased from $271,000 in 1997 to $1.2 million in 1998 and $2.0 million in 1999. These increases were primarily due to increasing average debt balances and capital expenditure financing activity as we expanded our operating activities.

     Provision for Income Taxes. In 1998 and 1999, we recorded tax provisions of $2.0 million and $500,000, respectively, relating to foreign taxes in Japan withheld on license revenue from Toshiba. No tax provision was recorded in 1997.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents our unaudited quarterly statement of operations data for the four quarters of 1999 and the first three quarters of 2000. We believe that this information has been prepared on the same basis as our audited consolidated financial statements and that all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the selected quarterly information. This information should be read in conjunction with our audited consolidated financial statements and the notes to those statements included elsewhere in this prospectus. Our quarterly results of operations for these periods are not necessarily indicative of future results of operations.

                                                                      THREE MONTHS ENDED
                                      ----------------------------------------------------------------------------------
                                      MAR. 31,    JUN. 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUN. 30,    SEPT. 30,
                                        1999        1999        1999         1999        2000        2000        2000
                                      --------    --------    ---------    --------    --------    --------    ---------
                                                                 (IN THOUSANDS)
Revenue:
  Product.........................    $     61    $     13    $      2     $     --    $      4    $    354    $  3,459
  License.........................       5,000          --          --           --          --          --          --
                                      --------    --------    --------     --------    --------    --------    --------
    Total revenue.................       5,061          13           2           --           4         354       3,459
Cost of product revenue...........          13           3           2           --           4         219       2,082
                                      --------    --------    --------     --------    --------    --------    --------
Gross profit......................       5,048          10          --           --          --         135       1,377
Operating expenses:
  Research and development........       7,976       8,167       7,436        9,543      11,477      15,072      17,100
  Selling, general and
    administrative................       2,761       3,044       3,133        3,873       5,666       5,781       7,037
  Amortization of deferred charges
    under license agreements......          --          --          --          218       2,249       2,614       2,567
  Amortization of deferred stock
    compensation..................          --          --          --           --       1,126       2,014       3,967
                                      --------    --------    --------     --------    --------    --------    --------
    Total operating expenses......      10,737      11,211      10,569       13,634      20,518      25,481      30,671
                                      --------    --------    --------     --------    --------    --------    --------
Operating loss....................      (5,689)    (11,201)    (10,569)     (13,634)    (20,518)    (25,346)    (29,294)
  Interest and other income.......         283         224         957          992         938       2,007       2,022
  Interest expense................        (499)       (502)       (494)        (457)       (450)       (426)       (397)
                                      --------    --------    --------     --------    --------    --------    --------
Loss before income taxes..........      (5,905)    (11,479)    (10,106)     (13,099)    (20,030)    (23,765)    (27,669)
Provision for income taxes........         500          --          --           --          --          --          --
                                      --------    --------    --------     --------    --------    --------    --------
Net loss..........................    $ (6,405)   $(11,479)   $(10,106)    $(13,099)   $(20,030)   $(23,765)   $(27,669)
                                      ========    ========    ========     ========    ========    ========    ========

     Revenue in the quarter ended September 30, 2000 reflected the first volume shipments of our Crusoe microprocessors. Cost of product revenue increased in the quarter ended September 30, 2000, reflecting the cost of volume production.

     Operating expenses have generally increased over the seven quarters ended September 30, 2000. After September 30, 1999, research and development expenses increased primarily due to increased costs for wafers, services, photomask sets used to print circuits onto a wafer and development systems. In addition, costs of additional development personnel and related facility and other allocable expenses increased. The increases in selling, general and administrative expenses were primarily due to increased salaries and related costs and increased costs related to expanding our marketing and branding activities in the nine months ended September 30, 2000, as well as increased facility and other allocable expenses.

     There is little historical financial information that is useful in evaluating our business, prospects and future operating results. You should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. We expect our future operating results to vary significantly from quarter to quarter. Our results could fluctuate because of the amount of revenue we recognize or the amount of cash we spend in a particular period. For example, our results could fluctuate due to the following factors:

     - the gain or loss of significant customers or significant changes in purchasing volume;

     - the amount and timing of our operating expenses and capital expenditures;

     - pricing concessions on volume sales;

     - the effectiveness of our product cost reduction efforts and those of our suppliers;

     - changes in the average selling prices of our microprocessors or the products that incorporate them;

     - our ability to specify, develop, complete, introduce and market new products and technologies and bring them to volume production in a timely manner; and

     - changes in the mix of products we sell.

     Our reliance on third parties for wafer fabrication, assembly and test services also could contribute to fluctuations in our quarterly results, based on factors such as the following:

     - fluctuations in manufacturing yields;

     - cancellations, changes or delays of deliveries to us by our manufacturer;

     - the cost and availability of manufacturing, assembly and test capacity;
       and

     - problems or delays due to shifting our products to smaller geometry process technologies and designing our products to achieve higher levels of design integration.

     In addition, our results could fluctuate from quarter to quarter due to factors in our industry that are outside of our control, including the following factors:

     - the timing, rescheduling or cancellation of customer orders;

     - the varying length of our sales cycles;

     - the availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;

     - fluctuations in the cost and availability of components, such as dynamic random access memory, or DRAM, that our customers require to build systems that incorporate our products;

     - fluctuations in the cost and availability of raw materials, such as wafers, chip packages and chip capacitors;

     - the rate of adoption and acceptance of new industry standards in our target markets;

     - seasonality in some of our target markets;

     - changes in demand by the end users of our customers' products; and

     - variability of our customers' product life cycles.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations primarily through private sales of convertible preferred stock and, to a lesser extent, from license revenue and lease financing.

     Net cash used in operating activities was $14.0 million in 1997, $5.2 million in 1998, $36.4 million in 1999 and $53.8 million in the nine months ended September 30, 2000. In 1997, net cash used in operating activities was attributable to our net loss of $16.2 million, partially offset by increases in accounts payable and accrued liabilities. In 1998, 1999 and the nine months ended September 30, 2000, net cash used in operating activities was attributable to our net losses, partially offset by non-cash depreciation and amortization charges and increases in accounts payable and accrued liabilities. Increases in accounts payable and accrued liabilities were due to the general continued growth in business activity during 1998, 1999 and 2000. The increase in accounts payable in the nine months ended September 30, 2000 was also due to inventory-related purchases.

     Net cash used in investing activities was $2.6 million in 1997, $15.9 million in 1998, $19.2 million in 1999 and $14.9 million in the nine months ended September 30, 2000. Net cash used in investing activities consisted of capital expenditures on property and equipment and, in 1999 and 2000, net purchases of investments. Capital expenditures were $2.6 million in 1997, $13.9 million in 1998 and $1.4 million in 1999 and consisted primarily of property, equipment and software. We used cash of $4.2 million to purchase property, equipment and other assets in the nine months ended September 30, 2000. Net purchases of investments were $5.5 million in the nine months ended September 30, 2000. We loaned a total of $5.3 million to our founders in May 2000. The purpose of these loans was to provide an incentive to these founders to remain as employees. The loans bear 6.4% interest, compounded annually, and are due in May 2005. The loans are evidenced by non-recourse promissory notes that are secured by a total of 1,050,000 shares of our common stock.

     Net cash provided by financing activities was $18.3 million in 1997, $43.5 million in 1998, $74.4 million in 1999 and $86.2 million in the nine months ended September 30, 2000. In 1997, net cash provided by financing activities was primarily attributable to net proceeds from the sale of convertible preferred stock. In 1998, net cash provided by financing activities was primarily attributable to net proceeds from the sale of convertible preferred stock and the issuance of debt. Debt issued in 1998 consisted of promissory notes issued to financing companies totaling $3.5 million and a $1.1 million note issued to a supplier in connection with an equipment purchase. Debt issued in 1999 consisted of promissory notes issued to a financing company totaling $1.4 million. In addition, the portion of our capital expenditures subsequently financed with leasing companies was $7.4 million in 1998 and $1.4 million in 1999. In 1999 and the nine months ended September 30, 2000, net cash provided by financing activities was primarily attributable to net proceeds from the sale of convertible preferred stock.

     At September 30, 2000, we had $64.1 million in cash and cash equivalents and $25.2 million in short and long-term investments. We lease our facilities under non-cancelable operating leases expiring in 2008, and we lease equipment and software under non-cancelable leases with terms ranging from 36 to 48 months. At September 30, 2000, we had total minimum lease payments of $34.2 million under our operating leases and $7.4 million under our capital leases. We also are obligated to pay IBM a total of $38.0 million -- $5.0 million in 2000, $4.0 million in 2001, $6.0 million in 2002, $7.0 million in 2003 and $16.0 million in 2004 -- in connection with amendments to our technology license agreement. Finally, our foundry relationship with IBM allows us to cancel all outstanding purchase orders, but requires us to pay the foundry for expenses it has incurred in connection with the purchase orders through the date of cancellation. As of September 30, 2000, IBM had incurred approximately $16.1 million of manufacturing expenses on our outstanding purchase orders. We also had minimum aggregate principal payments of $4.8 million under our long-term debt. As of September 30, 2000, we had a $1.5 million commitment for a capital expenditure. We anticipate that capital expenditures will be required as we grow our business.

     We believe that existing cash, cash equivalents and short-term investments balances will be sufficient to fund our operations for at least the next twelve months as we expand our business and increase commercial production and sales of our products. After this period, capital requirements will depend on many factors, including the rate of sales growth, market acceptance of our products, costs of securing access to adequate manufacturing capacity, the timing and extent of research and development projects and increases in our operating expenses. To the extent that funds generated by this offering, together with existing cash, cash equivalents and short-term investments balances and any cash from operations, are insufficient to fund our future activities, we may need to raise additional funds through public or private equity or debt financing. Although we are currently not a party to any agreement or letter of intent with respect to a potential acquisition or strategic arrangement, we may enter into acquisitions or strategic arrangements in the future, which also could require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

QUANTITATIVE AND QUALITATIVE DISCLOSURE OF MARKET RISKS

     Interest Rate Risk. Our cash equivalents and short-term investments are exposed to financial market risk due to fluctuations in interest rates, which may affect our interest income. As of September 30, 2000, our cash equivalents and short-term investments included money market funds, Federal agency discount notes and commercial paper and earned interest at an average rate of 6.8%. Due to the short-term nature of our investment portfolio, we would not expect our operating results or cash flows to be affected to any significant degree by a sudden change in market interest rates. We do not use our investment portfolio for trading or other speculative purposes.

     Foreign Currency Exchange Risk. All of our sales and substantially all of our expenses are denominated in U.S. dollars. As a result, we have relatively little exposure to foreign currency exchange risk. We do not currently enter into forward exchange contracts to hedge exposures denominated in foreign currencies or any other derivative financial instruments for trading or speculative purposes. However, in the event our exposure to foreign currency risk increases, we may choose to hedge those exposures.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133, as amended, establishes methods for recording derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. We are required to adopt SFAS 133 effective January 1, 2001. Because we currently do not hold any derivative instruments and do not engage in hedging activities, we do not currently believe that the adoption of SFAS 133, as amended, will have a significant impact on our consolidated financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101. SAB 101 summarizes certain areas of the staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We believe that our current revenue recognition principles comply with SAB 101.

     In March 2000, the Emerging Issues Task Force of the FASB issued EITF Issue 00-2, "Accounting for Website Development Costs." The issue addresses how an entity should account for costs incurred to develop a website. The total capitalizable costs associated with the development of our website have been immaterial to date and have not been capitalized.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, Interpretation of APB Opinion No. 25." Interpretation No. 44 clarifies the application of Accounting Principle Board Opinion No. 25 to certain issues including: (1) the definition of employee for purposes of applying APB Opinion No. 25, (2) the criteria for determining whether a plan qualifies as a noncompensatory plan, (3) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (4) the accounting for an exchange of stock compensation awards in business combinations. We adopted Interpretation No. 44 in July 2000. The adoption of Interpretation No. 44 did not have a material effect on our consolidated financial position or results of operations.

                                    BUSINESS

OVERVIEW

     Transmeta Corporation develops and sells software-based microprocessors and develops additional hardware and software technologies used to build Mobile Internet Computers, which are portable computing and communication devices that are compatible with PC software and provide sufficient performance to run demanding Internet media applications while also offering long battery life. Mobile Internet Computers include traditional notebook computers and newly emerging Internet appliances. We believe that Mobile Internet Computers using our products will allow users to access the Internet virtually anywhere and anytime, and to benefit from the same full-featured computing experience that they currently enjoy with their desktop PCs. Crusoe is the name for our software-based family of microprocessors that operate with low power consumption, offer high performance and are compatible with software designed for IBM x86 PC compatible computers. Transmeta offers Crusoe microprocessors suitable for a broad set of existing and emerging end markets.

INDUSTRY BACKGROUND

     THE EVOLUTION OF THE DESKTOP PERSONAL COMPUTER TOWARD MOBILE INTERNET COMPUTING

     The desktop personal computer, or PC, is widely used for business and personal activities and is commonly found in both the workplace and the home. Although the PC was originally developed to run software applications on a standalone basis, the emergence of the Internet has dramatically changed how people use the PC. The PC is now commonly used for communication and collaboration over the Internet in addition to computation and word processing functions. Electronic mail, or email, is a widely used means of communication and information delivery. Many PC users spend a significant portion of their PC usage time browsing the World Wide Web. The Internet has also become an efficient means of conducting personal and business transactions, primarily through business-oriented websites and online business exchanges. Internet usage has proliferated to the point where, out of a United States population of 273 million people, International Data Corporation, or IDC, estimates that more than 100 million access the Internet.

     People are becoming increasingly mobile in their business and personal activities, and are using the Internet to connect remotely to their businesses, family and friends. As people become more dependent upon email and visiting their favorite sites on the World Wide Web, they want to have Internet access wherever they go. Notebook computers enable people to bring the PC experience with them when they are away from their homes and offices. The notebook computer market is expected to grow as people use the Internet for web access, email and other forms of communication, in addition to running business and personal software applications. According to IDC, approximately 20 million notebook computers were shipped during 1999 and this number is forecasted to grow to approximately 35 million in 2003.

     As users seek access to the Internet anytime and anywhere, we believe they will want the same portable convenience that they currently enjoy from cellular phones. Until recently, most users have accessed the Internet through a wired Internet connection in office environments or through dial-up modems in home environments. However, consumer demand has caused the proliferation of Internet connections to many locations, such as airports and hotels, where a mobile Internet user may need them. Wireless modem technologies currently exist to help mobile users reach the Internet when these land-based connections are unavailable. We believe that the emergence of new wireless technologies will further increase demand for Internet access from battery-powered mobile devices.

     As mobile computer users increasingly use wireless technologies to access the Internet, they are likely to expect the same full Internet experience that they currently have with a desktop PC. We believe this ability to access the entire Internet, anywhere and anytime, with mobile computing devices will change people's view of communication like cellular telephones changed how people use the telephone. We refer to these devices, which include notebook computers and newly emerging devices such as full-featured Internet appliances, as "Mobile Internet Computers."

     The demand for Internet access has spawned an emerging market for simpler computing devices dedicated to Internet applications. Often referred to as "Internet appliances," these devices are designed to provide the user with an Internet experience comparable to that delivered by a desktop PC. These appliances may take many forms, such as a handheld tablet computer in which a touchpad is incorporated in the screen or a computer consisting of a flat panel display with all of the electronics behind the display panel. As these devices proliferate throughout the home and office, other types of Internet appliances are emerging. Examples of these Internet appliances include systems that bring the Internet into the home or office and distribute it to a number of other computers. These devices include set-top boxes and residential gateways. Some of these devices will transform the wired Internet connection into radio-based communication for other Internet appliances in the home. For example, new wireless radio standards are being used to provide high-speed wireless Internet connections in the home. Today the market for Internet appliances is in its infancy, but is predicted to grow rapidly. IDC forecasts that the market for Internet appliances and other similar devices that access the Internet will grow to more than 75 million units in 2003.

     The personal computer has improved tremendously since the introduction of the first 64KB 5-MHz IBM x86 PC in 1981. While hardware performance and memory capacity have each increased by a factor of about one thousand since the original IBM x86 PC, software compatibility has remained largely unchanged. Personal computers that retained software compatibility with the x86 computer instruction language have thrived, while those that tried to use other microprocessors incompatible with the x86 PC have not sustained significant market share. Adherence to IBM x86 PC compatibility has been critical for the success of both new PCs and thousands of PC-oriented software applications. Microsoft's Windows95, Windows98 and Windows Millennium Edition operating systems, for example, are only available for x86 compatible PCs.

     Beyond compatibility with standalone x86 PC software, the ability to access the entire Internet and obtain the full Internet experience usually requires x86 compatibility. Software developers and developers of websites often presume that users will be accessing the Internet through an x86 compatible PC. Software developers will often use new multimedia and animation techniques in order to attract people to their websites. Often these new techniques are delivered through small software programs, called plug-ins, that extend the functionality of a web browser. Most plug-ins are composed of small x86 compatible software programs downloaded over the Internet. This means that an x86 plug-in will not run unless the web browser is running on an x86 compatible microprocessor. Without plug-in functionality, sections of a website dependent on a plug-in are inaccessible, denying the user the full Internet experience. Full compatibility with the Internet demands x86 software compatibility.

     DESIRABLE FEATURES FOR MOBILE INTERNET COMPUTERS

     Today's mobile computers can still be improved in many ways. For users to obtain a truly satisfying Internet computing experience and for the markets for notebook computers and Internet appliances to reach their full potential, a wide range of user requirements must be simultaneously satisfied. To date, no technology has enabled the full mobile Internet experience that incorporates the wide range of features that users desire. We believe that the successful evolution of Mobile Internet Computers will require a single solution that addresses all of the following user desires:

     LONGER BATTERY LIFE. As users become increasingly mobile in their business and personal lives, their ability to plug their Internet computing devices into an electrical socket becomes increasingly constrained. To mitigate this problem, Mobile Internet Computing devices need to run several hours on battery power alone, significantly longer than the one to two hours often experienced with existing notebook computers. In addition, because mobile users tend to run the same high performance applications whether their computers are plugged into an electric socket or running on battery power, they will want several hours of battery life without noticeably sacrificing performance or portability. For example, the ability of a battery to last for the entire duration of a transatlantic airline flight would greatly increase the utility of notebook computers.

     LIGHTER WEIGHT. Lighter and thinner notebook computers have grown in popularity as people who need to stay connected to the Internet have become less willing to travel regularly with heavy notebook computers. Notebook computers can weigh as much as 8 or 9 pounds, making them cumbersome to carry. One of the

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

heaviest components of notebook computers is the battery, but reducing the battery size to reduce weight also reduces the computer's running time before it must be recharged.

     COMPARABLE PERFORMANCE. Most people are accustomed to accessing the Internet through an x86 desktop PC. Playing a DVD movie, downloading an MPEG-4 streaming video movie or running a Macromedia Flash plug-in, for example, requires levels of performance comparable to that of a typical 400 MHz desktop x86 PC. As mobile computing becomes a more integral part of daily business and personal life, users will expect comparable levels of performance from their Mobile Internet Computers.

     FULL X86 SOFTWARE AND INTERNET COMPATIBILITY. The majority of Internet sites presume the user has an x86 notebook computer or desktop PC. Users will expect the same full-featured Internet experience from any new Mobile Internet Computer as they enjoy with their desktop PC. Internet users require x86-based plug-in applications and general application software in order to enjoy an experience comparable to that of the desktop PC. Thus, we believe that compatibility with the x86 instruction set and basic PC system infrastructure will be important for any Mobile Internet Computer.

     COST EFFECTIVE. For Mobile Internet Computers to proliferate, they must be priced at levels that are suitable for consumer electronic devices. Particularly in the Internet appliance market, consumers are expected to look for moderately priced alternatives to the desktop PC and notebook computer to be used throughout the home and office.

     COOL AND QUIET. As Mobile Internet Computers become more consumer-oriented, issues such as cooling fan noise and surface heat will become increasingly important to minimize the annoyance and discomfort associated with loud fans and hot notebook computers. Ideally, Mobile Internet Computers will remain cool without requiring a noisy fan.

     THE INDUSTRY MICROPROCESSOR DILEMMA

     Within a notebook computer or Internet appliance, the microprocessor usually dictates the characteristics of the entire computer system. Unfortunately, no single microprocessor has simultaneously enabled all of the characteristics users desire for full-featured Mobile Internet Computers. These limitations force system designers to make choices among various features such that only a subset of user requirements is satisfied when using any traditional microprocessor. For example, a common tradeoff in existing products is that x86 compatibility is sacrificed in order to achieve longer battery life.

     Two types of microprocessor architectures dominate today's marketplace. They are generically known as reduced instruction set computer, or RISC, and complex instruction set computer, or CISC. RISC is represented by a variety of different microprocessor architectures such as those licensed from ARM Holdings and MIPS Technologies, Power PC from IBM and Motorola, and SPARC from Sun Microsystems. CISC is typically represented by microprocessors found in x86 PCs. RISC microprocessors were developed in the 1980s as a way to use a simpler microprocessor design to provide higher performance. However, RISC instruction sets are not compatible with x86 PC software, and systems that use this architecture have much more limited software availability. Over recent years, CISC microprocessor design teams have found that they were able to achieve levels of performance similar to RISC chips by adding further complexity to their designs. However, more complex designs have a number of other drawbacks, including additional power usage and larger, more costly chips. When considering alternatives among commonly available microprocessors, system designers typically have the following choices and tradeoffs:

     - HIGH PERFORMANCE, HIGH POWER X86 COMPATIBLE MICROPROCESSORS. These are microprocessors typically used in a mobile or desktop PC. For a Mobile Internet Computer, the most important user disadvantages of these microprocessors are high power consumption and limited battery life.

     - LOW-PERFORMANCE X86 COMPATIBLE MICROPROCESSORS. These devices are usually based on an older generation microprocessor, such as a 486 generation design. The cost of these older designs is usually very low, but performance is often not sufficient to run modern multimedia applications such as MPEG-4 video movies.

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

     - HIGH PERFORMANCE, HIGH POWER RISC MICROPROCESSORS. These microprocessors are often found in RISC workstations and do not provide compatibility with x86 PC application software or x86 plug-ins.

     - LOW POWER RISC MICROPROCESSORS. There are several low power RISC microprocessors that can provide excellent battery life, but the lack of x86 compatibility limits their ability to provide the full-featured Internet experience, which requires the ability to run PC software and x86 plug-ins.

     We believe that no single microprocessor to date has provided enough of the desired characteristics for Mobile Internet Computers to satisfy user requirements and to achieve their full market potential. As a result, systems developers must compromise their designs and speculate regarding the features consumers might be willing to sacrifice as part of their Mobile Internet Computing experience.

TRANSMETA'S SOLUTION

     Transmeta develops and sells software-based microprocessors and develops additional hardware and software technologies that enable computer manufacturers to build computers that simultaneously offer long battery life, high performance and x86 compatibility. Our Crusoe microprocessors are unique because, unlike traditional microprocessors that are built entirely with silicon hardware, they are composed of both a software and a hardware component.

     The software component of our Crusoe microprocessors is called Code Morphing software. The primary function of Code Morphing software is to provide a compatibility bridge between standard x86 PC software and our hardware chip with its own proprietary instruction set. Code Morphing software dynamically translates the ones and zeros of the x86 software instructions into a functionally equivalent but simpler set of ones and zeros for our hardware chip to decode and execute. This translation process is undetectable to the end user. In addition, Code Morphing software continuously learns about the programs run by a user in order to re-optimize the operation of those programs so that they run on Crusoe with the lowest possible power usage and highest possible performance.

     The hardware component of our Crusoe microprocessors is a silicon chip using a Very Long Instruction Word, or VLIW, architecture. It has a proprietary instruction set with instructions up to 128-bits long. This chip provides the basic processing units, registers and cache memory. Our VLIW architecture allows us to achieve high performance with a relatively simple internal design primarily optimized for speed and low power. Responsibility for complex control and instruction scheduling functions, which is normally found in hardware, is transferred to the Code Morphing software. Moving these functions from hardware into software results in a design with fewer logic transistors, and hence a smaller die size, to achieve a given level of performance.

     Our novel software-based microprocessor approach can help computers built with Crusoe microprocessors to achieve the following benefits:

     - LONGER BATTERY LIFE. Crusoe microprocessors consume less power than other x86 microprocessors -- around 1 watt or less in typical applications. Existing x86 microprocessors with features comparable to those of Crusoe may range in power usage from 6 to 10 watts or more in similar applications. Since the microprocessor is often the largest user of overall system power, Crusoe's lower power consumption translates into longer battery life for a given battery size.

     - LIGHTER WEIGHT. The battery is often the heaviest single component in a mobile computer. Because Crusoe microprocessors use less power than typical hardware-based microprocessors, system designers have the option to build lighter weight computers with smaller batteries. Crusoe's lower power consumption also means that systems can be designed without heavy components used to eliminate heat, such as a fan or heat pipe, which add additional weight and thickness.

     - COMPARABLE PERFORMANCE. Crusoe microprocessors provide performance comparable to that of a typical x86 desktop PC. For example, Crusoe microprocessors offer sufficient performance for highly computational multimedia tasks such as software decoding a DVD movie.

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

     - FULL X86 AND INTERNET SOFTWARE COMPATIBILITY. Crusoe microprocessors are compatible with software written for the x86 PC and the Internet. This allows Crusoe microprocessors to run x86-based Internet software such as browser plug-ins, as well as the wide range of software applications familiar to users of desktop PCs. Crusoe microprocessors are compatible with operating systems, basic input/output systems and applications software that normally run on x86 PCs.

     - COST-EFFECTIVE APPROACH. By moving functionality from hardware into software, Crusoe's hardware uses fewer logic transistors than other x86 PC microprocessors, resulting in a chip with a less complex and smaller die. Smaller chips cost less to manufacture than larger chips. Our small die size has also allowed us to integrate additional functionality, which can save space on the motherboard and provide OEMs with the cost advantages of a one-chip solution compared to a two-chip solution.

     - COOL AND QUIET. Because Crusoe microprocessors consume low power, computers using Crusoe generally do not require a cooling fan. This eliminates fan noise, fan weight, fan cost and power consumption by the fan itself. We believe that cool and quiet computers will be increasingly valued as Internet appliances become more common in the home.

     - DOWNLOADABLE OVER THE INTERNET. Because Crusoe is implemented with software, we can send new versions of Code Morphing software over the Internet. We can use this feature to send product updates to customers, as well as to provide specialized versions with additional diagnostic capabilities, or even to fix bugs that may be found at a future time.

     We believe that we have one of the foremost combined hardware and software engineering teams involved with microprocessor design. David Ditzel, our Chief Executive Officer and a co-founder of Transmeta, is a pioneer designer in the microprocessor arena. Over the last 25 years, he co-developed reduced instruction set computer, or RISC, microprocessor technology while employed at AT&T's Bell Laboratories, and was director of SPARC Laboratories and Chief Technical Officer of Sun Microsystems' Microelectronics division. We have recruited a talented engineering staff in both hardware and software areas consisting of many well respected senior engineers. For example, we employ Linus Torvalds, the originator of the Linux operating system, to work on a variety of software projects within the Crusoe solution. At September 30, 2000, at least 109 of our employees had post-graduate degrees, of which 41 had Ph.Ds.

STRATEGY

     Our objective is to provide industry-leading low power processing solutions combined with x86 software compatibility at a variety of compelling cost and performance points. Key elements of our strategy include:

     Extending Our Expertise in Software-Based Microprocessor Technologies. We plan to extend our expertise in software-based microprocessor technology to provide differentiated products to the market. We intend to develop successive generations of hardware architectures and Code Morphing software optimizations to further enhance power management and performance, while maintaining x86 software compatibility. We also intend to exploit the unique characteristics of software to continue to move additional hardware features into software. We plan to extend the ability of our Code Morphing software to "learn" about the characteristics of an application program while it is running, and to use this knowledge to further improve performance and lower power consumption.

     Focusing on the Notebook Computer and Mobile Internet Appliance
Markets. Our initial goal is to target our Crusoe microprocessors at growing markets where low power, mobility and x86 PC software compatibility are paramount, such as in the Mobile Internet Computing market. We believe that we are well positioned to be the leading microprocessor solution for Mobile Internet Computing devices, which are at the convergence point between communications and computing. Our initial products are focused on the growing light weight notebook computer market, which seeks long battery life combined with high performance. We are also focused on the evolving Internet appliance market, where low power consumption and low cost are important.

     Developing Additional Low Power Markets Beyond Mobile Computing. We believe that there are a number of new market opportunities for our Crusoe microprocessors where low power and x86 software compatibility are particularly important, but where mobility and battery life may not be a factor. Next

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

generation cable television set-top boxes, for example, will need x86 compatibility to provide Internet connectivity and web browsing, and sufficient performance to deliver streaming media in a home environment where a cool and quiet system without a noisy fan will be desired. As people acquire multiple computers or Internet appliances in the home, they will need a facility for connecting them to each other and to the Internet. These devices are often called home network servers and residential gateways. We also see a developing interest in a new type of web server, where the critical factor is the number of microprocessors per unit volume. This is an application for which Crusoe's low power features are particularly attractive.

     Developing Relationships With Companies and Communities That Enhance Our Business. We are working aggressively to develop relationships with others that enhance our respective businesses and allow us to focus on our core competencies. We work closely with our OEM customers to collaborate on the specifications for our next generation products. We have developed a working relationship with Microsoft to ensure compatibility with their software products and to collaborate on future products. We also work closely with the Linux community to develop new features for our customized version of Linux, called Mobile Linux, and we intend to share those improvements with the open source community. We use IBM to fabricate silicon wafers using advanced process technologies rather than developing our own manufacturing facilities. We believe that these relationships will enable computer manufacturers to bring Crusoe-based computers to market quickly.

     Developing Expertise Across the Entire Computer System. To speed the adoption of our technology and improve our customers' time-to-market, we often provide potential customers with complete reference computer system solutions. By building an entire computer system, we can innovate across all the components of a computer system and help our customers resolve system design issues. We are committed to bringing expertise to our customers not only in microprocessors, but also in the engineering know-how of motherboard design, porting of basic input/output system software, operating system bring up, compatibility testing, power management tuning and thermal design issues. We believe that our ability to provide comprehensive systems expertise will continue to improve our customers' time-to-market and accelerate the adoption of the Crusoe solution.

CORE COMPETENCIES AND TECHNOLOGIES

     We are involved in the research, design, product development and system integration of many of the software and hardware technologies that make up a complete x86 PC compatible computer system. In addition to the microprocessor, the quality of the final computer system depends on the successful integration and optimization of all of the various hardware and software components in the computer. Our understanding of the complete computer system and our ability to provide and improve an optimized total platform solution for our customers are the result of our core competencies and technologies.

     CRUSOE MICROPROCESSOR DEVELOPMENT. Our approach to microprocessor design implements substantial portions of the microprocessor with software. Each of our Crusoe microprocessors consists of both a software component and a hardware component. When combined, these two components form a single microprocessor solution that is compatible with software programs designed for x86 PC compatible computers, operates using less power than other x86 microprocessors and runs applications with performance levels comparable to those of desktop computers.

     We believe that there are several technical and business benefits to this approach. By partitioning the complex problem of designing a microprocessor into two pieces, each piece is individually simpler to implement. A substantial portion of the functionality of our microprocessor is implemented with software, which allows the remaining functionality to be implemented in a relatively simple semiconductor chip. We have developed substantial technical expertise and technology in developing the following components in our microprocessor.

     - CODE MORPHING SOFTWARE. The software component of our Crusoe microprocessors is called Code Morphing software, because it dynamically translates, or morphs, x86 instructions into instructions for our very long instruction word processors. Code Morphing software dynamically translates from the ones and zeros of the x86 software instructions into a functionally equivalent but simpler set of ones

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

       and zeros for our hardware chip to decode and execute. The technology involved in Code Morphing software is similar to that used in advanced compilers, but with the input being binary programs rather than high-level language source code. Code Morphing software translates small groups of instructions incrementally, on an as-needed basis. Because of the incremental approach, the Code Morphing process happens so quickly that it is not detectable to the end user. Once a group of instructions is translated, those translated instructions are cached for successive executions without the need for further translation. Since instructions in an application often execute millions of times or more, performance costs associated with translation are quickly amortized. Code Morphing software constantly monitors the programs a user is running in order to re-optimize the operation of the program sections so that they run on the Crusoe microprocessor with the lowest possible power consumption and highest possible performance.

     - VERY LONG INSTRUCTION WORD (VLIW) PROCESSOR HARDWARE. The hardware component of our Crusoe microprocessors is a VLIW processor chip. Our VLIW chip is responsible for basic arithmetic computation, and the control and caching functions. It currently supports both 128-bit and 64-bit wide instructions. Each of these wide instructions can control multiple functional units in parallel for high performance under software control. For example, a single 128-bit VLIW instruction might simultaneously control an integer addition, an integer subtraction, a memory load and a branch. Our microprocessors currently employ a number of advanced features. Crusoe microprocessors have relatively large Level 1 instruction caches and large Level 1 data caches. Our high-end Crusoe microprocessors also contain on-chip Level 2 caches that improve performance by reducing the average time to access data from memory, and also help reduce power by decreasing the number of power-burning memory accesses to dynamic random access memory, or DRAM.

     - INTEGRATED NORTHBRIDGE CHIPSET. Because we have moved many traditional chip functions from hardware into software, the basic processor requires a relatively small chip area. This provides the opportunity to integrate a full PCI bus controller, a synchronous DRAM, or SDRAM, memory interface, and, on some Crusoe microprocessors, a double data rate SDRAM, or DDR SDRAM, memory interface. A PCI bus connects a processor to user input/output devices such as a graphics controller or modem. These functions have been traditionally provided in a second chip, called a northbridge. Crusoe microprocessors integrate this northbridge functionality onto the same silicon die as the processor. This increased level of integration reduces both power requirements and motherboard area, which are critical resources in small mobile devices.

     - LONGRUN POWER MANAGEMENT. Our proprietary LongRun technology is enabled by the monitoring and optimization capabilities of Code Morphing software. LongRun monitors levels of user activity to determine how much performance is actually needed. Our chip has special purpose hardware that allows LongRun to rapidly adjust the frequency and voltage of the chip to a variety of levels to closely match the needed level of performance. Reducing frequency and voltage can substantially reduce the power consumed by the Crusoe microprocessor, which in turn leads to longer battery life.

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     The following diagram illustrates how applications and operating systems run on top of our Crusoe microprocessor:

                                   [DIAGRAM]

     PC DESIGN EXPERTISE. We design and build PC-compatible computer systems based on our Crusoe microprocessors. We build these systems for internal engineering use in order to test our Crusoe microprocessors in a real system environment. We do not build these systems for commercial sale, but we believe that the detailed design specifications are valuable to our customers as known working reference designs. By providing schematics, motherboard layout and extensive design notes, we can help our customers save time to market. We have a systems engineering department that has already completed reference designs suitable for use in notebook computers, mobile Internet appliances and home electronic devices connected to the Internet. We also use these systems for many in-house purposes, such as testing new Code Morphing software, testing basic input/output systems, benchmarking and compatibility testing. We also take an active role in helping our customers debug and optimize the design of their platforms for longest battery life and best performance.

     BIOS DEVELOPMENT. The BIOS software, or basic input/output system software, is usually the lowest level of software and the first software to execute x86 instructions in a PC. The BIOS controls low-level hardware functions, set-up of peripheral devices, some power management functions and a host of miscellaneous system housekeeping operations. Different BIOS code is needed for each unique motherboard and microprocessor combination, for Crusoe and other microprocessors as well, in order to make each of the components in the computer system work properly together. Knowing how to make changes to the BIOS requires detailed expertise about the individual motherboard and microprocessor characteristics. Our team of BIOS experts works with BIOS providers and customers to customize their BIOS code to the Crusoe microprocessor, Crusoe power management features and particular motherboard features. We then provide these changes back to the BIOS providers, so that they can provide Crusoe-supported BIOS ports to the computer manufacturers. This enables the computer manufacturer to save many months of time and substantial expense compared to doing a BIOS port on its own. In addition, our BIOS staff also assists our customers in the power-on and bring-up of new products.

     POWER MANAGEMENT EXPERTISE. Power management in a computer system requires substantial technical expertise. We have developed tools, methodologies and techniques that allow us to provide power management expertise to our customers. This expertise in power management is used to tune the computer system for the longest possible battery life.

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     THERMAL MANAGEMENT EXPERTISE. Electronic devices operating in a closed box can generate excessive heat if not managed carefully. We use our expertise in thermal management to advise our customers about thermal solutions for their notebook and other Crusoe-based computers. Our chips incorporate thermal sensors, which can be used in conjunction with a Crusoe port for basic input/output system software and Code Morphing software to allow the Crusoe microprocessor to operate at the peak performance allowed by the thermal solution of the computer system. We use advanced computer aided design tools to do thermal modeling of individual computer systems to assure our customers that Crusoe will work reliably in their systems. Our goal is to help our customers avoid the use of fans. Eliminating fans can reduce noise and, by decreasing power usage, increase battery life.

     MICROSOFT WINDOWS SUPPORT. We expect most notebook computers using Crusoe to run a version of the Microsoft Windows operating system. We work with Microsoft to ensure that our products are compatible with products of Microsoft and our mutual customers. Microsoft meets most of the operating system needs of computer manufacturers directly. Transmeta occasionally provides expertise for special software, such as "device drivers," that allow Windows or the basic input/output system to communicate with Crusoe. For example, we have provided our customers with a special device driver that allows them to use a graphical user interface to control our LongRun power management. We also work with Microsoft and computer manufacturers in testing Crusoe and customer platforms using Microsoft's Windows Hardware Quality Lab tests. We do not expect our relationship with Microsoft to be a direct source of revenue for us.

     MOBILE LINUX. Particularly for Internet appliances, we find that our potential customers desire customized versions of the Linux operating system. We have substantial expertise in the Linux operating system. Linus Torvalds, the creator of Linux, and several other well-known contributors to Linux and Linux standards are employees of Transmeta. We use this expertise to work with our customers to port, customize and otherwise provide enhancements to Linux that work with the different Crusoe-powered Internet appliance devices that our customers are designing. We have developed a customized version of Linux, called Mobile Linux, that enhances the Linux operating system to add power management functions, to operate without a hard disk drive and to use a compressed file system, so that programs can be stored more efficiently in memory. Following the open source model, we intend to release our changes for the Mobile Linux source code to the Linux community.

     COMPATIBILITY TESTING. We have invested substantial resources in developing tools, expertise and test environments for compatibility testing. We test compatibility across three major areas: x86 compatibility, hardware compatibility, and full operating system and application compatibility. To test Crusoe microprocessors for compatibility with the x86 instruction set, we have purchased substantial microprocessor test suites, and had teams of programmers write individual compatibility test programs. We have also purchased and built computer programs that automatically generate further compatibility tests. For hardware interface compatibility, we test Crusoe's PCI bus interface for compatibility with the industry-standard definitions for the PCI bus. A PCI bus connects a processor to user input/output devices such as a graphics controller or modem. We test Crusoe's ability to communicate with standard components, such as graphics chips, southbridge chips and other controller chips, that communicate with the PCI bus. We test a variety of synchronous DRAMs, or SDRAMs, and double data rate SDRAMs, or DDR SDRAMs, for compatibility with Crusoe hardware. We also test other components on the motherboard, such as power supply chips and clock generator chips, to make sure that they work with Crusoe. We have established a systems compatibility test laboratory that tests approximately 30 different PC operating systems and hundreds of different PC applications with Crusoe.

     INTERNAL MICROPROCESSOR DEVELOPMENT SOFTWARE TOOLS. We have developed a set of software tools including a C Compiler, a C++ Compiler, an assembler, a linker, a loader and various advanced debugging tools that give us a unique view into the execution of both Code Morphing software and translated user programs. This capability allows us to isolate bugs quickly in x86 code and watch the real-time operation of programs so that we can tune them for better performance and lower power characteristics. These tools also have proven valuable in bringing up new hardware systems with our customers because, even before the first x86 instruction is executed, Code Morphing software has already executed millions of instructions that can assist in probing different sections of the system.

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PRODUCTS AND PRODUCTS UNDER DEVELOPMENT

     In January 2000, we introduced our Crusoe family of microprocessors. We expect to use the name Crusoe to represent current and future products, and to use this single brand name to represent characteristics of long battery life, x86 PC software compatibility and high performance. The different microprocessor models in the Crusoe family offer different levels of performance and different cost structures. We have found that the marketplace divides Mobile Internet Computing into two distinct markets: notebook computers and Internet appliances. Notebook computers usually run a version of the Microsoft Windows operating system. This market demands higher performance, longer battery life and x86 compatibility and is less price sensitive than the Internet appliance market. To address the notebook computer market, we have developed the TM5x00 series of Crusoe microprocessors. In the market for Internet appliances, compatibility with the x86 instruction set is important, but cost can take a higher level of importance. We have seen a growing interest in the Linux operating system for this market. To address the Internet appliance market, we have developed the TM3x00 series of Crusoe microprocessors.

     The table below shows a comparison of many of the key features and differences of six different Crusoe microprocessors in our product roadmap, three of which are currently in production, and three of which we expect to introduce in 2001. The three products that we have not yet introduced are the TM3300, TM3400 and TM5800, each of which is identified with an asterisk in the chart below. The features of products not yet in production are subject to change.

                                          TM3X00 SERIES FOR                       TM5X00 SERIES FOR
                                         INTERNET APPLIANCES                     NOTEBOOK COMPUTERS
                                -------------------------------------  ---------------------------------------
                                  TM3200       TM3300*      TM3400*      TM5400       TM5600        TM5800*
                                -----------  -----------  -----------  -----------  -----------  -------------
Typical maximum MHz range.....      400          400       400 - 500    500 - 700    600 - 800    600 - 1000
Instruction compatibility.....      x86          x86          x86          x86          x86           x86
Level 1 data cache............     32 KB        64 KB        64 KB        64 KB        64 KB         64 KB
Level 1 instruction cache.....     64 KB        64 KB        64 KB        64 KB        64 KB         64 KB
Level 2 cache.................     none         none        256 KB       256 KB       512 KB     512 KB - 1 MB
PCI bus interface.............      Yes          Yes          Yes          Yes          Yes           Yes
SDR SDRAM controller..........      Yes          Yes          Yes          Yes          Yes           Yes
DDR SDRAM controller..........      No           No           No           Yes          Yes           Yes
Standard PC power management..      Yes          Yes          Yes          Yes          Yes           Yes
LongRun power management......      No           No           Yes          Yes          Yes           Yes
VLIW full instruction
  length......................   128-bits     128-bits     128-bits     128-bits     128-bits      128-bits
Technology generation.........  .22 micron   .18 micron   .18 micron   .18 micron   .18 micron    .13 micron
Production status.............      Now         2001         2001          Now          Now          2001

---------------
* Not yet in production.

     The expected price range for our TM3x00 series for Internet appliances is $50 to $100 per microprocessor. The expected price range for our TM5x00 series for notebook computers is $100 to $200 per microprocessor. The price ranges of these products are subject to change.

     TM3X00 SERIES FOR INTERNET APPLIANCES. The TM3200 is a Crusoe microprocessor intended for Internet appliance computers running the Linux operating system. This microprocessor is composed of Transmeta's Code Morphing software and a 128-bit very long instruction word, or VLIW, chip. The VLIW chip runs at up to 400 MHz, contains a processing engine capable of executing up to four basic operations every clock cycle, and has a 64 KB Level 1 instruction cache and a 32 KB Level 1 data cache. In addition to the basic processor, the TM3200 also contains a PCI bus interface and a single data rate synchronous DRAM, or SDR SDRAM, controller. A PCI bus connects a processor to user input/output devices such as a graphics controller or modem. The PCI bus interface and SDR SDRAM controller, often collectively referred to as a northbridge, are integrated directly onto the Crusoe microprocessor.

     The TM3200 is produced using a .22 micron CMOS technology. For the TM3300 and TM3400 microprocessor, we have redesigned the parts to move from a .22 micron technology into a .18 micron CMOS technology. We expect these products to become available during 2001. We expect this technology shrink to improve operating frequency, reduce power consumption and reduce costs.

     TM5X00 SERIES FOR NOTEBOOK COMPUTERS. The TM5400 is a high performance Crusoe microprocessor intended for notebook computers running the Windows operating system. This microprocessor is composed of Transmeta's Code Morphing software and a 128-bit VLIW microprocessor. The TM5400 is a superset of the TM3200, and has an increased Level 1 data cache of 64 KB. The TM5400 adds a number of new features such as a 256 KB Level 2 cache, LongRun power management and a double data rate synchronous DRAM, or DDR SDRAM, controller. The TM5400 is produced using a .18 micron CMOS technology.

     In May 2000, we began sampling the TM5600 Crusoe microprocessor to our customers. The TM5600 is similar to the TM5400, but has an increased Level 2 cache of 512 KB. The increased Level 2 cache improves the performance and reduces the power consumption of the TM5600 relative to the TM5400. The TM5600 is produced using a .18 micron CMOS technology.

     As yields improve and customer performance demands increase, we expect to introduce the TM5800 Crusoe microprocessor. We expect that this microprocessor may have increased Level 2 cache of up to 1 MB, and use more advanced semiconductor technology, moving to a .13 micron CMOS technology as soon as it is available during 2001.

CUSTOMERS

     We expect to sell our products primarily to end manufacturers of computer equipment. In September 2000, we began volume shipments. Before that, we had only manufactured limited quantities of our products. As of September 30, 2000, we had shipped products in volume only to Sony Electronics and Fujitsu Ltd. Sony Electronics has announced that it will use our Crusoe microprocessor in its new VAIO PictureBook C1VN notebook computer. Fujitsu has announced that it will use our Crusoe microprocessor in its new FM Biblo Loox T and FM Biblo Loox S notebook computers. Hitachi has announced three notebook computers and an Internet appliance incorporating Crusoe. Gateway has announced that it will use Crusoe in Internet appliances still under development with America Online.

SALES AND MARKETING

     We sell our products through a variety of channels, including a direct sales force, sales representatives and distributors. A marketing staff supports our sales effort. In addition, we have field applications engineers who work directly with our customers. We have opened an office in Taiwan to provide sales and customer support, and expect to do the same in Japan during 2001. We also expect to sell our products in Asia through distributors. In August 2000, we entered into a distributor agreement to support our sales and marketing activities in the Far East market. Under this agreement, we appointed Siltrontech Electronics as the exclusive distributor of our products in Taiwan, Hong Kong and China until December 31, 2002, other than the right to sell products to OEMs and major notebook computer manufacturers. In September 2000, we appointed All American Semiconductor as the exclusive distributor of our products in North America until December 31, 2002, other than the right to sell products to OEMs and major notebook computer manufacturers.

     We expect to dedicate sales managers to principal customers to promote close cooperation and communication. We work with our potential customers to select, integrate and tune hardware and software system components that make up the final computer system. We also provide potential customers with reference platform designs, which we believe will enable our customers to achieve easier and faster transitions from the initial prototype designs through final production releases. We believe these reference platform designs also will enhance our targeted customers' confidence that our products will meet their market requirements and product introduction schedules.

MANUFACTURING

     We use third-party manufacturers for wafer fabrification. By subcontracting our manufacturing, we focus our resources on product design and eliminate the high cost of owning and operating a semiconductor fabrication facility. This fabless business model also allows us to take advantage of the research and development efforts of manufacturers, and permits us to work with those manufacturers that offer the most advanced manufacturing processes and competitive prices.

     IBM, at its manufacturing plant in Vermont, has manufactured all of our products to date. We have entered into a manufacturing agreement with IBM, which expires no sooner than December 30, 2003. We may cancel any outstanding purchase orders, but we must pay IBM for expenses it has incurred in connection with the purchase orders through the date of cancellation. Our agreement with IBM does not guarantee any level of production capacity or any particular price. Any inability of IBM to provide the necessary capacity or output could result in significant production delays. If IBM experiences capacity constraints, it may allocate its available capacity to its other customers. If IBM suffers any damage to its facility, or there is any other disruption of its manufacturing capacity, we may not be able to qualify alternative manufacturing sources for our products and bring them to volume production in a timely manner.

     We recently qualified TSMC in Taiwan to fabricate wafers for Crusoe microprocessors. We expect TSMC to be operational for fabrication of wafers in production quantities during 2001. We place orders with TSMC on a purchase order basis. We do not have a manufacturing agreement with TSMC or a guaranteed level of production capacity or any particular price from TSMC. TSMC may allocate capacity to other companies and reduce deliveries to us on short notice.

     Our designs are compatible with industry-standard CMOS manufacturing processes. We believe this compatibility will permit us to qualify additional manufacturers to mitigate the risk of using a single source for a product. Our products are now primarily fabricated using .18 micron process technologies. We continuously evaluate the benefits, on a product by product basis, of migrating to a smaller geometry process technology to reduce costs and increase the performance of our microprocessors.

     IBM also performs the initial testing of the silicon wafers that contain our microprocessors. After initial testing, the silicon wafers are cut into individual semiconductors and assembled into packages. All testing is performed on standard test equipment using proprietary test programs developed by our test engineering group. We periodically audit our test facilities to ensure that their procedures remain consistent with those required for the production of our products. We rely upon IBM, at a site located in Canada, to assemble and test substantially all of our products. This reliance on IBM could result in product shortages or delays in the future. If these shortages or delays were significant, our customers might seek alternative sources of supply, which could harm our operating results and reputation. We are in the process of qualifying alternative assembly and test contractors in Asia.

     We participate in quality and reliability monitoring through each stage of the production cycle by reviewing data from our wafer fabrication plants and assembly subcontractor. We closely monitor wafer fabrication plant production to enhance product quality and reliability and yield levels.

COMPETITION

     The market for microprocessors is intensely competitive, rapidly evolving and subject to rapid technological change. We believe that competition will become more intense in the future and may cause price reductions, reduced gross margins and loss of market share, any one of which could significantly reduce our future revenue and increase our losses. Significant competitors that offer microprocessors for the notebook computer market include Advanced Micro Devices and Intel. Significant competitors that offer microprocessors for the Internet appliance market include manufacturers of reduced instruction set computer, or RISC, microprocessors such as licensees of technology from ARM Holdings and MIPS Technologies. In addition, Intel recently announced that it is developing a RISC microprocessor for release by the end of 2000. We also face competition from providers of x86 compatible microprocessors for the Internet appliance market, including National Semiconductor.

     We compete on the basis of a variety of factors, including:

     - technical innovation;

     - performance of our products, including their power usage, product system compatibility, speed, reliability and density;

     - product price;

     - product availability;

     - reputation and branding; and

     - technical support.

     Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Many of our competitors also have significant influence in the industry. We may not be able to compete effectively against current and potential competitors, especially those with significantly greater resources and market leverage.

INTELLECTUAL PROPERTY

     Our success depends in part upon our ability to maintain the proprietary aspects of our technology and to operate without infringing the proprietary rights of others. We rely on a combination of patents, copyrights, trademarks, trade secret laws and contractual restrictions on disclosure to protect our intellectual property rights. We have six U.S. patents with expiration dates ranging from 2016 to 2017. Our patents principally cover microprocessors, software, components for microprocessors and systems including microprocessors. We have applied for 30 additional U.S. patents and have filed foreign patent applications based on selected U.S. patents and patent applications of ours. It is possible that no patents will issue from our pending patent applications. Even if additional patents are issued, taken together with our existing patents, they may not provide sufficiently broad protection to protect our proprietary rights. We hold a number of trademarks, including Transmeta, Crusoe, LongRun and Code Morphing.

     Legal protections afford only limited protection for our technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, leading companies in the semiconductor industry have extensive portfolios with respect to semiconductor technology. From time to time, third parties, including these leading companies, may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related methods that are important to us. We have received, and may in the future receive, communications from third parties asserting patent or other intellectual property rights covering our products. There are currently no material third party claims pending regarding our patents or our other intellectual property rights. In the future, however, litigation may be necessary to defend against claims of infringement or invalidity, to determine the validity and scope of the proprietary rights of others, to enforce our intellectual property rights, or to protect our trade secrets.

EMPLOYEES

     At September 30, 2000, we and our subsidiaries employed 364 people in the United States and Taiwan. Of these employees, 253 were engaged in research and development, 48 were engaged in sales and marketing, 28 were engaged in professional services and technical support and 35 were engaged in finance and other administrative departments.

     Seven of our employees are located in Asia. In addition, at September 30, 2000, 14 people in the United States, Japan and Europe worked for us on a contract basis. None of our employees is subject to any collective bargaining agreements. We believe our employee relations are good.

FACILITIES

     We lease a total of approximately 137,475 square feet of office space in five buildings in a business park complex located in Santa Clara, California. We lease space in these buildings under four separate leases and one sublease, four of which expire in June 2008 and one of which expires in July 2001. We sublease a total of approximately 49,680 square feet of office space in two of the buildings to three different subtenants. These subleases expire between September 2001 and July 2002. We also lease office space in Taiwan to support our sales and marketing personnel worldwide. We intend to expand our operations significantly and therefore may discontinue subleasing space to others and may require additional facilities in the future.

LEGAL PROCEEDINGS

     From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not currently involved in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table shows information about our executive officers and directors. Ages are as of September 30, 2000.

                   NAME                      AGE                       POSITION
                   ----                      ---                       --------
David R. Ditzel............................   43    Director and Chief Executive Officer
Mark K. Allen..............................   45    Director, President and Chief Operating Officer
James N. Chapman...........................   51    Senior Vice President of Sales and Marketing
Douglas A. Laird...........................   44    Senior Vice President of Product Development
Merle A. McClendon.........................   45    Chief Financial Officer and Secretary
David P. Jensen............................   52    Vice President of Operations
Barry L. Rubinson..........................   55    Vice President of Software
John O. Horsley............................   39    General Counsel
Murray A. Goldman..........................   62    Chairman of the Board of Directors
R. Hugh Barnes.............................   54    Director
Larry R. Carter............................   57    Director
Paul M. McNulty............................   38    Director
William P. Tai.............................   38    Director
T. Peter Thomas............................   54    Director

     David R. Ditzel is a co-founder of Transmeta. Mr. Ditzel has served as Chief Executive Officer and a director of Transmeta since March 1995. From March 1995 to January 2000, Mr. Ditzel also served as President and, from March 1995 to November 1998, Mr. Ditzel also served as Vice President of Engineering of Transmeta. From 1987 to 1995, Mr. Ditzel was employed at Sun Microsystems, where he held a variety of positions, most recently as Director of SPARC Laboratories and Chief Technical Officer of the Microelectronics division. From 1978 to 1987, Mr. Ditzel was employed at AT&T Bell Laboratories, where he was a Member of Technical Staff. Mr. Ditzel holds a B.S. in electrical engineering and a B.S. in computer science from Iowa State University and an M.S. in electrical engineering and computer science from the University of California at Berkeley.

     Mark K. Allen has served as President, Chief Operating Officer and a director of Transmeta since January 2000. From October 1998 to November 1999, Mr. Allen served as Vice President of Operations of NVIDIA, Inc., a designer and developer of 3D graphics processors, graphics processing units and related software for semiconductor companies focusing on graphics chips. From February 1995 to October 1998, Mr. Allen served as Senior Vice President of Operations of C-Cube Microsystems, a digital video technology company. From March 1987 to February 1993, Mr. Allen served as Vice President of Worldwide Manufacturing Operations of Cypress Semiconductor, a manufacturer and supplier of integrated circuits. Mr. Allen holds a B.S. in electrical engineering from Purdue University.

     James N. Chapman has served as Senior Vice President of Sales and Marketing of Transmeta since February 2000. Prior to that, he served as Vice President of Sales and Marketing of Transmeta from November 1998 to January 2000 and Vice President of Sales of Transmeta from August 1997 to November 1998. Mr. Chapman joined Cyrix Corporation, a semiconductor company, in November 1991 and served as Vice President of Sales and Marketing of Cyrix from October 1993 to August 1996. From April 1981 to October 1991, Mr. Chapman was employed at Intel, where he held a variety of positions, most recently as Director of Marketing of the Entry-Level Products Group. Mr. Chapman attended the University of Illinois.

     Douglas A. Laird is a co-founder of Transmeta. Mr. Laird has served as the Senior Vice President of Product Development of Transmeta since February 2000. Prior to that, he served as Vice President of Product Development from November 1998 to January 2000, and as Vice President of VLSI Engineering from October 1995 to November 1998. From 1992 to March 1995, Mr. Laird was employed at Sun Microsystems, where he held a variety of positions, most recently as Manager of Advanced Development. Before joining Sun,

Mr. Laird was employed by LSI Logic, where he held a variety of positions, most recently as Manager of SPARC Development. He holds a B.S. in electrical engineering from the Rochester Institute of Technology and an M.S. in computer science from Santa Clara University.

     Merle A. McClendon has served as Chief Financial Officer and Secretary of Transmeta since March 2000. From January 1997 to March 2000, Ms. McClendon served as Vice President of Finance and Chief Financial Officer of NeoMagic, a supplier of multimedia accelerators for notebooks. From March 1993 to January 1997, Ms. McClendon served as Vice President and Corporate Controller of S3 Incorporated, a semiconductor company. From November 1980 to March 1993, Ms. McClendon was employed by Deloitte & Touche, most recently as a Senior Manager. Ms. McClendon is a Certified Public Accountant and holds a B.S. in business administration from San Jose State University.

     David P. Jensen has served as Vice President of Operations of Transmeta since February 2000. From January 1999 to January 2000, Mr. Jensen served as Director of Foundry Operations of NVIDIA, Inc. From 1983 to January 1999, Mr. Jensen was employed at National Semiconductor Corp., where he held a variety of positions, most recently as Senior Product Engineering Manager. Mr. Jensen holds a B.S. in mechanical engineering and a B.S. in aeronautical engineering from California Polytechnic State University.

     Barry L. Rubinson has served as Vice President of Software of Transmeta since August 2000. From August 1999 to July 2000, Mr. Rubinson was employed at AltaVista, an Internet search services company, where he held a variety of positions, most recently as Vice President of Engineering and then as Chief Technology Officer of the AltaVista search division. From June 1998 to August 1999, Mr. Rubinson was employed at Compaq Computer Corporation, a computer manufacturer, as Vice President of Engineering. From April 1974 until June 1998, Mr. Rubinson was employed at Digital Equipment Corporation, a computer manufacturer, where he held a variety of positions, most recently as Corporate Consulting Engineer. Mr. Rubinson holds a B.S. in Management Science and an M.S. in Computer Engineering from Case Western Reserve University.

     John O. Horsley has served as General Counsel of Transmeta since July 2000. From November 1997 to July 2000, Mr. Horsley served at the Federal Trade Commission in appointed positions within the Bureau of Competition, most recently as Chief Counsel for Intellectual Property and Technology Matters. From October 1988 to October 1997, Mr. Horsley practiced law as an associate and partner with Pillsbury Madison & Sutro, where he specialized in litigation and strategic counseling in intellectual property, antitrust and securities law matters. Mr. Horsley holds a B.A. in Philosophy and a B.A. in English from the University of Utah, and a J.D. from the University of California at Berkeley.

     Murray A. Goldman has served as Chairman of the Board of Directors of Transmeta since November 1998. Dr. Goldman served as a business advisor to Transmeta from March 1997 to November 1998. From July 1969 to January 1997, Dr. Goldman was employed at Motorola, where he held a variety of positions, most recently as Executive Vice President and Assistant General Manager of the Semiconductor Products Sector. Dr. Goldman also serves on the boards of directors of ZiLOG, Inc., a semiconductor company, and several privately held companies. Dr. Goldman holds a B.S. in electrical engineering from the University of Pittsburgh and an M.S. and a Ph.D. in electrical engineering from New York University.

     R. Hugh Barnes has served as a director of Transmeta since November 1998. Mr. Barnes served as a business advisor to Transmeta from March 1997 to November 1998. From April 1984 to January 1997, Mr. Barnes was employed at Compaq Computer, where he held a variety of positions, most recently as Vice President and Chief Technical Officer. Mr. Barnes also serves on the boards of directors of several privately held companies. Mr. Barnes holds a B.S. in electrical engineering from Iowa State University.

     Larry R. Carter has served as a director of Transmeta since October 2000. Since January 1995, he has worked for Cisco Systems, a computer networking products company. He has served as Senior Vice President, Finance and Administration, Chief Financial Officer and Secretary of Cisco Systems since July 1997. From January 1995 to July 1997, he served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of Cisco Systems. In July 2000, he was appointed to the board of directors of Cisco Systems. From July 1992 to January 1995, he served as Vice President and Corporate Controller of Advanced Micro

Devices. Prior to that, he was with VLSI Technology for four years where he held the position of Vice President, Finance and Chief Financial Officer. Mr. Carter also serves on the boards of directors of eSpeed, a provider of business-to-business electronic marketplace solutions, Network Appliance, a high performance network attached storage and access devices company, and QLogic, a provider of storage area network infrastructure components. Mr. Carter holds a B.S. in Business Administration and Accounting from Arizona State University.

     Paul M. McNulty has served as a director of Transmeta since July 1999. Since September 1999, Mr. McNulty has served as President and Managing Member of Five Points Capital, Inc., a hedge fund. From January 1996 to August 1999, Mr. McNulty served as Managing Director at Soros Fund Management. From January 1993 to December 1995, Mr. McNulty served as the sector analyst responsible for technology stocks at Soros Fund Management. Mr. McNulty also serves on the boards of directors of several privately held companies. Mr. McNulty holds an A.B. in Fine Arts from Harvard College and an M.B.A. from Stanford University.

     William P. Tai has served as a director of Transmeta since December 1995. Since July 1997, Mr. Tai has served as a general partner and managing director of Institutional Venture Partners, a venture capital firm. From August 1995 to February 1998, he served as founding Chief Executive Officer of iAsiaWorks, Inc., a provider of co-location and hosting services in Asia. He also served as Chairman of the Board of iAsiaWorks from August 1995 to August 1999. From August 1991 to July 1997, Mr. Tai was affiliated with Walden Group of Venture Capital Funds, a venture capital firm. Mr. Tai also serves on the boards of directors of iAsia Works, Microtune, a provider of broadband wireless components, Netergy Networks, a provider of IP telephony solutions, and imGO Limited, a Hong Kong listed company which focuses on investments in the wireless sector, as well as several privately held companies. Mr. Tai holds a B.S. in electrical engineering from the University of Illinois and an M.B.A. from the Harvard Graduate School of Business.

     T. Peter Thomas has served as a director of Transmeta since December 1995. Since November 1985, Mr. Thomas has served as a general partner of Institutional Venture Partners. Mr. Thomas serves on the boards of directors of Atmel Corp. and Telcom Semiconductor, as well as several privately held companies. Mr. Thomas holds a B.S. in electrical engineering from Utah State University and an M.S. in computer science from Santa Clara University.

     Each executive officer serves at the discretion of our board of directors. Each of our executive officers and directors, other than nonemployee directors, devotes his or her full time to our affairs. Our nonemployee directors devote the amount of time necessary to discharge their duties to us. There are no family relationships among any of our directors or executive officers.

BOARD OF DIRECTORS

     Our bylaws currently provide for a board of directors consisting of eight persons. All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. All of our current directors except Mr. Carter were elected pursuant to a voting agreement that we entered into with some of our principal stockholders. The holders of our Series B preferred stock and Series C preferred stock, voting together, designated Messrs. Tai and Thomas for election to our board. Quantum Industrial Partners LDC, one of the holders of our Series F preferred stock, designated Mr. McNulty for election to our board. Upon the closing of this offering, these board representation rights will terminate and no stockholders will have any special rights with respect to board representation.

     Our board will be divided into three classes, serving staggered three-year terms: Class I, whose term will expire at the first annual meeting of stockholders following this offering; Class II, whose term will expire at the second annual meeting of stockholders following this offering; and Class III, whose term will expire at the third annual meeting of stockholders following this offering. As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. Messrs. Barnes and McNulty have been designated as Class I directors; Messrs. Ditzel, Goldman and Thomas have been designated as Class II directors; and Messrs. Allen, Carter and Tai have been designated as Class III directors.
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

BOARD COMMITTEES

     The audit committee consists of Messrs. McNulty, Tai and Thomas. The audit committee:

     - reviews our financial statements and accounting practices;

     - reviews and recommends to our board the selection of independent auditors; and

     - reviews the results and scope of the audit and other services provided by our independent auditors.

     The compensation committee consists of Messrs. Barnes and Thomas. The compensation committee:

     - reviews and recommends to our board the compensation and benefits of all of our officers and directors; and

     - reviews general policy relating to compensation and benefits.

     Our board currently administers the issuance of stock options and other awards under our 1997 Equity Incentive Plan. Our board has delegated to Mr. Ditzel the non-exclusive authority to grant options under our 1997 Equity Incentive Plan, subject to certain restrictions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our compensation committee has at any time been an officer or employee of Transmeta. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board or compensation committee.

DIRECTOR COMPENSATION

     Mr. Goldman, the chairman of our board of directors, is paid an annual base salary of $150,000. Other than Mr. Goldman, our directors are not compensated for their services as directors other than reimbursement for travel expenses related to board meeting attendance and the grant of stock options. Directors have been eligible to participate in our 1997 Equity Incentive Plan.

     In December 1997, we granted Mr. Tai a nonqualified option to purchase 120,000 shares of our common stock at a price of $.13 per share. In July 1998, Mr. Tai exercised this option. Mr. Tai's shares are fully vested. In July 1997, June 1998, November 1998 and March 1999, we granted Mr. Goldman nonqualified options to purchase 80,000, 80,000, 300,000 and 500,000 shares of our common stock at prices of $.13, $.50, $.65 and $.65 per share. In December 1998, March 1999 and February 2000, Mr. Goldman exercised these options. The shares received upon exercise vest over periods of either three years and nine months or four years. As of September 30, 2000, 407,506 of the shares issued to Mr. Goldman were unvested and subject to repurchase by us upon termination of Mr. Goldman's service to us. In July 1997, we granted Mr. Barnes a nonqualified option to purchase 80,000 shares of our common stock at a price of $.13 per share, and in November 1998 we granted Mr. Barnes a nonqualified option to purchase 120,000 shares of our common stock at a price of $.65 per share. In December 1998 and June 1999, Mr. Barnes exercised these options. The shares received upon exercise vest over periods of either three years and nine months or four years. As of September 30, 2000, 75,002 of the shares issued to Mr. Barnes were unvested and subject to repurchase by us upon termination of Mr. Barnes's service to us. In October 2000, we granted Mr. Carter a nonqualified option to purchase 60,000 shares of our common stock at a price of $9.50 per share. The option becomes exercisable and the shares vest as to 33 1/3% of the shares after one year from the grant date and 2.77778% of the shares each month after that. In the event of our dissolution or liquidation or a change in control transaction, Mr. Carter's option will become 100% vested and exercisable in full. The exercise price of each option granted to Messrs. Tai, Goldman, Barnes and Carter was equal to the fair market value of our common stock as determined by our board at the time of grant.

     Each director will be eligible to participate in our 2000 Equity Incentive Plan. Under this plan, option grants to directors who are not our employees, or employees of a parent or subsidiary of ours, will be automatic and non-discretionary. Each non-employee director who is a member of our board of directors before the date of this offering and who has not received a prior option grant will receive an option to purchase 30,000 shares of our common stock effective upon this offering. Each non-employee director who becomes a member of our board of directors on or after the date of this offering will be granted an option to purchase 30,000 shares of our common stock as of the date that director joins the board. Immediately after each annual meeting of our stockholders, each non-employee director will automatically be granted an additional option to purchase 15,000 shares of our common stock, as long as the non-employee director is a member of our board on that date and has served continuously as a member of our board for at least twelve months since the last option grant to that non-employee director. If less than twelve months has passed, then the number of shares subject to the option granted after the annual meeting will be equal to 15,000 multiplied by a fraction, the numerator of which is the number of days that have elapsed since the last option grant to that director and the denominator of which is 365 days.

     Each option will have an exercise price equal to the fair market value of our common stock on the date of grant. The options will have ten-year terms and will terminate three months after the date the director ceases to be a director or consultant or twelve months if the termination is due to death or disability. All options granted to non-employee directors will vest over a three-year period at a rate of one-third of the total shares granted on the first anniversary of the date of grant, and 2.77778% of the total shares granted at the end of each full succeeding month, so long as the non-employee director continuously remains our director or consultant. In the event of our dissolution or liquidation or a change in control transaction, options granted to our non-employee directors under the plan will become 100% vested and exercisable in full.

EXECUTIVE COMPENSATION

     The following table presents information about the compensation awarded to, earned by or paid to our chief executive officer and each of our other executive officers at December 31, 1999 whose salary and bonus for 1999 equaled or exceeded $100,000.

                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                       ANNUAL COMPENSATION   ----------------------
                                                       -------------------   SHARES OF COMMON STOCK
             NAME AND PRINCIPAL POSITION                SALARY     BONUS       UNDERLYING OPTIONS
             ---------------------------               --------   --------   ----------------------
David R. Ditzel
  Chief Executive Officer............................  $170,615   $110,554          500,000
James N. Chapman
  Senior Vice President of Sales and Marketing.......   155,907     73,889          500,000
Douglas A. Laird
  Senior Vice President of Product Development.......   154,364     74,564          500,000
Daniel E. Steimle(1)
  Former Chief Financial Officer.....................   155,349     76,589          500,000

------------
(1) Mr. Steimle's employment with us terminated as of March 15, 2000.

     Mark K. Allen, our President and Chief Operating Officer, was hired in January 2000 at an annual base salary of $233,000. Merle A. McClendon, our Chief Financial Officer and Secretary, was hired in March 2000 at an annual base salary of $210,000. David P. Jensen, our Vice President of Operations, was hired in February 2000 at an annual base salary of $170,000. John O. Horsley, our General Counsel, was hired in July 2000 at an annual base salary of $155,000. Barry L. Rubinson, our Vice President of Software, was hired in August 2000 at an annual base salary of $200,000. Each of these officers was granted an option as described below.

OPTION GRANTS IN 1999

     The following table presents information about grants of stock options during 1999 to the executive officers listed in the above summary compensation table.

                                             INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                          -------------------------------------------------------       VALUE AT ASSUMED
                                        % OF TOTAL                                   ANNUAL RATES OF STOCK
                          SECURITIES     OPTIONS                                       PRICE APPRECIATION
                          UNDERLYING    GRANTED TO                                      FOR OPTION TERM
                           OPTIONS     EMPLOYEES IN   EXERCISE PRICE   EXPIRATION   ------------------------
          NAME             GRANTED     FISCAL YEAR      PER SHARE         DATE          5%           10%
          ----            ----------   ------------   --------------   ----------   ----------   -----------
David R. Ditzel.........   500,000         6.2%            $.65         3/18/2009   $9,448,000   $15,237,000
James N. Chapman........   500,000         6.2              .65         3/18/2009    9,448,000    15,237,000
Douglas A. Laird........   500,000         6.2              .65         3/18/2009    9,448,000    15,237,000
Daniel E. Steimle.......   500,000         6.2              .65         3/18/2009    9,448,000    15,237,000

     In 1999, we granted to our employees options to purchase a total of 8,067,000 shares of common stock.

     Potential realizable values are calculated by:

     - multiplying the number of shares of common stock subject to a given option by $12.00, which is the assumed initial public offering price;

     - assuming that the amount derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire ten-year term of the option; and

     - subtracting from that result the total option exercise price.

The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future stock price growth.

     The options granted to Messrs. Ditzel, Chapman and Laird in 1999 were immediately exercisable nonqualified stock options and were exercised before December 31, 1999. We retain the right to repurchase at cost any shares that remain unvested at the time the officer ceases to be employed by us. Our right of repurchase lapses with respect to 20% of the shares after one year from the grant date, 2% of the shares each month during the second year and 2.333% of the shares each month during the third and fourth years. The option granted to Mr. Steimle in 1999 was an immediately exercisable nonqualified stock option and was exercised before December 31, 1999. The shares issued upon exercise of this option were subject to our right of repurchase, which lapsed with respect to 25% of the shares after one year from the grant date and 2.083% of the shares each month after that.

     In addition, during 2000, we have granted options to purchase shares of common stock to the following executive officers: In January 2000, we granted Mark K. Allen an option to purchase 2,000,000 shares at a price of $3.00 per share. In March 2000, we granted David P. Jensen an option to purchase 550,000 shares at a price of $3.63 per share. In July 2000, we granted Merle A. McClendon an option to purchase 1,100,000 shares at a price of $6.00 per share and we granted John O. Horsley an option to purchase 120,000 shares at a price of $6.00 per share. In August 2000, we granted Barry L. Rubinson an option to purchase 600,000 shares at a price of $6.00 per share. In September 2000, we granted Mr. Horsley an option to purchase 80,000 shares at a price of $8.25 per share. All of these options, except Mr. Horsley's options, are immediately exercisable nonqualified stock options. Shares issued upon exercise of an immediately exercisable option are subject to our right of repurchase, which lapses as the shares vest. Mr. Horsley's options become exercisable as the shares vest. Under all of these options, the shares vest as to 25% of the shares after one year from the grant date and 2.083% of the shares each month after that. Mr. Allen's option is also subject to accelerated vesting upon a change in control of our company.

     The options discussed in this section expire ten years from the date of grant. They were granted at an exercise price equal to the fair market value of our common stock as determined by our board on the date of grant.

AGGREGATED OPTION EXERCISES IN 1999

     The following table presents the number of shares acquired and the value realized upon exercise of stock options during 1999 by the executive officers listed in the above summary compensation table. None of these executive officers holds any unexercised options.

                                                              NUMBER OF SHARES
                           NAME                             ACQUIRED ON EXERCISE    VALUE REALIZED
                           ----                             --------------------    --------------
David R. Ditzel...........................................        500,000                $ --
James N. Chapman..........................................        500,000                  --
Douglas A. Laird..........................................        500,000                  --
Daniel E. Steimle(1)......................................        500,000                  --

------------
(1) Of the 500,000 shares Mr. Steimle purchased in 1999, 340,000 were repurchased by us on March 15, 2000 when Mr. Steimle's employment with us terminated.

     In January 2000, Mark K. Allen exercised his option to purchase 2,000,000 shares of common stock. In March 2000, David P. Jensen exercised his option to purchase 550,000 shares of common stock. In August 2000, Merle A. McClendon exercised her option to purchase 1,100,000 shares of common stock. All of the shares issued to Mr. Allen, Mr. Jensen and Ms. McClendon upon exercise of their stock options are subject to repurchase by us upon termination of their employment. This repurchase right lapses over four years after the date of the option grant.

CHANGE IN CONTROL ARRANGEMENT

     Mr. Allen, our President and Chief Operating Officer, has purchased shares of common stock under an agreement that provides for accelerated vesting under specified circumstances following a change in control of Transmeta. Upon a change in control transaction followed within twelve months by a non-justified termination of Mr. Allen's employment or his resignation for good reason, vesting will accelerate as to 50% of any unvested portion of the 2,000,000 shares of common stock that he holds. Mr. Allen may be terminated with justification if he commits any willful act of material fraud or dishonesty or gross misconduct against Transmeta or its subsidiaries or is indicted or convicted for certain felonies, or in the event of his death or disability. Mr. Allen may resign with good reason if, after a change of control, his salary is reduced, his workplace is relocated more than 50 miles from his original workplace or his responsibilities are substantially changed.

SEVERANCE AGREEMENT

     In March 2000, we entered into a severance agreement with Daniel E. Steimle, our former Chief Financial Officer. Mr. Steimle's employment with us terminated as of March 15, 2000. Under this agreement, we paid Mr. Steimle a severance payment of $110,000 and repurchased 637,920 shares of common stock from him for a price of $.65 per share. Mr. Steimle's remaining 140,206 unvested shares continued to vest until September 23, 2000, when they became vested in full. The agreement also provides for the extension until December 31, 2001 of the maturity date of two secured full recourse promissory notes with unpaid principal amounts of $163,852 and $104,000, together with interest compounded semi-annually on the unpaid principal at rates of 4.47% and 4.77%, which were issued by Mr. Steimle to exercise his options.

EMPLOYEE BENEFIT PLANS AND OPTION GRANTS

     1995 EQUITY INCENTIVE PLAN AND 1997 EQUITY INCENTIVE PLAN

     As of September 30, 2000, options to purchase 755,512 shares of our common stock were outstanding under our 1995 Equity Incentive Plan and no shares were available for future option grants. These options had a weighted average exercise price of $.04 per share. As of September 30, 2000, options to purchase 13,119,630 shares of our common stock were outstanding under our 1997 Equity Incentive Plan and 1,007,414 shares of our common stock remained available for future option grants. The options outstanding under the 1997 Equity Incentive Plan as of September 30, 2000 had a weighted average exercise price of $3.74 per share. In addition, in May 1998, we issued a total of 68,000 shares of common stock to 34 employees under our 1997 Equity

Incentive Plan. Our 2000 Equity Incentive Plan will become effective on the date of this prospectus. No options will be granted under our 1997 Equity Incentive Plan after this offering. However, any outstanding options under our 1995 Equity Incentive Plan or 1997 Equity Incentive Plan will remain outstanding and subject to our 1995 Equity Incentive Plan or 1997 Equity Incentive Plan, as applicable, and related stock option agreements until they are exercised or until they terminate or expire by their terms. Options granted under our 1995 Equity Incentive Plan or 1997 Equity Incentive Plan are subject to terms substantially similar to those described below with respect to options granted under our 2000 Equity Incentive Plan.

     NON-PLAN GRANTS

     From November 1, 1998 through September 30, 2000, we granted options to purchase a total of 9,020,000 shares of our common stock, with a weighted average exercise price of $2.11 per share, to a number of our employees, including officers and directors, outside of any option plan. As of September 30, 2000, options to purchase a total of 7,120,000 shares had been exercised, and options to purchase a total of 900,000 shares were outstanding.

     2000 EQUITY INCENTIVE PLAN

     In September 2000, our board adopted and our stockholders approved our 2000 Equity Incentive Plan. The 2000 Equity Incentive Plan will become effective on the date of this prospectus and will serve as the successor to our 1997 Equity Incentive Plan. The 2000 Equity Incentive Plan authorizes the award of options, restricted stock and stock bonuses.

     The 2000 Equity Incentive Plan will be administered by the compensation committee of our board, each member of which is an outside director as defined under applicable federal tax laws. The compensation committee will have the authority to interpret this plan and any agreement entered into under the plan, grant awards and make all other determinations for the administration of the plan.

     Our 2000 Equity Incentive Plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. The incentive stock options may be granted only to our employees or employees of any of our subsidiaries. The nonqualified stock options, and all awards other than incentive stock options, may be granted to our employees, officers, directors, consultants, independent contractors and advisors and those of any of our subsidiaries. However, consultants, independent contractors and advisors are only eligible to receive awards if they render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair market value of our common stock on the date of grant.

     The maximum term of the options granted under our 2000 Equity Incentive Plan is ten years. The awards granted under this plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee. The compensation committee may allow exceptions to this restriction for awards that are not incentive stock options. Options granted under our 2000 Equity Incentive Plan generally expire three months after the termination of the optionee's service to us or to a parent or subsidiary of ours, or twelve months if the termination is due to death or disability. In the event of a liquidation, dissolution or change in control transaction, except for options granted to non-employee directors, the options may be assumed or substituted by the successor company. Except for options granted to non-employee directors, options that are not assumed or substituted will expire on the transaction at the time and on the conditions as the compensation committee will determine.

     We have reserved 7,000,000 shares of our common stock for issuance under the 2000 Equity Incentive Plan. The number of shares reserved for issuance under this plan will be increased by:

     - the number of shares of our common stock reserved under our 1997 Equity Incentive Plan that are not issued or subject to outstanding grants on the date of this prospectus;

     - the number of shares of our common stock issued under our 1995 Equity Incentive Plan and our 1997 Equity Incentive Plan that we repurchase at the original purchase price; and

     - the number of shares of our common stock issuable upon exercise of options granted under our 1995 Equity Incentive Plan and our 1997 Equity Incentive Plan that expire or become unexercisable at any time after this offering without having been exercised in full.

     In addition, under the terms of the 2000 Equity Incentive Plan, the number of shares of our common stock reserved for issuance under the plan will increase automatically on January 1 of each year starting in 2001 by an amount equal to 5% of our total outstanding shares as of the immediately preceding December 31.

     Shares available for grant and issuance under our 2000 Equity Incentive Plan include:

     - shares of our common stock issuable upon exercise of an option granted under this plan that is terminated or cancelled before the option is exercised;

     - shares of our common stock issued upon exercise of any option granted under this plan that we repurchase at the original purchase price;

     - shares of our common stock subject to awards granted under this plan that are forfeited or that we repurchase at the original issue price; and

     - shares of our common stock subject to stock bonuses granted under this plan that otherwise terminate without shares being issued.

     During any calendar year, no person will be eligible to receive more than 4,000,000 shares, or 6,000,000 shares in the case of a new employee, under the 2000 Equity Incentive Plan. The 2000 Equity Incentive Plan will terminate in September 2010, unless it is terminated earlier by our board.

     2000 EMPLOYEE STOCK PURCHASE PLAN

     In September 2000, our board adopted and our stockholders approved our 2000 Employee Stock Purchase Plan. The 2000 Employee Stock Purchase Plan will become effective on the first day on which price quotations are available for our common stock on the Nasdaq National Market. The employee stock purchase plan is designed to enable eligible employees to purchase shares of our common stock at a discount on a periodic basis.

     Our compensation committee will administer the 2000 Employee Stock Purchase Plan. Our employees generally will be eligible to participate in this plan if they are employed by us, or a subsidiary of ours that we designate, for more than 20 hours per week and more than five months in a calendar year. Our employees are not eligible to participate in our 2000 Employee Stock Purchase Plan if they are 5% stockholders or would become 5% stockholders as a result of their participation in the plan. Under the 2000 Employee Stock Purchase Plan, eligible employees may acquire shares of our common stock through payroll deductions, or through a single lump sum cash payment in the case of the first offering period. Our eligible employees may select a rate of payroll deduction between 1% and 15% of their cash compensation. For the first offering period, employees will automatically be granted an option based on 15% of their cash compensation during the first purchase period. An employee's participation in this plan will end automatically upon termination of employment for any reason.

     No participant will be able to purchase shares having a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which the employee participates in the 2000 Employee Stock Purchase Plan. Except for the first offering period, each offering period will be for two years and will consist of four six-month purchase periods. The first offering period is expected to begin on the first day on which price quotations are available for our common stock on the Nasdaq National Market. The first purchase period may be more or less than six months long. After that, the offering periods will begin on February 1 and August 1. The purchase price for shares of our common stock purchased under the 2000 Employee Stock Purchase Plan will be 85% of the lesser of the fair market value of our common stock on the first day of the applicable offering period or the last day of each purchase period. Our compensation committee will have the power to change the starting date of any later offering period, the purchase date of a purchase period and the duration of any offering period or purchase period without stockholder approval if this change is announced before the relevant offering period or purchase period. Our 2000 Employee Stock Purchase Plan is intended to qualify as an employee stock purchase plan under
Section 423 of the Internal Revenue Code.

     We have reserved 2,000,000 shares of our common stock for issuance under the 2000 Employee Stock Purchase Plan. The number of shares reserved for issuance under the plan will increase automatically on January 1 of each year, starting in 2001, by an amount equal to 1% of our total outstanding shares as of the immediately preceding December 31. Our board or compensation committee may reduce the amount of the increase in any particular year. The 2000 Employee Stock Purchase Plan will terminate in September 2010, unless it is terminated earlier by our board.

     401(k) PLAN

     We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) Plan. Employees who are at least 21 years old are generally eligible to participate and may enter the 401(k) Plan as of the first day of any month. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. We may make matching contributions on a discretionary basis to the 401(k) Plan but had not done so as of September 30, 2000. Contributions by the participants or us to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by us, if any, would generally be deductible by us when made. Contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION ON LIABILITY

     Our certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his or her fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to Transmeta or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or

     - for any transaction from which the director derived an improper personal benefit.

     Our bylaws provide that:

     - we are required to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

     - we are required to advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

     - the rights conferred in the bylaws are not exclusive.

     In addition to the indemnification required in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements will provide for the indemnification of our officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Transmeta. We have obtained directors' and officers' insurance to cover our directors, officers and some of our employees for liabilities, including liabilities under securities laws. We believe that these indemnification provisions and agreements and this insurance are necessary to attract and retain qualified directors and officers.

     The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and other stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

                           RELATED PARTY TRANSACTIONS

     Since January 1, 1997, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $60,000 and in which any current director, executive officer or holder of more than 5% of our common stock had or will have an interest, other than as described where required under "Management" and the transactions described below.

STOCK PURCHASES

     The following table summarizes purchases of our common stock since January 1, 1997 by our executive officers, directors and holders of more than 5% of our common stock.

                                                         NUMBER OF    TOTAL PURCHASE    DATE OF
                       PURCHASER                          SHARES          PRICE         PURCHASE
                       ---------                         ---------    --------------    --------
David R. Ditzel........................................    500,000      $  325,000       3/24/99
Mark K. Allen..........................................  2,000,000       6,000,000       1/17/00
Merle A. McClendon.....................................  1,100,000       6,600,000       8/03/00
James N. Chapman.......................................    800,000         100,000      12/09/97
                                                           500,000         325,000       3/24/99
Douglas A. Laird.......................................    500,000         325,000       3/24/99
David P. Jensen........................................    550,000       1,993,750       3/06/00
Murray A. Goldman......................................    200,000         130,000      12/18/98
                                                           100,000          65,000      12/18/98
                                                           500,000         325,000       3/24/99
                                                            80,000          40,000       2/18/00
                                                            80,000          10,000       2/18/00
R. Hugh Barnes.........................................    120,000          78,000      12/18/98
                                                            80,000          10,000       6/15/99
William P. Tai.........................................    120,000          15,000       7/30/98

     The following table summarizes purchases of our preferred stock since January 1, 1997 by our directors and holders of more than 5% of our common stock. Upon completion of this offering, each share of Series D preferred stock will automatically convert into four shares of common stock and each share of Series E, Series F and Series G preferred stock will automatically convert into two shares of common stock.

                                                             SHARES OF PREFERRED STOCK
                                                 --------------------------------------------------
                   PURCHASER                       SERIES D      SERIES E      SERIES F    SERIES G
                   ---------                     ------------   -----------   ----------   --------
William P. Tai(1)..............................        60,000            --           --     19,200
Entities affiliated with Five Points
  Capital(2)...................................            --            --           --    120,000
Entities affiliated with Institutional Venture
  Partners(3)..................................       809,818     1,666,666           --         --
Entities affiliated with Walden................       758,736                         --     40,000
Vulcan Ventures Incorporated...................     3,036,000       233,333      525,000    160,000
Date(s) of Purchase............................  4/97 - 11/97   6/98 - 7/98         7/99       4/00
Price per share................................         $2.50         $6.00       $10.00     $12.50

------------
(1) Represents shares held of record by WT Technology, which Mr. Tai, one of our directors, and his family members may be deemed to beneficially own.

(2) Mr. McNulty, a director of Transmeta, is the president of Five Points
    Capital.

(3) Messrs. Tai and Thomas, directors of Transmeta, are general partners of Institutional Venture Partners.

REGISTRATION RIGHTS

     We have entered into an investors' rights agreement with each of the purchasers of preferred stock. Under this agreement, these and other stockholders are entitled to registration rights with respect to their shares of common stock issuable upon conversion of their preferred stock. Following this offering, holders of 73,174,342 shares of common stock issuable upon conversion of our preferred stock, the holder of a convertible promissory note to purchase 1,200,000 shares of our common stock, the holder of 80,000 shares of common stock issued upon exercise of a warrant and holders of warrants to purchase 1,140,784 shares of our common stock will be entitled to registration rights for their shares of common stock. See "Description of Capital Stock -- Registration Rights."

LOANS TO EXECUTIVE OFFICERS AND DIRECTORS

     In connection with the option exercises described under "Management -- Director Compensation" and "Management -- Executive Compensation," the following executive officers and directors delivered full recourse promissory notes, each with a five-year term, bearing interest semi-annually on the principal amounts as indicated in the table below.

                                                              PRINCIPAL     INTEREST      LOAN
                          BORROWER                              AMOUNT        RATE        DATE
                          --------                            ----------    --------    --------
David R. Ditzel.............................................  $  325,000      4.77%      3/24/99
Mark K. Allen...............................................   6,000,000      6.12       1/17/00
Merle A. McClendon..........................................   6,600,000      6.23       8/03/00
James N. Chapman............................................     100,000      5.93      12/09/97
                                                                 325,000      4.77       3/24/99
Douglas A. Laird............................................     325,000      4.77       3/24/99
David P. Jensen.............................................   1,993,750      6.69       3/06/00
Murray A. Goldman...........................................     130,000      4.47      12/18/98
                                                                  65,000      4.47      12/18/98
                                                                 325,000      4.77       3/24/99
                                                                  24,167      6.46       2/18/00
                                                                   2,709      6.46       2/18/00
R. Hugh Barnes..............................................      78,000      4.47      12/18/98
                                                                  10,000      5.30       6/15/99

     In addition, on May 17, 2000, we loaned $750,000 to each of David R. Ditzel and Douglas A. Laird. Mr. Ditzel and Mr. Laird each delivered a promissory note secured by shares of common stock held by them. Each note has a five-year term and bears interest annually at 6.4% on the principal amount.

                             PRINCIPAL STOCKHOLDERS

     The following table presents information about the beneficial ownership of our common stock as of September 30, 2000, and as adjusted to reflect the sale of the shares in this offering, for:

     - each person or entity known by us to own beneficially more than 5% of our common stock;

     - each of the executive officers named in the summary compensation table above;

     - each of our directors; and

     - all executive officers and directors as a group.

     The percentage of beneficial ownership for the following table is based on 114,752,858 shares of common stock outstanding as of September 30, 2000, assuming the conversion of all outstanding shares of our preferred stock into 73,174,342 shares of our common stock and the conversion of a convertible promissory note into 1,200,000 shares of common stock, which will occur upon the closing of this offering. The percentage of beneficial ownership after the offering is based on 13,000,000 shares of our common stock issued in connection with this offering, assuming no exercise of the underwriters' over-allotment option.

     To our knowledge, except under community property laws or as otherwise noted, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned. Unless otherwise indicated, each 5% stockholder listed below maintains a mailing address of c/o Transmeta Corporation, 3940 Freedom Circle, Santa Clara, California 95054.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after September 30, 2000 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

                                                                                                 PERCENTAGE
                                                                       SHARES SUBJECT TO     BENEFICIALLY OWNED
                                                 NUMBER OF SHARES         A RIGHT OF         -------------------
                                                 OF COMMON STOCK         REPURCHASE AS        BEFORE     AFTER
           NAME OF BENEFICIAL OWNER             BENEFICIALLY OWNED   OF SEPTEMBER 30, 2000   OFFERING   OFFERING
           ------------------------             ------------------   ---------------------   --------   --------
T. Peter Thomas(1)............................      14,577,696                    --           12.7%      11.4%
  Entities affiliated with Institutional
     Venture Partners
William P. Tai(2).............................      10,163,158                    --            8.9        8.0
Entities affiliated with Walden(3)............       9,618,076                    --            8.4        7.5
Paul G. Allen(4)..............................       7,908,666                    --            6.9        6.2
  Vulcan Ventures Incorporated
David R. Ditzel...............................       4,420,000               340,000            3.9        3.5
Douglas A. Laird(5)...........................       2,736,944               340,000            2.4        2.1
James N. Chapman(6)...........................       1,300,000               540,000            1.1        1.0
Murray A. Goldman(7)..........................         960,000               407,506              *          *
Daniel E. Steimle.............................         412,080                    --              *          *
Paul M. McNulty(8)............................         240,000                    --              *          *
  Entities affiliated with Five Points
     Capital, Inc.
R. Hugh Barnes................................         200,000                75,002              *          *
All executive officers and directors as a
  group (13 persons)(9).......................      35,547,800             5,352,508           31.0       27.9

------------
 *  Less than 1%.

(1) Includes 224,888 shares held by Institutional Venture Management VI, L.P., 10,569,704 shares held by Institutional Venture Partners VI, L.P. and 483,106 shares held by IVP Founders Fund I, L.P. Each of T. Peter Thomas, Samuel D. Colella, Reid W. Dennis, Mary Jane Elmore, Norman A. Fogelsong, Ruthann Quindlen, L. James Strand and Geoffrey Y. Yang is a general partner of Institutional Venture Management VI, L.P., which is a general partner of each of Institutional Venture Partners VI, L.P. and IVP Founders Fund I, L.P. Also includes 26,666 shares held by Institutional Venture Management VII, L.P. and 1,293,332 shares held by Institutional Venture Partners VII, L.P. Each of T. Peter Thomas, William P. Tai, Samuel D. Colella, Reid W. Dennis, Mary Jane Elmore, Norman A. Fogelsong, Ruthann Quindlen, L. James Strand and Geoffrey Y. Yang is a general partner of Institutional Venture Management VII, L.P., which is a general partner of Institutional Venture Partners VII, L.P. Also includes 1,950,000 shares held by Institutional Venture Partners VIII, L.P., 21,000 shares held by IVM Investment Fund VIII, LLC and 9,000 shares held by IVM Investment Fund VIII-A, LLC. Each of T. Peter Thomas, William P. Tai, Samuel
    D. Colella, Reid W. Dennis, Ruthann Quindlen, L. James Strand, Geoffrey Y. Yang, R. Thomas Dyal, Timothy M. Haley and Rebecca B. Robertson is a managing director of the general partner of each of Institutional Venture Partners VIII, L.P., and a managing director of the manager of IVM Investment Fund VIII, LLC and IVM Investment Fund VIII-A, LLC. Each of these general partners disclaims beneficial ownership of the shares held by these funds except to the extent of his or her pecuniary interest in these shares. The address of Institutional Venture Partners is 3000 Sand Hill Road, Building Two, Suite 290, Menlo Park, California 94025.

(2) Represents 120,000 shares held by Mr. Tai and 158,400 shares held by WT Technology, which Mr. Tai controls, and he and his family members may be deemed to own beneficially. Also includes 3,299,998 shares held by entities affiliated with Institutional Venture Partners, as to which Mr. Tai shares voting and dispositive power, and 6,584,760 shares held by entities affiliated with Walden. The address of WT Technology is c/o Institutional Venture Partners, 3000 Sand Hill Road, Building Two, Suite 290, Menlo Park, California 94025.

(3) Represents 1,599,792 shares held by Walden-SBIC, L.P., 1,459,276 shares held by Walden Investors, 1,122,472 shares held by International Venture Capital Investment Corporation; 1,096,448 shares held by Walden International III, C.V.; 1,006,560 shares held by OCBC, Wearnes & Walden Investments (Singapore) Ltd.; 730,276 shares held by Walden Ventures; 685,736 shares held by O,W&W Pacrim Investments Ltd.; 641,648 shares held by BI Walden Ventures Kedua Sdn. Bhd.; 388,312 shares held by Seed Ventures II Limited; 375,452 shares held by Walden Capital Partners, L.P.; 227,604 shares held by Walden Technology Ventures II, L.P.; 204,500 shares held by O,W&W Investments Limited; and 80,000 shares held by WIIG Japan Partners II, L.P. George Sarlo, Art Berliner and Lip-Bu Tan are general partners of each of Walden-SBIC, L.P., Walden Investors, Walden International III, C.V. and Walden Technology Ventures II, L.P. George Sarlo and Art Berliner are general partners of each of Walden Ventures and Walden Capital Partners, L.P. Lip-Bu Tan is the president of International Venture Capital Investment Corporation. Lip-Bu Tan is director of each of OCBC, Wearnes & Walden Investments (Singapore) Ltd., O,W&W Pacrim Investments Ltd., BI Walden Ventures Kedua Sdn Bhd., Seed Ventures II Limited, O,W&W Investments Limited and WIIG Japan Partners II, L.P. Each of Messrs. Sarlo, Berliner and Tan disclaims beneficial ownership of the shares held by the funds managed by Walden except to the extent of his pecuniary interest in these shares. Mr. Tai is a limited partner in the general partner of funds managed by Walden and a shareholder in International Venture Capital Investment Corporation, and as such may be deemed to be the beneficial owner of shares held by Walden-SBIC, L.P., Walden International III, C.V., Walden Technology Ventures II Limited, International Venture Capital Investment Corporation, OCBC, Wearnes & Walden Investments (Singapore) Ltd., O,W&W Pacrim Investments Ltd., BI Walden Ventures Kedua Sdn. Bhd. and O,W&W Investments Limited. Mr. Tai disclaims beneficial ownership of these shares except for his pecuniary interest in these shares. The address of these stockholders is 750 Battery Street, San Francisco, California 94111.

(4) Paul G. Allen is the sole owner and chief executive officer of Vulcan Ventures Incorporated.

(5) Represents 2,476,944 shares held of record jointly by Mr. Laird and his wife, as trustees for the Douglas A. & Joan G. Laird Trust dated August 30, 1989 and 260,000 shares held of record by the D and J Laird Family Limited Partnership, of which Mr. Laird and his wife are each a general partner.

(6) Includes 200,000 shares held of record by Chapman Family Ventures, LLC, of which Mr. Chapman is the sole owner.

(7) Includes 177,496 shares held of record by Murray A. Goldman, as trustee for the Murray A. Goldman Irrevocable Deed of Trust dated February 29, 2000.

(8) Represents 172,000 shares held by Five Points Fund, L.P. and 68,000 shares held by Five Points Offshore Fund, Ltd. Mr. McNulty, one of our directors, is the president of Five Points Capital, Inc., which is the management company of each of Five Points Fund, L.P. and Five Points Offshore Fund, Ltd.

(9) Includes the shares held by Institutional Venture Partners described in note 1, the shares held by WT Technology and Walden described in note 2 and the shares held by Five Points Capital described in note 8. Also includes 600,000 shares subject to an exercisable option held by one executive officer.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Immediately following the closing of this offering, our authorized capital stock will consist of 1,000,000,000 shares of common stock, $.00001 par value per share, and 5,000,000 shares of undesignated preferred stock, $.00001 par value per share. As of September 30, 2000, we had outstanding 114,752,858 shares of common stock, assuming the conversion of all outstanding preferred stock into common stock and the conversion of a convertible promissory note into 1,200,000 shares of common stock, which will occur upon the closing of this offering. As of September 30, 2000, we had approximately 374 shareholders.

COMMON STOCK

     DIVIDEND RIGHTS

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to received dividends out of assets legally available at the times and in the amounts that our board may determine from time to time.

     VOTING RIGHTS

     Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. We have not provided for cumulative voting for the election of directors in our certificate of incorporation. This means that the holders of a majority of the shares voted can elect all of the directors then standing for election. In addition, our certificate of incorporation and bylaws require the approval of two-thirds, rather than a majority, of the shares entitled to vote for some matters. For a description of these matters, see "-- Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws" below.

     NO PREEMPTIVE, CONVERSION OR REDEMPTION RIGHTS

     Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

     RIGHT TO RECEIVE LIQUIDATION DISTRIBUTIONS

     Upon a liquidation, dissolution or winding-up of our company, the holders of common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be issued in this offering when they are paid for will be, fully paid and nonassessable.

PREFERRED STOCK

     Following this offering, we will be authorized, subject to limitations imposed by Delaware law, to issue up to a total of 5,000,000 shares of preferred stock in one or more series, without stockholder approval. Our board is authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. Our board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

     The board may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of Transmeta and might harm the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

WARRANTS

     As of September 30, 2000, we had outstanding warrants to purchase 2,066,432 shares of our common stock at a weighted average exercise price of $1.15 per share. The warrants are exercisable at any time up to their expiration date and expire variously from August 2001 through April 2008.

CONVERTIBLE PROMISSORY NOTE

     As of September 30, 2000, we had outstanding a promissory note in favor of IBM in the principal amount of $600,000. The note does not bear interest and will be converted into 1,200,000 shares of our common stock upon the closing of this offering.

REGISTRATION RIGHTS

     The holders of 73,174,342 shares of common stock issuable upon conversion of our preferred stock have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold or to include their shares in any registration statement we file. In addition, the holder of 80,000 shares of common stock issued upon exercise of a warrant and the holders of 2,340,784 shares of common stock issuable upon exercise of warrants or the conversion of the promissory note in favor of IBM have piggyback registration rights.

     DEMAND REGISTRATION RIGHTS

     At any time six months after the closing of this offering, the holders of at least 20% of our shares of common stock having demand registration rights have the right to require that we register all or a portion of their shares. We are only obligated to file two registration statements in response to these demand registration rights. The first demand registration right exercised must cover a sale of securities with a total public offering price of at least $25 million and the second demand registration right exercised must cover a sale of at least $15 million of securities. We may postpone the filing of a registration statement for up to 120 days once in a 12-month period if we determine that the filing would be seriously detrimental to us and our stockholders. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in a registration statement filed in response to the exercise of these demand registration rights due to marketing reasons.

     PIGGYBACK REGISTRATION RIGHTS

     If we register any securities for public sale, the stockholders with registration rights will have the right to include their shares in this registration, subject to specified exceptions. The underwriters of any underwritten offering will have the right to limit the number of shares registered by these holders under specified conditions.

     FORM S-3 REGISTRATION STATEMENTS

     The holders of the shares having demand registration rights can request that we register their shares if we are eligible to file a registration statement on Form S-3 and if the total price of the shares of common stock offered to the public is at least $500,000. These holders may only require us to file one Form S-3 Registration Statement in any 12-month period. We may postpone the filing of any registration statement for up to 120 days if we determine that the filing would be seriously detrimental to us and our stockholders, although we may exercise this right only once in any 12-month period.

     We will pay all expenses related to any demand or piggyback registration and up to two registrations on Form S-3, except for underwriters' discounts and commissions, which will be paid by the selling stockholders. The registration rights described above will expire eight years following the completion of this offering.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     The provisions of Delaware law, our certificate of incorporation and our bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

     DELAWARE LAW

     We will be subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents some Delaware corporations from engaging, under some circumstances, in a business combination, which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder, which is a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of the stockholder, for three years following the date that the stockholder became an "interested stockholder" unless:

     - the transaction is approved by the board before the interested stockholder attained that status;

     - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - the business combination is approved by the board and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     A Delaware corporation may opt out of this provision either in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

     CHARTER AND BYLAWS

     Our certificate of incorporation and bylaws provide that:

     - no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws and stockholders may not act by written consent;

     - the approval of holders of two-thirds of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action;

     - stockholders may not call special meetings of the stockholders or fill vacancies on the board;

     - our board of directors will be divided into three classes serving staggered three-year terms. This means that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;

     - directors may only be removed for cause by the holders of two-thirds of the shares entitled to vote at an election of directors; and

     - we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services.

LISTING

     Our common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "TMTA."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options and warrants, in the public market after this offering could cause the prevailing market price of our common stock to fall or impair our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding 127,752,858 shares of our common stock, or 129,702,858 shares if the underwriters' over-allotment option is exercised in full, assuming that there are no exercises of outstanding options or warrants after September 30, 2000. Of these shares, all of the 13,000,000 shares sold in this offering will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by "affiliates," as that term is defined in Rule 144 under the Securities Act or are purchased through the directed share program in this offering. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the issuer. Shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an exemption from registration, including the exemption under Rule 144 of the Securities Act. Shares purchased through the directed share program in this offering will be subject to the lock-up agreement described below. Up to approximately 910,000 shares are reserved for the directed share program. The remaining 114,752,858 shares of our common stock held by existing stockholders are restricted securities. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act. These rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rule 144 and Rule 701, these restricted securities will be available for sale in the public market as follows:

             NUMBER OF SHARES                                         DATE
             ----------------                                         ----
No shares..................................    On the date of this prospectus
109,219,896 shares.........................    180 days after the date of this prospectus
5,532,962 shares...........................    At various times beginning more than 180 days after
                                               the date of this prospectus

     In addition, based on options and warrants outstanding as of September 30, 2000, after this offering, 16,841,574 shares will be subject to outstanding options and warrants, of which approximately 6,654,412 will be vested and exercisable 180 days after this offering.

LOCK-UP AGREEMENTS

     Our officers and directors, substantially all of our stockholders and the participants in our directed share program have agreed, subject to limited exceptions, not to offer, pledge, sell or otherwise transfer or dispose of, directly or indirectly, any of their shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock during the period ending 180 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated, however, may at its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. In addition, we may release all or any portion of the shares subject to lock-up agreements with us, at any time without notice.

RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 1,277,528 shares immediately after this offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

RULE 144(k)

     In addition, under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years from the later of the date these shares of common stock were acquired from us or from an affiliate of ours, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted pursuant to the lock-up agreements, those shares may be sold immediately upon the completion of this offering.

RULE 701

     In general, under Rule 701 as currently in effect, subject to specified exceptions, our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement can resell, unless otherwise restricted pursuant to the lock-up agreements, those shares 90 days after the date of this prospectus in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144.

REGISTRATIONS

     After this offering, based on options granted as of September 30, 2000, we intend to file a registration statement on Form S-8 under the Securities Act covering 24,782,556 shares of our common stock subject to options outstanding under our 1995 Equity Incentive Plan, 1997 Equity Incentive Plan and non-plan grants or reserved for issuance under our 2000 Equity Incentive Plan and 2000 Employee Stock Purchase Plan and 6,482,080 shares issued upon exercise of options by employees. This registration statement is expected to be filed as soon as practicable after this offering. However, none of the shares registered will be eligible for resale until expiration of the 180-day lock-up restriction to which they are subject. In addition, the holders of 73,174,342 shares of common stock issuable upon conversion of the preferred stock, the holder of 80,000 shares of common stock issued upon exercise of a warrant and the holders of 2,340,784 shares of common stock issuable upon exercise of warrants and the conversion of a promissory note have contractual registration rights to require us to register our securities owned by them for public sale.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Salomon Smith Barney Inc., Banc of America Securities LLC and SG Cowen Securities Corporation are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

                                                              NUMBER OF
                            NAME                                SHARES
                            ----                              ----------
Morgan Stanley & Co. Incorporated...........................
Deutsche Bank Securities Inc. ..............................
Salomon Smith Barney Inc. ..................................
Banc of America Securities LLC..............................
SG Cowen Securities Corporation.............................

                                                              ----------
  Total.....................................................  13,000,000
                                                              ==========

     The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the initial public offering price listed on the cover page of this prospectus and part to certain dealers at a price that
represents a concession not in excess of $          a share under the initial
public offering price. Any underwriter may allow, and such dealers may reallow,
a concession not in excess of $          a share to other underwriters or to
certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives of the underwriters.

     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 1,950,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter's name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters' option is exercised in
full, the total price to the public would be $          , the total
underwriters' discounts and commissions would be $           and the total
proceeds to us would be $          .

     The underwriters have informed us that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

     Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "TMTA."

     We and our directors, executive officers and substantially all of our stockholders and holders of rights to acquire our common stock have agreed that, without the prior written consent of Morgan Stanley & Co.

Incorporated on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of common stock,

whether any transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described in this paragraph do not apply to:

     - the sale of shares to the underwriters;

     - transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares;

     - the transfer of shares of common stock or any security convertible into common stock by gift, if no filing under Section 16 of the Exchange Act is required; and

     - the distribution of shares of common stock or any security convertible into common stock to limited partners, members or stockholders, if no filing under Section 16 of the Exchange Act is required.

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the over-allotment option. The underwriters may also sell shares in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. The underwriting syndicate may also reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

     We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

DIRECTED SHARE PROGRAM

     At our request, the underwriters have reserved for sale, at the initial offering price, up to approximately 910,000 shares of common stock offered hereby for directors, officers, employees, business associates and other persons related to us. There can be no assurance that any of the reserved shares will be purchased. The number of shares of common stock available for sale to the general public will be reduced to the extent these parties purchase the reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

     Certain entities and individuals affiliated with Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and SG Cowen Securities Corporation own 266,666, 1,425,764 and 64,566 shares of preferred stock, respectively, which were purchased in private placements on the same terms and conditions as the other investors in each respective private placement, including the price per share.

PRICING OF THE OFFERING

     Prior to this offering, there has been no public market for the shares of common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price will be:

     - our future prospects and our industry in general;

     - sales, earnings and certain other financial and operating information in recent periods; and

     - the price-earnings ratios, price-sales ratios and market prices of securities and financial and operating information of companies engaged in activities similar to ours.

     The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

     Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the common stock that we are selling in this offering. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon legal matters for the underwriters. An investment partnership affiliated with Fenwick & West LLP holds a total of 101,764 shares of our common stock.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement or the exhibits. Statements made in this prospectus regarding the contents of any contract, agreement or other document are only summaries. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved. You may read and copy all or any portion of the registration statement or any reports, statements or other information in the files at the following public reference facilities of the Commission:

Room 1024, Judiciary Plaza  Seven World Trade Center  500 West Madison Street
450 Fifth Street, N.W       Suite 1300                Suite 1400
Washington, D.C., 20549     New York, New York 10048  Chicago, Illinois 60661

     You can request copies of these documents upon payment of a duplicating fee by writing to the Commission. You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the website maintained by the Commission at http://www.sec.gov.

     We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent auditors, and to make available to our stockholders quarterly reports for the first three quarters of each year containing unaudited interim consolidated financial statements.

                             TRANSMETA CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Equity (Deficit)...  F-5
Consolidated Statements of Cash Flows.......................  F-7
Notes to Consolidated Financial Statements..................  F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Transmeta Corporation

     We have audited the accompanying consolidated balance sheets of Transmeta Corporation as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Transmeta Corporation at December 31, 1998 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles in the United States.

     As discussed more fully in the third and fourth paragraphs of Note 1, Summary of Significant Accounting Policies, Transmeta Corporation has reassessed its accounting for the embedded beneficial conversion feature of a convertible note and, accordingly, has restated the financial statements for the fiscal year ended December 31, 1999 to reflect this change.

                                                   /s/ Ernst & Young LLP

Palo Alto, California
February 17, 2000,
except for the third and fourth paragraphs of Note 1, as to which the date is October 13, 2000, and except for the second and third paragraphs of Note 11, as to which the date is October 30, 2000.

                             TRANSMETA CORPORATION

                          CONSOLIDATED BALANCE SHEETS
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                                                                                            PRO FORMA
                                                                  DECEMBER 31,                           LIABILITIES AND
                                                              ---------------------   SEPTEMBER 30,   STOCKHOLDERS' EQUITY
                                                                1998        1999          2000        AT SEPTEMBER 30, 2000
                                                              ---------   ---------   -------------   ---------------------
                                                                                       (UNAUDITED)         (UNAUDITED)
ASSETS
  Current assets:
    Cash and cash equivalents...............................  $ 27,809    $ 46,645      $  64,076
    Restricted cash.........................................     1,990          --             --
    Short-term investments..................................        --      19,799         22,244
    Accounts receivable.....................................       114          --          3,067
    Inventories.............................................        --          --         10,766
    Prepaid expenses and other current assets...............       663       1,808          3,600
                                                              --------    --------      ---------
        Total current assets................................    30,576      68,252        103,753

  Property and equipment, net...............................    12,489       8,537          8,088
  Deferred charges under license agreements.................        --      22,143         28,428
  Loans to founders.........................................        --          --          5,362
  Other assets..............................................       432         511          3,795
                                                              --------    --------      ---------
        Total assets........................................  $ 43,497    $ 99,443      $ 149,426
                                                              ========    ========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Accounts payable........................................  $    802    $    853      $   8,053
    Accrued compensation and related compensation
      liabilities...........................................       850       1,113          1,538
    Other accrued liabilities...............................     2,154       1,880          7,820
    Borrowing under line of credit agreement................     1,575          --             --
    Payable to a development partner under license
      agreement, current portion............................        --          --          5,000
    Current portion of long-term debt and capital lease
      obligations...........................................     3,286       5,494          6,171
                                                              --------    --------      ---------
        Total current liabilities...........................     8,667       9,340         28,582

  Long-term debt and capital lease obligations, net of
    current portion.........................................    10,356       7,256          4,522
  Deposits received under subleasing agreements.............        99         231            138
  Payable to a development partner under license
    agreement...............................................       343      19,533         21,532           $  21,532
  Commitments and contingencies
  Stockholders' equity:
    Convertible preferred stock, $0.00001 par value at
      amounts paid in; 13,427,374 shares authorized at
      December 31, 1998, 21,119,835 shares authorized at
      December 31, 1999, and 28,159,835 shares authorized at
      September 30, 2000; 13,427,335, 21,119,835 and
      28,159,835 shares issued and outstanding at December
      31, 1998 and 1999, and at September 30, 2000,
      respectively; aggregate liquidation preference of
      $58,224,603, $135,149,603, and $219,629,603 at
      December 31, 1998 and 1999, and September 30, 2000,
      respectively, (none pro forma)........................    58,149     134,980        222,922                  --
    Common stock, $0.00001 par value at amounts paid in;
      160,000,000 shares authorized; 29,883,480, 34,179,904
      and 40,378,516 shares issued and outstanding at
      December 31, 1998 and 1999, and at September 30, 2000,
      respectively (160,000,000 shares authorized and
      113,552,858 shares issued and outstanding pro
      forma)................................................     1,761       7,183         68,085             291,007
    Notes receivable from stockholders......................      (961)     (3,071)       (17,841)            (17,841)
    Deferred stock compensation.............................        --          --        (31,028)            (31,028)
    Accumulated other comprehensive loss....................        --          (3)           (16)                (16)
    Accumulated deficit.....................................   (34,917)    (76,006)      (147,470)           (147,470)
                                                              --------    --------      ---------           ---------
        Total stockholders' equity..........................    24,032      63,083         94,652           $  94,652
                                                              --------    --------      ---------           =========
        Total liabilities and stockholders' equity..........  $ 43,497    $ 99,443      $ 149,426
                                                              ========    ========      =========

                            (See accompanying notes)

                             TRANSMETA CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                         NINE MONTHS ENDED
                                                       YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                                    ------------------------------   --------------------------
                                                      1997       1998       1999        1999           2000
                                                    --------   --------   --------   -----------    -----------
                                                                                     (UNAUDITED)    (UNAUDITED)
Revenue:
  Product.........................................  $     --   $    326   $     76    $     76       $  3,817
  License.........................................     1,400     28,000      5,000       5,000             --
                                                    --------   --------   --------    --------       --------
          Total revenue...........................     1,400     28,326      5,076       5,076          3,817
Cost of product revenue...........................        --         71         18          18          2,305
                                                    --------   --------   --------    --------       --------
Gross profit......................................     1,400     28,255      5,058       5,058          1,512
                                                    --------   --------   --------    --------       --------
Operating expenses:
  Research and development(1).....................    12,828     23,467     33,122      23,579         43,649
  Selling, general and administrative(2)..........     4,584     12,616     12,811       8,938         18,484
  Amortization of deferred charges under license
     agreements...................................        --         --        218          --          7,430
  Amortization of deferred stock compensation.....        --         --         --          --          7,107
                                                    --------   --------   --------    --------       --------
          Total operating expenses................    17,412     36,083     46,151      32,517         76,670
                                                    --------   --------   --------    --------       --------
Operating loss....................................   (16,012)    (7,828)   (41,093)    (27,459)       (75,158)
  Interest and other income.......................        96        892      2,456       1,464          4,967
  Interest expense................................      (271)    (1,154)    (1,952)     (1,495)        (1,273)
                                                    --------   --------   --------    --------       --------
Loss before income taxes..........................   (16,187)    (8,090)   (40,589)    (27,490)       (71,464)
  Provision for income taxes......................        --      2,000        500         500             --
                                                    --------   --------   --------    --------       --------
Net loss..........................................  $(16,187)  $(10,090)  $(41,089)   $(27,990)      $(71,464)
                                                    ========   ========   ========    ========       ========
Net loss per share -- basic and diluted...........  $  (0.79)  $  (0.44)  $  (1.51)   $  (1.05)      $  (2.26)
                                                    ========   ========   ========    ========       ========
Weighted average shares outstanding -- basic and
  diluted.........................................    20,576     23,074     27,236      26,707         31,652
                                                    ========   ========   ========    ========       ========
Pro forma net loss per share -- basic and diluted
  (unaudited).....................................                        $  (0.52)                  $  (0.71)
                                                                          ========                   ========
Pro forma weighted average shares
  outstanding -- basic and diluted (unaudited)....                          79,564                    100,030
                                                                          ========                   ========

------------
(1) Excludes $2,304 in amortization of deferred stock compensation for the nine months ended September 30, 2000.

(2) Excludes $4,803 in amortization of deferred stock compensation for the nine months ended September 30, 2000.

                            (See accompanying notes)

                             TRANSMETA CORPORATION

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                                           NOTES                       ACCUMULATED                      TOTAL
                                CONVERTIBLE              RECEIVABLE      DEFERRED         OTHER                     STOCKHOLDERS'
                                 PREFERRED    COMMON        FROM          STOCK       COMPREHENSIVE   ACCUMULATED      EQUITY
                                   STOCK       STOCK    STOCKHOLDERS   COMPENSATION       LOSS          DEFICIT       (DEFICIT)
                                -----------   -------   ------------   ------------   -------------   -----------   -------------
Balance at December 31,
  1996........................      5,521          33           --             --             --          (8,640)       (3,086)
  Issuance of 2,057,732 shares
    of common stock to
    employees under option
    exercises.................         --         155         (124)            --             --              --            31
  Issuance of 1,081,920 shares
    of Series C convertible
    preferred stock in January
    1997 to investors for cash
    at $2.50 per share upon
    exercise of warrants......      2,705          --           --             --             --              --         2,705
  Issuance of 3,999,962 shares
    of Series D convertible
    preferred stock to
    investors for cash at
    $5.00 per share...........     20,000          --           --             --             --              --        20,000
  Issuance of equity purchase
    right included in non-
    interest-bearing
    convertible note in
    connection with
    development agreement.....         --         302           --             --             --              --           302
  Net loss....................         --          --           --             --             --         (16,187)      (16,187)
                                 --------     -------     --------       --------       --------       ---------      --------
Balance at December 31,
  1997........................     28,226         490         (124)            --             --         (24,827)        3,765
  Issuance of warrants to
    purchase 735,032 shares of
    common stock in connection
    with lease financing......         --          78           --             --             --              --            78
  Issuance of 7,757,748 shares
    of common stock to
    employees under option
    exercises, net of
    repurchases...............         --       1,167         (837)            --             --              --           330
  Issuance of 68,000 shares of
    common stock to employees
    under bonus plan..........         --          26           --             --             --              --            26
  Issuance of 4,999,999 shares
    of Series E convertible
    preferred stock to
    investors for cash at
    $6.00 per share, net of
    issuance costs............     29,923          --           --             --             --              --        29,923
  Net loss....................         --          --           --             --             --         (10,090)      (10,090)
                                 --------     -------     --------       --------       --------       ---------      --------
Balance at December 31,
  1998........................   $ 58,149     $ 1,761     $   (961)      $     --       $     --       $ (34,917)     $ 24,032

                            (See accompanying notes)

                             TRANSMETA CORPORATION

              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)

                                                           NOTES                       ACCUMULATED                      TOTAL
                                CONVERTIBLE              RECEIVABLE      DEFERRED         OTHER                     STOCKHOLDERS'
                                 PREFERRED    COMMON        FROM          STOCK       COMPREHENSIVE   ACCUMULATED      EQUITY
                                   STOCK       STOCK    STOCKHOLDERS   COMPENSATION       LOSS          DEFICIT       (DEFICIT)
                                -----------   -------   ------------   ------------   -------------   -----------   -------------
  Issuance of 7,692,500 shares
    of Series F convertible
    preferred stock to
    investors for cash at
    $10.00 per share, net of
    issuance costs............   $ 76,831     $    --     $     --       $     --       $     --       $      --      $ 76,831
  Issuance of 20,000 shares of
    common stock to
    consultants in connection
    with Series F financing...         --          35           --             --             --              --            35
  Embedded beneficial
    conversion feature of the
    amended convertible
    note......................         --       3,216           --             --             --              --         3,216
  Issuance of 4,276,424 shares
    of common stock to
    employees under option
    exercises, net of
    repurchases...............         --       2,154       (2,110)            --             --              --            44
  Issuance of warrants to
    purchase 68,000 shares of
    common stock in connection
    with consulting
    agreement.................         --          17           --             --             --              --            17
  Other comprehensive
    loss -- unrealized loss on
    available-for-sale
    investments, net..........         --          --           --             --             (3)             --            (3)
  Net loss....................         --          --           --             --             --         (41,089)      (41,089)
                                                                                                                      --------
  Comprehensive loss..........         --          --           --             --             --              --       (41,092)
                                 --------     -------     --------       --------       --------       ---------      --------
Balance at December 31,
  1999........................    134,980       7,183       (3,071)            --             (3)        (76,006)       63,083
  Issuance of 7,040,000 shares
    of Series G convertible
    preferred stock to
    investors for cash at
    $12.50 per share, net of
    issuance costs
    (unaudited)...............     87,942          --           --             --             --              --        87,942
  Issuance of 4,918,612 shares
    of common stock to
    employees under option
    exercises, net of
    repurchases (unaudited)...         --      14,992      (14,770)            --             --              --           222
  Issuance of 80,000 shares of
    common stock upon exercise
    of a warrant
    (unaudited)...............         --          50           --             --             --              --            50
  Stock compensation in
    connection with severance
    arrangement (unaudited)...         --         945           --             --             --              --           945
  Issuance of warrants to
    purchase 8,000 shares of
    common stock in connection
    with consulting agreement
    (unaudited)...............         --          30           --             --             --              --            30
  Issuance of 1,200,000 shares
    of common stock to a
    development partner
    (unaudited)...............         --       6,750           --             --             --              --         6,750
  Deferred stock compensation
    (unaudited)...............         --      38,135           --        (38,135)            --              --            --
  Amortization of deferred
    stock compensation
    (unaudited)...............         --          --           --          7,107             --              --         7,107
  Other comprehensive
    loss -- unrealized loss on
    available-for-sale
    investments, net
    (unaudited)...............         --          --           --             --            (13)             --           (13)
  Net loss (unaudited)........         --          --           --             --             --         (71,464)      (71,464)
                                                                                                                      --------
  Comprehensive loss
    (unaudited)...............         --          --           --             --             --              --       (71,477)
                                 --------     -------     --------       --------       --------       ---------      --------
Balance at September 30, 2000
  (unaudited).................   $222,922     $68,085     $(17,841)      $(31,028)      $    (16)      $(147,470)     $ 94,652
                                 ========     =======     ========       ========       ========       =========      ========

                            (See accompanying notes)

                             TRANSMETA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   NINE MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                                              ------------------------------   -------------------------
                                                                1997       1998       1999        1999          2000
                                                              --------   --------   --------   -----------   -----------
                                                                                               (UNAUDITED)   (UNAUDITED)
Cash flows from operating activities:
Net loss....................................................  $(16,187)  $(10,090)  $(41,089)   $(27,990)     $ (71,464)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Amortization of deferred stock compensation...............        --         --         --          --          7,107
  Depreciation and amortization.............................       493      3,809      5,275       3,883          4,350
  Fair value of equity instruments issued for services......        --         20         52          52             30
  Stock compensation in connection with severance
    agreement...............................................        --         --         --          --            945
  Amortization of deferred charges under license
    agreements..............................................        --         --        218          --          7,430
  Accretion of interest payable to a development partner....        --         45         45          39             33
  Changes in operating assets and liabilities:
    Accounts receivable.....................................        --       (114)       114         114         (3,067)
    Inventories.............................................        --         --         --          --        (10,766)
    Prepaid expenses and other current assets...............      (434)      (121)    (1,145)     (1,175)        (1,904)
    Accounts payable and accrued liabilities................     2,092      1,168         40        (675)        13,565
    Deposits received under subleasing agreements...........        --         99        132          27            (93)
                                                              --------   --------   --------    --------      ---------
Net cash used in operating activities.......................   (14,036)    (5,184)   (36,358)    (25,725)       (53,834)
                                                              --------   --------   --------    --------      ---------
Cash flows used in investing activities:
  Purchase of available-for-sale investments................        --         --    (57,312)    (28,613)      (234,793)
  Change in restricted cash.................................        --     (1,990)     1,990       1,990             --
  Proceeds from sale or maturity of available-for-sale
    investments.............................................        --         --     37,510      25,970        229,335
  Purchase of property and equipment........................    (2,486)   (13,543)    (1,323)     (1,069)        (3,900)
  Loans to founders.........................................        --         --         --          --         (5,250)
  Other assets..............................................      (101)      (332)       (79)        (80)          (284)
                                                              --------   --------   --------    --------      ---------
Net cash used in investing activities.......................    (2,587)   (15,865)   (19,214)     (1,802)       (14,892)
                                                              --------   --------   --------    --------      ---------
Cash flows from financing activities:
  Net proceeds from sale of preferred stock.................    16,273     29,923     76,831      76,831         87,942
  Advance proceeds from sale of preferred stock.............        --         --         --          --             --
  Common stock issued under stock option plans..............        30        356         44           7            222
  Issuance of common stock upon exercise of a warrant.......        --         --         --          --             50
  Issuance of debt and capital lease obligations............     1,685     11,989      2,773       2,328          1,223
  Repayment of debt and capital lease obligations...........      (262)      (327)    (3,665)     (2,647)        (3,280)
  Proceeds from bridge loan.................................        --         --         --          --             --
  Redemption of convertible preferred stock.................        --         --         --          --             --
  Borrowings under line of credit...........................        --      1,575     (1,575)     (1,575)            --
  Net proceeds from issuance of convertible promissory
    note....................................................       600         --         --          --             --
                                                              --------   --------   --------    --------      ---------
Net cash provided by financing activities...................    18,326     43,516     74,408      74,944         86,157
                                                              --------   --------   --------    --------      ---------
Change in cash and cash equivalents.........................     1,703     22,467     18,836      47,417         17,431
Cash and cash equivalents at beginning of period............     3,639      5,342     27,809      27,809         46,645
                                                              --------   --------   --------    --------      ---------
Cash and cash equivalents at end of period..................  $  5,342   $ 27,809   $ 46,645    $ 75,226      $  64,076
                                                              ========   ========   ========    ========      =========
Supplemental disclosure of cash paid during the period:
  Cash paid for interest....................................  $    174   $  1,080   $  1,846    $  1,148      $   1,184
  Cash paid for taxes.......................................         1      2,105        500         500              1
Supplemental disclosure of noncash financing and investing
  activities:
  Issuance of warrants......................................        --         78         17          17             30
  Issuance of common stock to consultants in connection with
    Series F financing......................................        --         --         35          35             --
  Issuance of common stock to employees for notes
    receivable..............................................       124        837      2,123       2,043         14,801
  Issuance of payable to development partner................        --         --     18,927          --          5,000
  Conversion of bridge loan to Series D preferred stock.....     6,432         --         --          --             --
  Common stock issued in connection with license
    agreement...............................................        --         --         --          --          6,750

                            (See accompanying notes)

                             TRANSMETA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

     Transmeta Corporation ("Transmeta" or the "Company") develops and sells software-based microprocessors and develops additional hardware and software technologies that enable computer manufacturers to build computers that simultaneously offer long battery life, high performance and x86 compatibility.

     Transmeta was incorporated in California as Transmeta Corporation on March 3, 1995, and was principally engaged in research and development, marketing, sales, raising capital, establishing sources of supplies, commencing production and building its management team. Through December 31, 1999, substantially all of Transmeta's revenue was derived from technology license agreements with development partners. In January 2000, the Company introduced its Crusoe family of microprocessors. Revenue for the nine months ended September 30, 2000, was derived from sales of microprocessor products, prototypes and development systems. The Company began shipping production units in the third quarter of 2000 and emerged from the development stage during that period.

REASSESSMENT OF ACCOUNTING FOR EMBEDDED BENEFICIAL CONVERSION FEATURE

     In November 1999, IBM Corporation relinquished certain of its world-wide rights previously obtained from Transmeta under a technology license agreement. As partial consideration for the relinquished rights, Transmeta amended the terms of an existing note payable to IBM. The note payable is interest free, and the amended terms provided IBM with the ability to convert the face amount of the $600,000 note payable into 1,200,000 shares of Transmeta's common stock upon the sale of Transmeta or upon completion of its initial public offering. The fair value of Transmeta's common stock was $3.00 per share at the time of the note amendment. The Company had previously determined that the intrinsic value of the embedded beneficial conversion feature as of the date of the amendment should be recorded only if Transmeta was sold or upon completion of its initial public offering.

     The Company has reassessed its accounting and has determined that the fair value of the embedded beneficial conversion feature should be recorded as of the date of the amendment to the note payable in November 1999. As a result, the Company estimated the fair value of the embedded beneficial conversion feature to be $3.2 million using a Black-Scholes valuation model, and has recorded an adjustment to increase the previously reported deferred charges under licensing agreements at December 31, 1999, from $18.9 million to $22.2 million, and to increase common stock from $4.0 million to $7.2 million at December 31, 1999.

FISCAL YEAR

     Transmeta changed its fiscal year-end during 1999 to end on the last Friday in December. For ease of presentation, the accompanying financial statements have been shown as ending on December 31 and calendar quarter ends for all annual and quarterly financial statement captions. Fiscal years 1997, 1998 and 1999 each consisted of 52 weeks and ended on December 31. Fiscal year 2000 will end on December 29. The first nine months of fiscal 1999 ended on October 1, 1999, and the first nine months of fiscal 2000 ended on September 29, 2000.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The financial information at September 30, 2000, and for the nine months ended September 30, 1999 and 2000, is unaudited but includes all adjustments (consisting of only normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position at such date and its operating

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

results and cash flows for those interim periods. Results for the nine months ended September 30, 2000, are not necessarily indicative of results that may be expected for the year ending December 31, 2000.

USE OF ESTIMATES

     The preparation of the financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. Significant estimates made in preparing the financial statements include estimates of potentially excess and obsolete inventory after considering forecasted demand and average selling prices and income tax valuation allowances.

PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the financial statements of Transmeta and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated on consolidation.

RISK FACTORS AND CONCENTRATIONS

     Transmeta is subject to various risks similar to other companies in a comparable stage of growth, including dependence on key individuals, competition from substitute products and larger companies and the continued successful development and marketing of its products.

     Financial instruments that subject the Company to credit risk consist primarily of cash equivalents, short-term investments and notes receivable from certain founders and stockholders. Substantially all of the Company's cash equivalents are invested in highly liquid money market funds and commercial securities with high-quality financial institutions in the United States. Short-term investments consist of U.S. government and commercial bonds and notes.

     Transmeta sells its products principally to original equipment manufacturers and their subcontract manufacturers. Revenue from two customers represents $1.9 million and $775,000, respectively, of the Company's product revenue for the nine months ended September 30, 2000 (unaudited). The Company performs ongoing credit evaluations of its customers, maintains an allowance for potential credit losses and does not generally require collateral.

     The Company currently relies exclusively on IBM to fabricate its wafers and provide assembly and test services.

REVENUE RECOGNITION

     Transmeta recognizes revenue from product sales upon transfer of title to its customers, typically upon shipment. The Company accrues for estimated warranty costs, sales returns, and other allowances at the time of shipment. Certain of the Company's product sales are made to distributors under agreements allowing for price protection and/or right of return on unsold products. Accordingly, the Company defers recognition of revenue on these sales until the products are sold by the distributors.

     Transmeta recognizes license revenue from technology license agreements when earned, which generally occurs when agreed-upon deliverables are provided, or milestones are met and confirmed by licensees. Also license revenues are recognized only if payments received are non-refundable and not subject to any future performance obligation by the Company. Transmeta recognized $1.4 million, $28.0 million and $5.0 million of

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

license revenue in 1997, 1998 and 1999, respectively, in connection with technology license agreements (see Note 2). No license revenue was recognized for the nine months ended September 30, 2000 (unaudited).

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

     Highly liquid debt securities with insignificant interest rate risk and original maturities of three months or less are classified as cash equivalents. Debt securities with maturities greater than three months and remaining maturities less than one year are classified as short-term investments. Transmeta's policy is to minimize principal risk by investing in high credit-quality financial instruments and earning returns based on current interest rates.

     All of Transmeta's marketable investments were classified as available-for-sale as of the balance sheet dates and, accordingly, were reported at fair value with unrealized gains and losses recorded in stockholders' equity. Fair values of cash and cash equivalents approximated cost due to the short period of time to maturity. The cost of securities sold is based on the specific identification method. Realized gains or losses and declines in value, if any, judged to be other than temporary on available-for-sale securities are reported in interest income or expense.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first-out) or market. The Company did not have inventories as of December 31, 1998 and 1999. The components of inventories as of September 30, 2000, were as follows:

                                                      SEPTEMBER 30, 2000
                                                      ------------------
                                                        (IN THOUSANDS)
                                                         (UNAUDITED)
Work in progress....................................       $ 5,301
Finished goods......................................         5,465
                                                           -------
                                                           $10,766
                                                           =======

PROPERTY AND EQUIPMENT

     Property and equipment are carried at cost. Depreciation and amortization have been provided on the straight-line method over the related asset's estimated useful life ranging from three to five years. Leasehold improvements and assets recorded under capital leases are amortized on a straight-line basis over the lesser of the related asset's estimated useful life or the remaining lease term.

IMPAIRMENT OF LONG-LIVED ASSETS

     Transmeta evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

RESEARCH AND DEVELOPMENT

     Costs to develop Transmeta's products are expensed as incurred in accordance with the Financial Accounting Standards Board's ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 2, "Accounting for Research and Development Costs," which establishes accounting and reporting standards for research and development costs.

     Transmeta accounts for software development costs in accordance with the FASB's SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," which requires capitalization of certain software development costs once technological feasibility for the software component is established and research and development activities for the hardware component are completed. Based on Transmeta's development process, the time period between the establishment of technological feasibility and completion of the hardware component and the release of the product is short and capitalization of internal development costs has not been material to date.

SOFTWARE DEVELOPMENT COST

     Costs of software developed internally by the Company for use in its operations are accounted for under the American Institute of Certified Public Accountant's Statement of Position ("SOP") 98-1, "Internal Use Software," which the Company adopted on January 1, 1999. Under SOP 98-1, the Company expenses costs of research, including pre-development efforts prior to establishing technological feasibility, and costs incurred for training and maintenance. Software development costs are capitalized when technological feasibility has been established, it is provable that the project will be completed and the software will be used as intended. Costs incurred during the application development stage were insignificant, and accordingly no costs related to internal use software have been capitalized through September 30, 2000.

INCOME TAXES

     Transmeta accounts for income taxes in accordance with the FASB's SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the liability method in accounting for income taxes. Under SFAS 109, deferred tax assets and liabilities are measured based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws that will be in effect when differences are expected to reverse.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The fair values of Transmeta's cash equivalents, short-term investments, accounts receivable, prepaid expenses and other current assets, and accounts payable and accrued liabilities approximate their carrying values due to the short-term nature of those instruments.

     The fair values of short-term and long-term capital lease obligations are estimated based on current interest rates available to Transmeta for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their respective fair values.

     The fair values of long-term assets are valued on the basis of present value calculations and are amortized over the useful life of these assets.

WARRANTY

     Transmeta typically provides a warranty that includes factory repair services as needed for replacement parts on its products for a period of one year from shipment. Transmeta records a provision for estimated

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

warranty costs upon shipment of its products. Warranty costs have been within management's expectations to date and have not been material.

DEFERRED CHARGES UNDER LICENSE AGREEMENTS AND RELATED PAYMENT OBLIGATIONS

     Transmeta has capitalized the cost of intangibles associated with license agreements with third-party developers (see Note 2). These intangibles are amortized over their estimated useful lives. Payment obligations under the license agreement with IBM are accreted using the effective interest method over the payment period.

SEGMENT INFORMATION

     Transmeta has adopted the FASB's SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information" ("SFAS 131"). Transmeta operates solely in one segment, the development, marketing and sale of hardware and software technologies for the mobile computing market. The Company also currently operates in one geographic region and is evaluated by management on a single segment basis. Therefore, there was no impact on Transmeta's consolidated financial statements from the adoption of SFAS 131.

ADVERTISING EXPENSES

     All advertising costs are expensed as incurred. To date, advertising costs have not been material.

STOCK-BASED COMPENSATION

     Transmeta accounts for its stock options and equity awards in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and has elected to follow the "disclosure only" alternative prescribed by the FASB's SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Expense associated with stock-based compensation is amortized on an accelerated basis over the vesting period of the individual award consistent with the method described in FASB Interpretation No.
28. Accordingly, approximately 59% of the unearned deferred compensation is amortized in the first year, 25% in the second year, 12% in the third year, and 4% in the fourth year following the date of grant. Pursuant to SFAS 123, Transmeta discloses the pro forma effect of using the fair value method of accounting for its stock-based compensation arrangements.

     Options and warrants granted to consultants and vendors are accounted for at fair value determined by using the Black-Scholes method in accordance with Emerging Issues Task Force consensus No. 96-18. The assumptions used to value stock-based awards to consultants and vendors are similar to those used for employees except that a volatility of 0.80 was used (see Note 8 for pro forma disclosures of stock-based compensation pursuant to SFAS 123).

NET LOSS PER SHARE

     Basic and diluted net loss per share is presented in conformity with the FASB's SFAS No. 128, "Earnings Per Share" ("SFAS 128"), for all periods presented. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued or granted for nominal consideration prior to the anticipated effective date of the Company's initial public offering must be included in the calculation of basic and diluted net loss per share as if they had been outstanding for all periods presented (see Note 8).

     In accordance with SFAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during each period, less shares subject to

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

repurchase. Pro forma basic and diluted net loss per share, as presented in the statements of operations, has been computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of the convertible preferred stock (using the if-converted method) from the original date of issuance.

     On October 26, 2000, the Company effected a 2-for-1 stock split of its common stock (see Note 11).

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, as amended, establishes methods for recording derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. The Company is required to adopt SFAS 133 effective January 1, 2001. Because Transmeta currently does not hold any derivative instruments and does not engage in hedging activities, it does not currently believe that the adoption of SFAS 133, as amended, will have a significant impact on its consolidated financial position or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Transmeta believes that its current revenue recognition principles comply with SAB 101.

     In March 2000, the Emerging Issues Task Force ("EITF") of the FASB issued EITF Issue 00-2, "Accounting for Website Development Costs." The issue addresses how an entity should account for costs incurred to develop a website. The total capitalizable costs associated with the development of Transmeta's website have been immaterial to date and have not been capitalized.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, Interpretation of APB Opinion No. 25" ("FIN 44"). FIN 44 clarifies the application of Accounting Principle Board Opinion No. 25 to certain issues including: (i) the definition of employee for purposes of applying APB Opinion No. 25, (ii) the criteria for determining whether a plan qualifies as a noncompensatory plan, (iii) the accounting consequences of various modifications to the terms of a previously fixed stock option or award and (iv) the accounting for an exchange of stock compensation awards in business combinations. Transmeta adopted FIN 44 in July 2000. The adoption of FIN 44 did not have a material effect on Transmeta's consolidated financial position or results of operations.

RECLASSIFICATIONS

     Certain prior-year amounts have been reclassified to conform to the current year's presentation.

2. TECHNOLOGY LICENSE AGREEMENTS

     In December 1997, Transmeta entered into a technology license agreement with IBM Corporation ("IBM"), which was amended in 1999 as described below. The term of the original agreement was five years. Under the original agreement, Transmeta granted to IBM a worldwide non-exclusive license to certain technology developed and under development by Transmeta. In return, Transmeta received $2.0 million in cash and issued IBM a non-interest-bearing convertible promissory note in the face amount of $600,000. The note is contingently convertible into common stock of Transmeta upon completion of an initial public offering of common stock or upon certain defined acquisition or merger transactions involving Transmeta. In 1997, Transmeta recognized $1.4 million of revenue and the net present value of the note, $298,000, was recorded as a payable to a development partner under license agreement on the balance sheet. The difference between the

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

face amount and the present value of the note was credited to common stock. The carrying value of the note is being accreted to its future value using the effective interest method at a rate of approximately 15% per annum to its maturity on December 31, 2003. As of December 31, 1999, the value of the note as recorded on the balance sheet was $388,195. The agreement also entitled Transmeta to earn royalties on sales by IBM of products incorporating the licensed technology.

     During 1998, IBM made additional license payments of $8.0 million upon the Company's meeting certain milestones. In addition, IBM agreed to perform certain engineering and production services without charge and to provide credits against future sales to Transmeta in connection with the agreement.

     In November 1999, the parties amended the technology license agreement. IBM relinquished certain of the worldwide license rights previously obtained in exchange for commitments by Transmeta. These commitments included paying a total of $33.0 million to IBM. The commitment to IBM at December 31, 1999 was as follows:

                                                              (IN THOUSANDS)
Due on or before December 15,
2001........................................................     $  4,000
2002........................................................        6,000
2003........................................................        7,000
2004........................................................       16,000
                                                                 --------
     Total minimum payments.................................       33,000
Less unamortized discounts..................................      (13,855)
                                                                 --------
Present value as recorded on the balance sheet..............     $ 19,145
                                                                 ========

     In addition, Transmeta committed to pay IBM a total of $4.3 million for engineering and production services ($1.4 million in 1999 and $2.9 million in 2000). Transmeta's payments to IBM for expenses related to the engineering and production services are expensed as incurred. In addition, the convertibility of the convertible promissory note described above was fixed at 1,200,000 shares of Transmeta's common stock upon completion of an initial public offering. The fair value of the embedded beneficial conversion feature of the amended convertible promissory note was estimated to be $3.2 million based on the Black-Scholes method using a dividend yield of 0%, a risk-free interest rate of 6.35%, an expected life of four years and a volatility factor of 0.8. The fair value was recorded as a deferred charge under license agreements and was credited to common stock. The deferred charges under license agreements are being amortized on a straight-line basis over the remaining period of the original license agreement through December 2003. The IBM agreement was amended again in September 2000 (see Note 12).

     The net present value of the $33.0 million commitment (approximately $18.9 million) was recorded on the balance sheet as an element of deferred charges under license agreements with a corresponding liability. This liability is being accreted to its future value using the effective interest method at a rate of approximately 15% per annum and is being recorded as part of deferred charges under license agreements. The deferred charges under license agreements are being amortized on a straight-line basis over the remaining period of the original license agreement through December 2003. Management assesses the realizability of the intangible asset at each balance sheet date.

     In February 1998, Transmeta also entered into a technology license agreement with Toshiba Corporation ("Toshiba"). Under this agreement, Transmeta granted to Toshiba a worldwide non-exclusive license to certain technology developed and under development by Transmeta. In return, Transmeta received nonrefundable cash payments totaling $20.0 million and $5.0 million upon the attainment of certain milestones in 1998

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

and 1999, respectively. The agreement also entitles Transmeta to earn royalties on sales by Toshiba of products incorporating the licensed technology. This agreement was amended in February 2000 (see Note 11).

3. AVAILABLE-FOR-SALE INVESTMENTS

     All cash equivalents and short-term investments as of December 31, 1998, 1999 and September 30, 2000 (unaudited) were classified as available-for-sale securities and consisted of the following:

                                                                      GROSS        GROSS
                                                        AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                                                          COST        GAINS        LOSSES      VALUE
                                                        ---------   ----------   ----------   --------
                                                                        (IN THOUSANDS)
As of December 31, 1999:
Money market funds....................................   $21,994     $     --     $     --    $ 21,994
Federal agency discount notes.........................    29,032            5            3      29,034
Bank obligations......................................    14,630            2            7      14,625
                                                         -------     --------     --------    --------
Total available-for-sale securities...................   $65,656     $      7     $     10    $ 65,653
                                                         =======     ========     ========
Less amounts classified as cash equivalents...........                                         (45,854)
                                                                                              --------
Total short-term investments..........................                                        $ 19,799
                                                                                              ========
As of September 30, 2000: (unaudited)
Money market funds (unaudited)........................   $24,300     $     --     $     --    $ 24,300
Commercial paper (unaudited)..........................    61,876           --           16      61,860
                                                         -------     --------     --------    --------
Total available-for-sale securities (unaudited).......   $86,176     $     --     $     16    $ 86,160
                                                         =======     ========     ========
Less amounts classified as cash equivalents
  (unaudited).........................................                                         (63,916)
                                                                                              --------
Total short-term investments (unaudited)..............                                        $ 22,244
                                                                                              ========

     The Company did not have any short-term investments as of December 31, 1998. Cash equivalents of $27,372,000 were stated at cost, which approximated fair value.

     Available-for-sale securities with a fair value at the date of sale of $37.5 million and $229.3 million were sold during the year ended December 31, 1999 and the nine months ended September 30, 2000 (unaudited), respectively. No securities were sold in 1998.

     Transmeta held a federal agency discount note at September 30, 2000, that matures in more than one year. Its fair value of $3.0 million (unaudited) approximates cost at September 30, 2000, and is included in other assets on the balance sheet.

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                DECEMBER 31,
                                                             ------------------    SEPTEMBER 30,
                                                              1998       1999          2000
                                                             -------    -------    -------------
                                                                       (IN THOUSANDS)
                                                                                    (UNAUDITED)
Furniture and fixtures.....................................  $ 1,344    $ 1,368      $  1,522
Computer equipment.........................................    8,096      8,438        11,348
Computer software..........................................    6,574      7,236         7,897
Leasehold improvements.....................................      745      1,040         1,216
                                                             -------    -------      --------
                                                              16,759     18,082        21,983
Less accumulated depreciation and amortization.............   (4,270)    (9,545)      (13,895)
                                                             -------    -------      --------
Total......................................................  $12,489    $ 8,537      $  8,088
                                                             =======    =======      ========

5. LEASES AND COMMITMENTS

OPERATING LEASES

     Transmeta leases its facilities and certain equipment under noncancelable operating leases expiring through 2008.

     Gross operating lease and rental expenses were $1,981,000, $4,283,000, $5,335,000 and $4,013,000 during the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 2000 (unaudited), respectively.

     During 1998, 1999 and 2000, Transmeta subleased a portion of its facilities. The subleases extend through 2002. Sublease income was $105,000, $1,065,000 and $869,000 for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000 (unaudited), respectively.

     Future minimum rentals to be received under the facilities subleases at September 30, 2000 are as follows:

                                                              (IN THOUSANDS)
Three months ending December 31,
  2000 (unaudited)..........................................    $  327,000
Years ending December 31,
  2001 (unaudited)..........................................     1,204,000
  2002 (unaudited)..........................................       125,000
                                                                ----------
                                                                $1,656,000
                                                                ==========

CAPITAL LEASES

     Transmeta finances certain equipment and other assets under noncancelable lease agreements subsequent to original purchase that are accounted for as capital leases.

     The net book value of equipment recorded under capital lease arrangements, included in property and equipment, was $6,202,000, $3,926,000 and $2,848,000 as of December 31, 1998 and 1999 and September 30,

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

2000 (unaudited), respectively. At December 31, 1999, future minimum payments for the obligations described above were as follows:

                                                          CAPITAL    OPERATING
                                                          LEASES      LEASES
                                                          -------    ---------
                                                             (IN THOUSANDS)
Years ending December 31,
2000....................................................  $ 3,395     $ 5,457
2001....................................................    3,624       4,054
2002....................................................    1,397       3,661
2003....................................................       13       4,135
2004....................................................       --       4,241
Thereafter..............................................       --      16,018
                                                          -------     -------
          Total minimum lease payments..................    8,429     $37,566
                                                                      =======
Less amount representing interest.......................   (1,343)
                                                          -------
Present value of capital lease obligations..............    7,086
Less current portion....................................   (2,553)
                                                          -------
Noncurrent portion......................................  $ 4,533
                                                          =======

COMMITMENTS

     As of September 30, 2000 (unaudited), the Company had non-cancelable outstanding purchase commitments of approximately $22.3 million in connection with the manufacturing services performed by IBM. These commitments are due in the six months ending March 31, 2001.

6. DEBT

     Transmeta opened a $3.0 million revolving line of credit with a bank during July 1998. The line of credit bore interest at the bank's reference rate plus 2% (7.0% at December 31, 1998), and was payable monthly and was due to expire in July 2001. Borrowings against this line at December 31, 1998 were $1,575,000. The line was secured by $1,990,000 of cash held as collateral at the bank. Borrowings under this line of credit were repaid and the line was closed in January 1999.

     In 1998 and 1999, Transmeta issued promissory notes to financing companies in the principal amounts of $3,473,000 and $1,368,000, respectively, which mature through January 2003. These notes bear interest at 10.5% and are secured by certain tangible assets with an aggregate net book value of approximately $1,872,000 as of December 31, 1999. No notes were issued during the nine months ended September 30, 2000 (unaudited).

     Transmeta signed a note during 1998 with a supplier in the principal amount of $1,116,000 in connection with an equipment purchase. The note is due on the earlier of December 30, 2000 or the closing of an initial public offering. Interest will begin to accrue on any unpaid principal balance at the rate of 10% per annum, starting on the date of the initial public offering. The note is secured by the equipment financed.

     In connection with the notes issued to the financing companies and the supplier, Transmeta issued to the note holders warrants to purchase 735,032 shares of common stock. Warrants to purchase 685,032 shares of common stock were issued with an exercise price of $1.25 and expire between March 2004 and April 2008. Warrants to purchase 50,000 shares of common stock were issued with an exercise price of $3.00 and expire in

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

May 2005. These warrants were assigned an aggregate value of $78,000 on the basis of Black-Scholes valuation models using the contractual lives ranging from six to ten years and a volatility of 0.80. The value of the warrants was recorded as a discount against the respective borrowings and is being amortized over the respective terms of the notes. The remaining discount on the notes of $13,000 at September 30, 2000 (unaudited) is being accreted as additional financing (interest) expense over the term of each respective note. The amount of discount accreted and recorded as interest expense for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000 (unaudited) was $19,000, $26,000 and $20,000, respectively.

     At December 31, 1999, aggregate future minimum principal payments on the obligations described above were as follows:

                                                              NOTES PAYABLE
                                                              --------------
                                                              (IN THOUSANDS)
Years ending December 31,
2000........................................................     $ 2,941
2001........................................................       1,775
2002........................................................         950
2003........................................................          31
                                                                 -------
     Total minimum principal payments.......................       5,697
Less current portion........................................      (2,941)
Less unamortized discounts..................................         (33)
                                                                 -------
Noncurrent portion..........................................     $ 2,723
                                                                 =======

     Additionally, as discussed in Note 2, Transmeta issued a convertible promissory note in the face amount of $600,000 in December 1997. The present value of the note at September 30, 2000 (unaudited) was $422,000 and is recorded on the balance sheet as a payable to a development partner under license agreement. Interest will accrete to its maturity on December 31, 2003, or until the note is converted subsequent to completion of an initial public offering or upon certain defined acquisition or merger transactions.

7. STOCKHOLDERS' EQUITY

NONCUMULATIVE CONVERTIBLE PREFERRED STOCK

     Transmeta has sold shares of several series of its convertible preferred stock since its inception, as follows:

                               NUMBER OF
                                SHARES       PRICE                    DIVIDEND    LIQUIDATION
                              ISSUED AND      PER          NET          PER       PREFERENCES
           SERIES             OUTSTANDING    SHARE      PROCEEDS       SHARE       PER SHARE
           ------             -----------    ------    -----------    --------    -----------
  A.........................          --     $ 1.65    $ 2,500,000    N/A           N/A
  B.........................   3,345,454     $ 1.65    $ 5,521,082     $0.132       $ 1.65
  C.........................   1,081,920     $ 2.50    $ 2,704,800     $0.20        $ 2.50
  D.........................   3,999,962     $ 5.00    $19,999,810     $0.40        $ 5.00
  E.........................   4,999,999     $ 6.00    $29,923,374     $0.48        $ 6.00
  F.........................   7,692,500     $10.00    $76,831,141     $0.80        $10.00

     Transmeta's original financing was from the sale of 1,515,151 shares of Series A preferred stock for $2.5 million in July 1995. In November 1996, Transmeta repurchased all of the outstanding shares of Series A preferred stock from the Series A investors for $2.7 million. The difference of $160,000 between the

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

repurchase price and the original amount paid by these investors has been charged to the deficit accumulated during the development stage.

     In connection with the sale of Series B preferred stock during 1995, Transmeta sold warrants to purchase 1,081,920 shares of Series C preferred stock with an exercise price of $2.50 per share at a purchase price of $0.001 per warrant. These warrants were exercised in 1997, resulting in proceeds to the Company of $2,705,000.

     Each share of Series B, C and D preferred stock is convertible at the holder's option into four shares of common stock, and this conversion ratio is subject to adjustment under antidilution provisions as stated in the Company's Certificate of Incorporation. Each share of Series E and F preferred stock is convertible at the holders' option into two shares of common stock, and this conversion ratio is subject to adjustment under antidilution provisions as stated in the Certificate of Incorporation. Each share of preferred stock will automatically convert into shares of common stock at the then-effective conversion price immediately upon the closing of the sale of the Company's common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933 at an offering price to the public equal to or exceeding $1.25 per share of common stock for Series B and C preferred stock, equal to or exceeding $3.75 per share of common stock for Series D and E preferred stock, equal to or exceeding $5.00 per share of common stock for Series F preferred stock and resulting in aggregate gross proceeds to the Company of at least $15 million.

     The holder of each share of Series B, C, D, E and F preferred stock is entitled to receive, when and as declared by the board of directors, noncumulative dividends. Through September 30, 2000 (unaudited), no dividends had been declared.

     The Series B, C, D, E and F preferred stockholders are entitled to liquidation preferences, adjusted for any combinations, consolidations or stock splits with respect to their shares and, in addition, an amount equal to all declared but unpaid dividends for each share of Series B, C, D, E and F preferred stock then held. After payment of these liquidation preferences, any remaining assets would be distributed to the holders of common stock and Series B, C, D, E and F preferred stock on a pro rata basis as if the Series B, C, D, E and F preferred stock were converted into common stock at the then applicable conversion price for each respective series of preferred stock until the holders of the preferred stock received an aggregate amount equal to $3.50, $5.303, $10.606, $12.7272 and $21.2121, respectively, per preferred share (plus an amount equal to all declared but unpaid dividends on that share).

     The holders of preferred shares are entitled to the number of votes that they would have upon conversion of their preferred shares into common shares.

     In April 2000, Transmeta sold Series G preferred stock (see Note 12).

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

COMMON STOCK WARRANTS

     Transmeta has periodically granted warrants in connection with certain lease and bank agreements. The Company had the following warrants outstanding to purchase common stock at December 31, 1999:

                                                      EXERCISE
                                          NUMBER        PRICE
             ISSUANCE DATE               OF SHARES    PER SHARE    EXPIRATION DATE
             -------------               ---------    ---------    ---------------
October 1995...........................   277,284      $ 0.41      October 2005
March 1996.............................   328,364      $ 0.41      March 2006
May 1996...............................    96,968      $ 0.41      December 2001
August 1996............................    80,000      $ 0.63      August 2001
September 1996.........................    38,784      $ 0.41      December 2001
April 1997.............................   160,000      $ 1.25      March 2003
April 1997.............................   144,000      $ 1.25      April 2007
August 1997............................   160,000      $ 1.25      August 2007
January 1998...........................   125,032      $ 1.25      December 2007
April 1998.............................   240,000      $ 1.25      April 2008
April 1998.............................   320,000      $ 1.25      March 2004
May 1998...............................    50,000      $ 3.00      May 2005
March 1999.............................    68,000      $ 3.00      March 2004

     All warrants have been valued using the Black-Scholes valuation model based on the assumptions used for stock-based awards to employees (see Note 8) except that a volatility of 0.80 was used. Assigned values of $78,000 and $17,000 associated with these warrant issuances were recorded as common stock in 1998 and 1999, respectively and are being amortized as interest expense over the term of the lease and bank agreements. Costs associated with earlier periods were immaterial.

     In connection with consulting services, the Company issued warrants to purchase 8,000 and 50,000 shares in January and February 2000, respectively (unaudited). The warrants expire in January and February 2005, respectively, and have an exercise price of $5.00 per share. The aggregate assigned value of $30,000 associated with the warrant issued in January 2000 was computed using the Black-Scholes valuation model and was amortized over the period the services were rendered. The fair value of the warrant issued in February 2000 to purchase 50,000 shares will be computed as the warrant vests upon achieving certain performance milestones and accordingly no value was assigned upon issuance of this warrant.

COMMON STOCK

     At the inception of the Company, certain founders, employees, directors and consultants purchased 20,000,000 shares of the Company's common stock. Transmeta has not paid dividends with respect to the common stock. In the event of liquidation of the Company, the holders of common stock are entitled to distributions on a pro rata basis with the preferred stockholders, subject to a cap in the case of preferred stockholders, after the preferred stockholders have received their preferential amounts.

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

     Transmeta's Certificate of Incorporation provides that the Company must at all times reserve a number of shares of its common stock that would be sufficient to effect the conversion of all outstanding shares of preferred stock as well as exercises of outstanding warrants and employee and consultant options granted. Shares reserved for future issuance are as follows:

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1999            2000
                                                     ------------    -------------
                                                                      (UNAUDITED)
Preferred stock conversion.........................   59,094,342      73,174,342
Warrants outstanding...............................    2,088,432       2,066,432
Options outstanding................................    8,694,960      14,775,142
Future option grants...............................    6,094,136       1,007,414
                                                      ----------      ----------
                                                      75,971,870      91,023,330
                                                      ==========      ==========
Shares subject to repurchase.......................    5,296,994       6,343,916
                                                      ==========      ==========

     Transmeta's equity incentive plans permit holders of options granted prior to March 1999 and holders of non-plan grants to exercise stock options before they are vested. Common stock issued in connection with these exercises is subject to repurchase at the exercise price until vesting occurs. Notes issued by employees to exercise stock options bear interest at rates ranging from 4.47% to 6.69% and have terms of five years. All notes are full recourse and are recorded as a reduction of stockholders' equity when issued.

8. STOCK-BASED COMPENSATION

STOCK OPTION PLANS

     Transmeta has two stock option plans. The 1995 Equity Incentive Plan and the 1997 Equity Incentive Plan (the "Plans") were adopted on September 5, 1995 and July 11, 1997, respectively. The Plans provide for the grant to employees of incentive stock options ("ISOs") and the grant to employees, directors and consultants of nonstatutory stock options. As of September 30, 2000 (unaudited), the maximum number of common shares available under the Plans was 26.0 million.

     Options granted under the Plans may be designated as "ISO," or "nonstatutory stock options" at the discretion of Transmeta, with exercise prices not less than the fair market value at the date of grant. Options generally vest 25% on the first anniversary of the vesting start date and then monthly over the next three years. Options expire ten years from the grant date.

NON-PLAN GRANTS

     Transmeta has from time to time granted options outside of the Plans ("non-plan stock options"). There were non-plan stock options for an aggregate of 970,000, 3,470,000 and 8,020,000 shares of common stock authorized and granted as of December 31, 1998 and 1999 and September 30, 2000 (unaudited), respectively.

     In connection with a severance agreement, the Company extended repayment terms of a note receivable secured by shares exercised from options previously granted. In accordance with FIN 44, the Company remeasured the value of the options based upon the then fair value of the stock as determined by the Board of Directors. The resulting additional charge of $945,000 was expensed as compensation and recorded as common stock.

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

STOCK OPTION SUMMARY

     The following is a summary of the Company's stock option activity under the Plans and outside the Plans, and related information:

                                                              OPTIONS OUTSTANDING
                                              ---------------------------------------------------
                                                                           WEIGHTED     WEIGHTED
                                                SHARES                     AVERAGE      AVERAGE
                                               AVAILABLE       NUMBER      EXERCISE    GRANT DATE
                                               FOR GRANT     OF SHARES      PRICE      FAIR VALUE
                                              -----------    ----------    --------    ----------
Balance at December 31, 1996................      600,000     7,400,000     $0.04
  Additional shares reserved................    4,000,000            --
  Options granted...........................   (4,531,800)    4,531,800     $0.16        $ 0.05
  Options exercised.........................           --    (2,057,732)    $0.08
  Options canceled..........................           --       (60,000)    $0.05
                                              -----------    ----------
Balance at December 31, 1997................       68,200     9,814,068     $0.07
  Additional shares reserved................    4,970,000            --
  Options granted...........................   (4,602,000)    4,602,000     $0.54        $ 0.10
  Options exercised.........................           --    (7,757,748)    $0.15
  Options canceled..........................      129,998      (348,334)    $0.12
  Bonus shares distributed..................      (68,000)           --
                                              -----------    ----------
Balance at December 31, 1998................      498,198     6,309,986     $0.31
  Additional shares reserved................   12,500,000            --
  Options granted...........................   (8,067,000)    8,067,000     $0.95        $ 0.25
  Options exercised.........................           --    (4,832,696)    $0.47
  Options canceled..........................      606,666      (849,330)    $0.56
  Options repurchased.......................      556,272            --
                                              -----------    ----------
Balance at December 31, 1999................    6,094,136     8,694,960     $0.79
  Additional shares reserved (unaudited)....    7,550,000            --
  Options granted (unaudited)...............  (12,974,000)   12,974,000     $5.21        $ 4.78
  Options exercised (unaudited).............           --    (5,616,034)    $2.75
  Options canceled (unaudited)..............      277,776    (1,277,784)    $3.66
  Options repurchased (unaudited)...........       59,502            --
                                              -----------    ----------
Balance at September 30, 2000 (unaudited)...    1,007,414    14,775,142     $3.68
                                              ===========    ==========

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

     The exercise prices for options outstanding and exercisable as of December 31, 1999 and their weighted average remaining contractual lives were as follows:

                                          OUTSTANDING
                           -----------------------------------------
                                         WEIGHTED AVERAGE   WEIGHTED            EXERCISABLE
                                            REMAINING       AVERAGE    ------------------------------
                             SHARES      CONTRACTUAL LIFE   EXERCISE     SHARES      WEIGHTED AVERAGE
RANGE OF EXERCISE PRICES   OUTSTANDING       (YEARS)         PRICE     EXERCISABLE    EXERCISE PRICE
------------------------   -----------   ----------------   --------   -----------   ----------------
       As of December 31, 1999:
         $0.04              1,130,926          6.3           $0.04      1,130,926         $0.04
     $0.13 - $0.19            863,934          7.8           $0.14        380,856         $0.13
     $0.50 - $1.25          5,651,100          9.1           $0.65        462,650         $0.62
     $2.50 - $3.00          1,049,000          9.8           $2.87             --         $  --
                            ---------                                   ---------
     $0.04 - $3.00          8,694,960          8.7           $0.79      1,974,432         $0.19
                            =========                                   =========

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for its employee and director stock-based awards because, as discussed below, the alternative fair value accounting provided for under SFAS 123, requires use of option valuation models that were not developed for use in valuing employee stock-based awards. Under APB Opinion No. 25, the Company generally recognizes no compensation expense with respect to awards if the exercise price equals or exceeds the fair value of the underlying security on the date of grant and other terms are fixed. The Company recorded deferred stock compensation of $38.1 million during the nine months ended September 30, 2000 (see Note 12).

     The fair value for these awards was estimated at the date of grant using an option pricing model. Option pricing models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's stock-based awards have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock-based awards. The fair value of options granted was determined using the minimum value method and the following weighted average assumptions:

                                                           YEARS ENDED
                                                          DECEMBER 31,
                                                     -----------------------
                                                     1997     1998     1999
                                                     -----    -----    -----
Expected volatility................................   N/A      N/A      N/A
Expected life of options in years..................    4        4        4
Risk-free interest rate............................  6.0%     4.70%    6.10%
Expected dividend yield............................    0        0        0

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

     For purposes of pro forma disclosures, the estimated fair value of options is amortized to pro forma expense over the option's vesting period. Pro forma information follows:

                                                    YEARS ENDED DECEMBER 31,
                                             --------------------------------------
                                                1997          1998          1999
                                             ----------    ----------    ----------
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss
  As reported..............................   $(16,187)     $(10,090)     $(41,089)
  Pro forma................................   $(16,212)     $(10,196)     $(41,601)
Net loss per share -- basic and diluted
  As reported..............................   $  (0.79)     $  (0.44)     $  (1.51)
  Pro forma................................   $  (0.79)     $  (0.44)     $  (1.53)

     The following table presents the computation of basic and diluted and pro forma basic and diluted net loss per share:

                                                                              NINE MONTHS ENDED
                                          YEARS ENDED DECEMBER 31,              SEPTEMBER 30,
                                      --------------------------------    --------------------------
                                        1997        1998        1999         1999           2000
                                      --------    --------    --------    -----------    -----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                          (UNAUDITED)    (UNAUDITED)
Basic and diluted:
  Net loss..........................  $(16,187)   $(10,090)   $(41,089)    $(27,990)      $(71,464)
                                      ========    ========    ========     ========       ========
Basic and diluted:
  Weighted average shares
     outstanding....................    20,636      25,402      33,154       32,709         37,984
  Less: Weighted average shares
     subject to repurchase..........       (60)     (2,328)     (5,918)      (6,002)        (6,332)
                                      --------    --------    --------     --------       --------
  Weighted average shares used in
     computing basic and diluted net
     loss per share.................    20,576      23,074      27,236       26,707         31,652
                                      ========    ========    ========     ========       ========
Net loss per share -- basic and
  diluted...........................  $  (0.79)   $  (0.44)   $  (1.51)    $  (1.05)      $  (2.26)
                                      ========    ========    ========     ========       ========
Pro forma basic and diluted:
  Shares used above.................                            27,236                      31,652
  Pro forma adjustment to reflect
     weighted-average effect of the
     assumed conversion of
     convertible preferred stock....                            52,328                      68,378
                                                              --------                    --------
  Shares used in computing pro forma
     net loss per share.............                            79,564                     100,030
                                                              ========                    ========
  Pro forma net loss per
     share -- basic and diluted.....                          $  (0.52)                   $  (0.71)
                                                              ========                    ========

     The Company has excluded all outstanding stock options and shares subject to repurchase from the calculation of basic and diluted net loss per share because these securities are antidilutive for all periods presented. Options and warrants to purchase 11,224,500, 8,330,418, 10,783,392, 10,018,431 and
12,112,503 shares of common stock, determined using the treasury stock method, for the years ended December 31, 1997, 1998 and 1999 and the nine months ended September 30, 1999 (unaudited) and 2000 (unaudited), respectively, were not included in the computation of diluted net loss per share because the effect would be

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

antidilutive. These securities, had they been dilutive, would have been included in the computation of diluted net loss per share using the treasury stock method.

9. INCOME TAXES

     In 1998 and 1999, the Company recorded tax provisions of $2.0 million and $500,000, respectively. These taxes were withheld from license revenue received from Toshiba in accordance with the United States-Japan tax treaty. No tax provision was recorded during the nine months ended September 30, 2000 (unaudited). The Company has incurred operating losses in all periods that have not been tax benefited.

     Deferred income taxes reflect the net tax effect of operating loss and tax credit carryforwards and temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and consist of:

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Federal operating loss carryforwards........................   $  8,300      $ 18,900
State operating loss carryforwards..........................      1,300         2,200
Federal tax credit carryforwards............................      1,200         2,200
State tax credit carryforwards..............................        900         1,450
Non-deductible reserves and capitalized expenses............        740           960
                                                               --------      --------
                                                                 12,440        25,710
Valuation allowance.........................................    (12,440)      (25,710)
                                                               --------      --------
Net deferred tax assets.....................................   $     --      $     --
                                                               ========      ========

     Based upon the weight of available evidence, which includes the Company's historical operating performance, the Company has always provided a full valuation allowance against its net deferred tax assets as it is not more likely than not that the deferred tax assets will be realized. The valuation allowance increased by $3.0 million and $13.3 million during 1998 and 1999, respectively.

     The federal operating loss and tax credit carryforwards listed above will expire between 2010 and 2019, if not previously utilized. The state operating loss and tax credit carryforwards will expire beginning in 2003, if not previously utilized. Because of certain ownership change rules under federal and state tax rules, approximately $5.0 million of the December 31, 1999 tax-effected amounts of federal and state operating loss and tax credit carryforwards listed above are not immediately available to offset future tax liabilities. These amounts will be available through 2002. The Company's planned initial public offering should not result in further limitations on the use of tax carryforwards.

10. EMPLOYEE BENEFIT PLAN

     Transmeta has an Employee Savings and Retirement Plan (the "Benefit Plan") under Section 401(k) of the Internal Revenue Code for its eligible employees. The Benefit Plan is available to all of Transmeta's employees who meet minimum age requirements, and provides employees with tax deferred salary deductions and alternative investment options. Employees may contribute up to 15% of their eligible earnings, subject to certain limitations. There have been no matching contributions by the Company under the Benefit Plan.

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

11. SUBSEQUENT EVENTS

TOSHIBA TECHNOLOGY LICENSE AGREEMENT AMENDMENT

     On February 17, 2000, Transmeta and Toshiba amended their technology license agreement. Toshiba relinquished certain of the worldwide license rights previously obtained from Transmeta in exchange for 1,200,000 shares of Transmeta common stock. The value of the stock, $6,750,000, has been recorded on the balance sheet as a deferred charge under license agreement and is being amortized on a straight-line basis over the remaining initial license term of three years.

REINCORPORATION

     Effective October 26, 2000, Transmeta reincorporated as a Delaware corporation. Share capital information for all periods has been retroactively adjusted to reflect the par value of common and preferred stock and amounts of additional paid-in-capital.

STOCK SPLIT

     On October 26, 2000, Transmeta effected a 2 for 1 stock split of its common stock. Common share amounts, per common share amounts, and the preferred stock conversion rates retroactively reflect the stock split. As a result of the stock split, the preferred stock is convertible to common stock at the following split-adjusted ratios: Series B, C, and D at 4 for 1, and Series E, F and G at 2 for 1.

12. SUBSEQUENT EVENTS (UNAUDITED)

REGISTRATION STATEMENT

     On August 14, 2000, the Board of Directors authorized the Company to file a registration statement with the U.S. Securities and Exchange Commission for an initial public offering ("IPO") of its common stock.

     If the offering is consummated under the terms presently anticipated, all of the convertible preferred stock outstanding as of September 30, 2000 will convert into 73,174,342 shares of common stock upon the closing of the IPO. The effect of this conversion has been reflected in unaudited pro forma stockholders' equity in the accompanying consolidated balance sheet at September 30, 2000.

DEFERRED COMPENSATION

     Transmeta has recorded deferred stock compensation of $38,135,000 during the nine months ended September 30, 2000, representing the aggregate difference between the exercise prices of the options and the deemed fair values of common stock subject to the options as of the respective measurement dates. These amounts are being amortized by charges to operations, using the graded vesting method, over the four year vesting periods of the individual stock options. During the nine month period ended September 30, 2000, the Company recorded $7,107,000 of amortization expense related to deferred stock compensation.

RELATED PARTY TRANSACTIONS

     Certain founders of Transmeta received loans from the Company in May 2000. The notes received as consideration for these loans, aggregating $5,250,000, are non-recourse and are secured by a total of 1,050,000 shares of common stock held by the founders. The shares were originally issued and vested in 1995. The notes accrete interest, compounded annually, at 6.4% and are due in May 2005.

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

NONCUMULATIVE CONVERTIBLE PREFERRED STOCK

     Transmeta sold shares of Series G preferred stock subsequent to December 31, 1999. The particulars are as follows:

          NUMBER OF
           SHARES      PRICE                  DIVIDEND
         ISSUED AND     PER         NET         PER      LIQUIDATION
SERIES   OUTSTANDING   SHARE     PROCEEDS      SHARE     PREFERENCES
------   -----------   ------   -----------   --------   -----------
 G        7,040,000    $12.50   $87,942,000    $1.00       $12.50

     Each share of Series G preferred stock is convertible at the holder's option into two shares of common stock, and this conversion ratio is subject to adjustment under antidilution provisions as stated in the Company's Certificate of Incorporation. Each share of preferred stock will automatically convert into a share of common stock at the then-effective conversion price immediately upon the closing of the sale of the Company's common stock in a firm commitment, underwritten public offering registered under the Securities Act of 1933 at an offering price to the public equal to or exceeding $6.70 per share of common stock and resulting in aggregate gross proceeds to the Company of at least $25 million.

     The holder of each share of Series G preferred stock is entitled to receive, when and as declared by the Board of Directors, noncumulative dividends. Through September 30, 2000 (unaudited), no dividends had been declared.

     The Series G preferred stockholders are entitled to liquidation preferences, adjusted for any combinations, consolidations or stock splits with respect to their shares and, in addition, an amount equal to all declared but unpaid dividends for each share of Series G preferred stock then held. After payment of these liquidation preferences, any remaining assets would be distributed to the holders of common stock and Series B, C, D, E, F and G preferred stock on a pro rata basis as if the Series B, C, D, E, F and G preferred stock were converted into common stock at the then applicable conversion price for each respective series of preferred stock until the holders of the preferred stock received an aggregate amount equal to $3.50, $5.303, $10.606, $12.7272, $21.2121 and $26.5151, respectively, per share (plus an amount equal to all declared but unpaid dividends on the preferred stock).

     The holders of preferred shares are entitled to the number of votes that they would have upon conversion of their preferred shares into common shares.

2000 EMPLOYEE STOCK PURCHASE PLAN

     Transmeta adopted the 2000 Employee Stock Purchase Plan (the "Purchase Plan") in September 2000. It allows employees to designate up to 15% of their total compensation to purchase shares of the Company's common stock at 85% of fair market value. The Company has reserved 2,000,000 shares of common stock for issuance under the Purchase Plan.

2000 EQUITY INCENTIVE PLAN

     Transmeta adopted the 2000 Equity Incentive Plan in September 2000 which will serve as the successor to the 1997 Equity Incentive Plan. The 2000 Equity Incentive Plan authorizes the award of options, restricted stock and stock bonuses and provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. The exercise price of the incentive stock options must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of the fair

                             TRANSMETA CORPORATION

       INFORMATION AS OF SEPTEMBER 30, 2000 AND FOR THE NINE MONTHS ENDED
                    SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED

market value of the common stock on the date of grant. The maximum term of the options granted is ten years. The Company has reserved 7,000,000 shares of common stock under this plan.

LEASE AGREEMENTS

     On July 15, 2000, Transmeta entered into a lease agreement for additional building space. The lease agreement is for one year with no option to renew. Monthly payments are $56,000 over the lease term.

IBM TECHNOLOGY LICENSE AGREEMENT AMENDMENT

     On September 28, 2000, Transmeta and IBM agreed to a further amendment to their technology license agreement. IBM relinquished the right to receive certain contingent payments in exchange for a fixed commitment to pay $5.0 million, of which $2.5 million is due on October 31, 2000, and $2.5 million is due on the earlier of the completion of this offering or March 31, 2001. These payments will be recorded as additional deferred charges under license agreements and will be amortized over the then remaining term of the original license agreement through December 2003.

                                [TRANSMETA LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses, other than the underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee.........  $   52,800
National Association of Securities Dealers, Inc. filing
  fee.......................................................      20,500
Nasdaq National Market listing fee..........................      95,000
Blue sky and NASD expenses..................................       5,000
Transfer agent and registrar fees...........................      15,000
Accounting fees and expenses................................     550,000
Legal fees and expenses.....................................     500,000
Printing expenses...........................................     250,000
Miscellaneous...............................................      11,700
                                                              ----------
  Total.....................................................  $1,500,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933 (the "Securities Act").

     As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of a director for monetary damages resulting from breach of his fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to the Registrant or its stockholders;

     - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

     - for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Registrant's bylaws provide that:

     - the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions where indemnification is not permitted by applicable law;

     - the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

     - the rights conferred in the bylaws are not exclusive.

     In addition, the Registrant has entered into indemnity agreements with each of its current directors and officers. These agreements will provide for the indemnification of the Registrant's officers and directors for all expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

     The Registrant has obtained directors' and officers' insurance to cover its directors, officers and some of its employees for certain liabilities, including public securities matters.

     Reference is also made to Sections 7 and 8 of the Underwriting Agreement (Exhibit 1.01 hereto), which provides for indemnification by the Underwriters of the Registrant and its executive officers and directors for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

     See also the undertakings set out in response to Item 17.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                      EXHIBIT DOCUMENT                        NUMBER
                      ----------------                        ------
Underwriting Agreement......................................   1.01
Registrant's Certificate of Incorporation...................   3.01
Form of Registrant's First Amended and Restated Certificate
  of Incorporation..........................................   3.03
Form of Registrant's Second Amended and Restated Certificate
  of Incorporation to be effective after the closing of this
  offering..................................................   3.04
Registrant's Bylaws as adopted July 31, 2000................   3.05
Form of Registrant's Bylaws to be effective prior to
  completion of this offering...............................   3.06
Fifth Restated Investors' Rights Agreement dated March 31,
  2000, between Registrant, certain stockholders and a
  convertible note holder named therein.....................   4.02
Form of Indemnity Agreement.................................  10.01

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     In the three years prior to the filing of this Registration Statement, the Registrant issued and sold the following unregistered securities, all of which reflect the two-for-one common stock split effected in May 1998 and the two-for-one common stock split to be effected before this offering:

          1. In September and November 1997, the Registrant issued and sold a total of 2,462,400 shares of Series D preferred stock to a group of 8 venture capital and investment funds for a total purchase price of $6,156,000, all of which was paid in cash.

          2. In June and July 1998, the Registrant issued and sold a total of 4,999,999 shares of Series E preferred stock to a group of 48 investors, consisting of 19 individual investors, one corporate investor and 28 venture capital and investment funds for a total purchase price of $29,999,994, all of which was paid in cash.

          3. In March 1999, the Registrant issued a warrant to Aisys Corporation to purchase up to 68,000 shares of common stock at $3.00 per share as partial consideration for consulting services. The warrant is exercisable until March 18, 2004.

          4. In July 1999, the Registrant issued and sold a total of 7,692,500 shares of Series F preferred stock to a group of 36 investors, consisting of 13 individual investors and 23 venture capital and investment funds for a total purchase price of $76,925,000, all of which was paid in cash.

          5. In December 1997, the Registrant issued a Convertible Promissory Note to IBM in the principal amount of $600,000. The note was convertible into $6 million of common stock at a conversion price equal to the initial public offering price. In October 1999, the Registrant exchanged this note with a Restated and Amended Convertible Promissory Note in the principal amount of $600,000. The Amended and Restated Convertible Promissory Note is convertible into 1,200,000 shares of common stock.

          6. In July 1999, the Registrant issued 20,000 shares of common stock, valued at $1.75 per share, to George Bolton in consideration for consulting services rendered.

          7. In January 2000, the Registrant issued a warrant to IDEO Product Development Inc. to purchase up to 8,000 shares of common stock at $5.00 per share, exercisable upon the delivery by January 17, 2000 of a product concept model using the Registrant's product as described in the warrant. The warrant expires January 14, 2005.

          8. In February 2000, the Registrant issued a warrant to Uniwill Corporation to purchase up to 50,000 shares of common stock at $5.00 per share, exercisable in various amounts from September 30, 2000 to February 28, 2001 upon the completion of development milestones as described in the warrant. The warrant expires February 1, 2005.

          9. In February 2000, the Registrant issued and sold 1,200,000 shares of common stock to Toshiba Corporation in consideration for entering into the Restated and Amended Technology License Agreement dated February 17, 2000.

          10. In April 2000, the Registrant issued and sold a total of 7,040,000 shares of Series G preferred stock to a group of 71 investors, consisting of 22 individual investors, 14 corporate investors including a company controlled by one of the Registrant's directors and 35 venture capital and investment funds for a total purchase price of $88,000,000, all of which was paid in cash.

          11. Since January 1, 1997, the Registrant has granted each of the following lenders a warrant to purchase shares of common stock as presented in the table below, as partial consideration for the financing of equipment used by the Registrant:

                                                         PER SHARE
                                             WARRANT      EXERCISE      DATE OF    EXPIRATION
              WARRANT HOLDER                 SHARES        PRICE        ISSUANCE      DATE
              --------------                 -------   --------------   --------   ----------
Venture Lending & Leasing, Inc.............  160,000       $1.25         4/07/97    03/31/03
Comdisco, Inc..............................  144,000       $1.25         4/05/97    04/05/07
Phoenix Leasing Incorporated...............  160,000       $1.25         8/15/97    08/15/07
Quickturn Design Systems Incorporated......  125,032       $1.25         1/16/98    12/31/07
Venture Lending & Leasing, Inc.............   96,000       $1.25         4/29/98    03/31/04
Venture Lending & Leasing II, Inc..........  224,000       $1.25         4/29/98    03/31/04
Pentech Financial Services, Inc............  240,000       $1.25         4/01/98    04/01/08
Transamerica Business Credit Corporation...   50,000       $3.00         5/21/98    05/21/05

          12. Since January 1, 1997, the Registrant issued and sold to each of the following officers, directors and employees of Registrant, on the exercise dates below, the number of shares of common stock shown below pursuant to exercises of non-plan options granted on the dates shown below:

                                    EXERCISE    NUMBER       PRICE     PROMISSORY     OPTION
               NAME                   DATE     OF SHARES   PER SHARE   NOTE AMOUNT     DATE
               ----                 --------   ---------   ---------   -----------   --------
R. Hugh Barnes....................  12/18/98     100,000     $ .65     $   65,000    11/20/98
                                    12/18/98      20,000     $ .65     $   13,000    11/20/98
Murray A. Goldman.................  12/18/98     100,000     $ .65     $   65,000    11/20/98
                                    12/18/98     200,000     $ .65     $  130,000    11/20/98
                                     3/24/99     500,000     $ .65     $  325,000     3/19/99
Daniel E. Steimle.................  12/18/98     550,000     $ .65     $  357,500    11/23/98
                                     3/24/99     500,000     $ .65     $  325,000     3/19/99
David R. Ditzel...................   3/24/99     500,000     $ .65     $  325,000     3/19/99
Douglas A. Laird..................   3/24/99     500,000     $ .65     $  325,000     3/19/99
James N. Chapman..................   3/24/99     500,000     $ .65     $  325,000     3/19/99
Mark K. Allen.....................   1/17/00   2,000,000     $3.00     $6,000,000     1/04/00
David P. Jensen...................   3/06/00     550,000     $3.63     $1,933,750     2/18/00
Merle A. McClendon................   8/03/00   1,100,000     $6.00     $6,600,000     7/21/00

          13. In August 2000, the Registrant issued 80,000 shares of common stock to CPU Technology, Inc. upon exercise of a warrant that was granted in August 1996 as partial consideration for services. The exercise price of $.63 per share was paid in cash.

          14. As of September 30, 2000, the Registrant had issued 6,871,400 shares of common stock to its employees, directors, consultants and other service providers upon exercise of options under the Registrant's 1995 Equity Incentive Plan, with exercise prices ranging from $.03 to $.04 per share.

          15. As of September 30, 2000, the Registrant had issued 6,272,810 shares of common stock to its employees, directors, consultants and other service providers upon exercise of options under the Registrant's 1997 Equity Incentive Plan, with exercise prices ranging from $.13 to $3.00 per share. In addition, in May 1998, the Registrant issued a total of 68,000 shares of common stock to 34 of its employees under the Registrant's 1997 Equity Incentive Plan.

     The sales and issuances of securities listed above, other than the sales and issuances in Items 14 and 15 were determined to be exempt from registration under Section 4(2) of the Securities Act or Regulation D thereunder as transactions by an issuer not involving a public offering. The sales and issuances of securities listed above in Items 14 and 15 were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) EXHIBITS

     The following exhibits are filed herewith:


EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
 1.01     Form of Underwriting Agreement.*
 3.01     Registrant's Certificate of Incorporation.*
 3.02     Amendment to Registrant's Certificate of Incorporation.*
 3.03     Registrant's First Amended and Restated Certificate of
          Incorporation.*
 3.04     Form of Registrant's Second Amended and Restated Certificate
          of Incorporation to be effective after the closing of this offering.*
 3.05     Registrant's Bylaws.*
 3.06     Registrant's Restated Bylaws.*
 4.01     Specimen Common Stock Certificate.*
 4.02     Fifth Restated Investors' Rights Agreement dated March 31,
          2000, between Registrant, certain stockholders and a
          convertible note holder named therein.*
 4.03     Form of Piggyback Registration Rights Agreement.*
 5.01     Opinion of Fenwick & West LLP.**
10.01     Form of Indemnity Agreement.*
10.02     Registrant's 1995 Equity Incentive Plan.*
10.03     Registrant's 1997 Equity Incentive Plan.*
10.04     Registrant's 2000 Equity Incentive Plan.*
10.05     Registrant's 2000 Employee Stock Purchase Plan.*
10.06     Form of Option granted to Mark K. Allen and related
          documents.*
10.07     Agreement for Purchase and Sale of Custom Semiconductor
          Products, effective December 12, 1997, between International
          Business Machines Corporation and Registrant.+
10.08     Lease Agreement, dated November 1, 1995, between John
          Arrillaga, as trustee of John Arrillaga Family Trust,
          Richard T. Peery, as trustee of Richard T. Peery Separate
          Property Trust, and Registrant, as amended by Amendment No.
          1, dated January 29, 1997, and Amendment No. 2, dated April
          2, 1998, between John Arrillaga, as trustee of John
          Arrillaga Survivor's Trust (successor in interest to the
          Arrillaga Family Trust), Richard T. Peery, as trustee of
          Richard T. Peery Separate Property Trust, and Registrant.*

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
10.09     Lease Agreement, dated January 29, 1997, between John
          Arrillaga, as trustee of John Arrillaga Family Trust,
          Richard T. Peery, as trustee of Richard T. Peery Separate
          Property Trust, and Registrant, as amended by Amendment No.
          1, dated April 2, 1998, between John Arrillaga, as trustee of John Arrillaga Survivor's Trust (successor in interest to the Arrillaga Family Trust), Richard T. Peery, as trustee of
          Richard T. Peery Separate Property Trust, and Registrant.*
10.10     Lease Agreement, dated April 2, 1998, between John
          Arrillaga, as trustee of John Arrillaga Survivor's Trust,
          Richard T. Peery, as trustee of Richard T. Peery Separate
          Property Trust, and Registrant.*
10.11     Lease Agreement, dated April 2, 1998, between John
          Arrillaga, as trustee of John Arrillaga Survivor's Trust,
          Richard T. Peery, as trustee of Richard T. Peery Separate
          Property Trust, and Registrant.*
10.12     Sublease Agreement, dated as of October 28, 1998, between
          Registrant and Mitel, Inc.*
10.13     Sublease Agreement, dated as of April 28, 1999, between
          Registrant and Xuan Nguyen dba World Marketing Alliance.*
10.14     Sublease Agreement, dated as of November 1, 1999, between
          Registrant and Moscape, Inc.*
10.15     Sublease Agreement, dated as of June 15, 2000, between
          Registrant and Bitlocker, Inc.*
10.16     Right of First Offer and Observation Rights Agreement, dated as of June 17, 1998, between Registrant and Van Wagoner
          Capital Management.*
10.17     Form of Stock Option Agreement under Registrant's 2000
          Equity Incentive Plan.*
10.18     Form of Stock Option Agreement (for Non-Employee Directors)
          under Registrant's 2000 Equity Incentive Plan.*
21.01     Subsidiaries of the Registrant.*
23.01     Consent of Fenwick & West LLP (included in Exhibit 5.01).**
23.02     Consent of Ernst & Young LLP, independent auditors.*
24.01     Power of Attorney.*
24.02     Power of Attorney.*
27.01     Financial Data Schedule.*


------------
 * Previously filed.

** To be filed by amendment.

 + Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

(b) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item
14 -- Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 1st day of November, 2000.


                                          TRANSMETA CORPORATION

                                          By:    /s/ MERLE A. MCCLENDON
                                            ------------------------------------
                                                     Merle A. McClendon
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                          *                              Chief Executive Officer      November 1, 2000
-----------------------------------------------------    and Director [Principal
                   David R. Ditzel                         Executive Officer]

               /s/ MERLE A. MCCLENDON                  Chief Financial Officer and    November 1, 2000
-----------------------------------------------------           Secretary
                 Merle A. McClendon                       [Principal Financial
                                                          Officer and Principal
                                                           Accounting Officer]

                          *                            President, Chief Operating     November 1, 2000
-----------------------------------------------------     Officer and Director
                    Mark K. Allen

                          *                                     Director              November 1, 2000
-----------------------------------------------------
                   R. Hugh Barnes

                          *                                     Director              November 1, 2000
-----------------------------------------------------
                  Murray A. Goldman

                          *                                     Director              November 1, 2000
-----------------------------------------------------
                   Paul M. McNulty

                          *                                     Director              November 1, 2000
-----------------------------------------------------
                   William P. Tai

                          *                                     Director              November 1, 2000
-----------------------------------------------------
                   T. Peter Thomas

                          *                                     Director              November 1, 2000
-----------------------------------------------------
                   Larry R. Carter

             *By: /s/ MERLE A. MCCLENDON                    Attorney-in-fact          November 1, 2000
  ------------------------------------------------
                 Merle A. McClendon

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
   1.01   Form of Underwriting Agreement.*
   3.01   Registrant's Certificate of Incorporation.*
   3.02   Amendment to Registrant's Certificate of Incorporation.*
   3.03   Registrant's First Amended and Restated Certificate of
          Incorporation.*
   3.04   Form of Registrant's Second Amended and Restated Certificate
          of Incorporation to be effective after the closing of this offering.*
   3.05   Registrant's Bylaws.*
   3.06   Registrant's Restated Bylaws.*
   4.01   Specimen Common Stock Certificate.*
   4.02   Fifth Restated Investors' Rights Agreement dated March 31,
          2000, between Registrant, certain stockholders and a
          convertible note holder named therein.*
   4.03   Form of Piggyback Registration Rights Agreement.*
   5.01   Opinion of Fenwick & West LLP.**
  10.01   Form of Indemnity Agreement.*
  10.02   Registrant's 1995 Equity Incentive Plan.*
  10.03   Registrant's 1997 Equity Incentive Plan.*
  10.04   Registrant's 2000 Equity Incentive Plan.*
  10.05   Registrant's 2000 Employee Stock Purchase Plan.*
  10.06   Form of Option granted to Mark K. Allen and related
          documents.*
  10.07   Agreement for Purchase and Sale of Custom Semiconductor
          Products, effective December 12, 1997, between International
          Business Machines Corporation and Registrant.+
  10.08   Lease Agreement, dated November 1, 1995, between John
          Arrillaga, as trustee of John Arrillaga Family Trust,
          Richard T. Peery, as trustee of Richard T. Peery Separate
          Property Trust, and Registrant, as amended by Amendment No.
          1, dated January 29, 1997, and Amendment No. 2, dated April
          2, 1998, between John Arrillaga, as trustee of John
          Arrillaga Survivor's Trust (successor in interest to the
          Arrillaga Family Trust), Richard T. Peery, as trustee of
          Richard T. Peery Separate Property Trust, and Registrant.*
  10.09   Lease Agreement, dated January 29, 1997, between John
          Arrillaga, as trustee of John Arrillaga Family Trust,
          Richard T. Peery, as trustee of Richard T. Peery Separate
          Property Trust, and Registrant, as amended by Amendment No.
          1, dated April 2, 1998, between John Arrillaga, as trustee of John Arrillaga Survivor's Trust (successor in interest to the Arrillaga Family Trust), Richard T. Peery, as trustee of
          Richard T. Peery Separate Property Trust, and Registrant.*
  10.10   Lease Agreement, dated April 2, 1998, between John
          Arrillaga, as trustee of John Arrillaga Survivor's Trust,
          Richard T. Peery, as trustee of Richard T. Peery Separate
          Property Trust, and Registrant.*
  10.11   Lease Agreement, dated April 2, 1998, between John
          Arrillaga, as trustee of John Arrillaga Survivor's Trust,
          Richard T. Peery, as trustee of Richard T. Peery Separate
          Property Trust, and Registrant.*
  10.12   Sublease Agreement, dated as of October 28, 1998, between
          Registrant and Mitel, Inc.*
  10.13   Sublease Agreement, dated as of April 28, 1999, between
          Registrant and Xuan Nguyen dba World Marketing Alliance.*
  10.14   Sublease Agreement, dated as of November 1, 1999, between
          Registrant and Moscape, Inc.*
  10.15   Sublease Agreement, dated as of June 15, 2000, between
          Registrant and Bitlocker, Inc.*
  10.16   Right of First Offer and Observation Rights Agreement, dated as of June 17, 1998, between Registrant and Van Wagoner
          Capital Management.*
  10.17   Form of Stock Option Agreement under Registrant's 2000
          Equity Incentive Plan.*
  10.18   Form of Stock Option Agreement (For Non-Employee Directors)
          under Registrant's 2000 Equity Incentive Plan.*

EXHIBIT
NUMBER                           EXHIBIT TITLE
-------                          -------------
  21.01   Subsidiaries of the Registrant.*
  23.01   Consent of Fenwick & West LLP (included in Exhibit 5.01).**
  23.02   Consent of Ernst & Young LLP, independent auditors.*
  24.01   Power of Attorney.*
  24.02   Power of Attorney.*
  27.01   Financial Data Schedule.*


------------
 * Previously filed.

** To be filed by amendment.

 + Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.